                                                  REGISTRATION NO. 33-59225

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       THE BANK OF NEW YORK COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW YORK                         6711                   13-2614959
  (STATE OF OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                                 48 WALL STREET
                            NEW YORK, NEW YORK 10286
                                 (212) 495-1784
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                           PHEBE C. MILLER, SECRETARY
                                 48 WALL STREET
                            NEW YORK, NEW YORK 10286
                                 (212) 635-1643
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                WITH COPIES TO:
  H. RODGIN COHEN, ESQ.   PAUL A. IMMERMAN, ESQ.      PAUL G. HUGHES, ESQ.
   SULLIVAN & CROMWELL    THE BANK OF NEW YORK        CUMMINGS & LOCKWOOD
   125 BROAD STREET         ONE WALL STREET           FOUR STAMFORD PLAZA
NEW YORK, NEW YORK 10004  NEW YORK, NEW YORK 10286  STAMFORD, CONNECTICUT 06904

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       THE BANK OF NEW YORK COMPANY, INC.

                               ----------------

  CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS

 ITEM                                                       CAPTION OR LOCATION IN PROXY
 UMBERN                     CAPTION                             STATEMENT PROSPECTUS
- ------                      -------                     ------------------------------------
   1     Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus.......  Outside Front Cover Page
   2     Inside Front and Outside Back Cover Pages of
         Prospectus...................................  Available Information; Incorporation
                                                        of Certain Documents by Reference;
                                                        Table of Contents
   3     Risk Factors, Ratio of Earnings to Fixed
         Charges, and Other Information...............  Summary
   4     Terms of the Transaction.....................  Summary; The Merger; Certain Related
                                                        Transactions; Description of BNY
                                                        Capital Stock; Certain Differences
                                                        in the Rights of BNY and PTC
                                                        Shareholders
   5     Pro Forma Financial Information..............  Not Applicable
   6     Material Contacts with the Company Being
         Acquired.....................................  The Merger; Certain Related
                                                        Transactions
   7     Additional Information Required for
         Reoffering by Persons and Parties Deemed to
         be Underwriters..............................  Not Applicable
   8     Interests of Named Experts and Counsel.......  Validity of BNY Securities; Experts
   9     Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..................................  Not Applicable
  10     Information With Respect to S-3 Registrants..  Incorporation of Certain Documents
                                                        by Reference; Summary; Recent
                                                        Developments
  11     Incorporation of Certain Information by
         Reference....................................  Incorporation of Certain Documents
                                                        by Reference
  12     Information With Respect to S-2 or S-3
         Registrants..................................  Not Applicable
  13     Incorporation of Certain Information by
         Reference....................................  Not Applicable
  14     Information with Respect to Registrants Other
         Than S-2 or S-3 Registrants..................  Not Applicable
  15     Information With Respect to S-3 Companies....  Not Applicable
  16     Information With Respect to S-2 or S-3
         Companies....................................  Not Applicable
  17     Information With Respect to Companies Other
         Than S-2 or S-3 Companies....................  Summary; Certain Information
                                                        Regarding PTC; Appendices D, E and F
  18     Information if Proxies, Consents or
         Authorizations are to be Solicited...........  Incorporation of Certain Documents
                                                        by Reference; Certain Information
                                                        Regarding PTC; Summary;
                                                        Introduction; The PTC Meeting; The
                                                        Merger; Interests of Certain Persons
                                                        in the Merger; Dissenters' Rights;
                                                        Election of PTC Directors;
                                                        Ratification of Auditors; Appendix D
  19     Information if Proxies, Consents or
         Authorizations are Not to be Solicited or in
         an Exchange Offer............................  Not Applicable

                             PRELIMINARY COPY
                     THE PUTNAM TRUST COMPANY OF GREENWICH
                                10 MASON STREET
                          GREENWICH, CONNECTICUT 06830
                                 (203) 869-3000

                                                              June 14, 1995

Dear Shareholder:

  On behalf of the Board of Directors, we want to extend to you a cordial invitation to attend the Annual Meeting of shareholders of The Putnam Trust Company of Greenwich ("PTC"). The meeting will be held at 4:30 p.m. on July 17, 1995, at the Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

  One of the purposes of the meeting is to vote on a proposal to approve the Merger (as hereinafter defined) provided for in the Agreement and Plan of Merger, dated as of March 25, 1995 (the "Merger Agreement"), by and between The Bank of New York Company, Inc. ("BNY") and PTC, pursuant to which PTC would merge (the "Merger") with and into a Connecticut bank that will be organized as a wholly-owned subsidiary of BNY.

  Upon consummation of the Merger, each outstanding share of PTC's common stock (excluding certain shares held by PTC or BNY and shares of PTC's common stock that have not been voted in favor of approval of the Merger and with respect to which dissenters' rights have been perfected) would be converted into the right to receive 1.312 shares of BNY common stock in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Proxy Statement-Prospectus. The common stock of BNY is listed on the New York Stock Exchange ("NYSE"). The last reported sale price of BNY common stock on the NYSE Composite Transactions Tape on June 9, 1995 was $41.50 per share.

  Consummation of the Merger is subject to certain conditions, including approval of the Merger by PTC's shareholders and approval of the Merger by various regulatory agencies.

  Approval of the Merger requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of PTC's common stock. Accordingly, failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon with respect to the proposal to approve the Merger, will have the same effect as a vote against approval of the Merger. Your vote is very important whether you own few shares or many.

  In addition, you will be asked at the meeting (i) to elect 11 directors to serve on the Board of Directors for the following year or until the consummation of the Merger, if earlier, and (ii) to ratify the appointment of the accounting firm of Ernst & Young LLP to serve as independent auditors of PTC for the following year. Your Board of Directors recommends you vote FOR the proposed slate of directors and the ratification of the appointment of Ernst & Young LLP.

  The accompanying Notice of Annual Meeting and Proxy Statement-Prospectus contain information about the Merger and the meeting. We urge you to review carefully such information, and the information included in the appendices to the Proxy Statement-Prospectus. Certain information concerning BNY is incorporated by reference to filings made by BNY under the Securities Exchange Act of 1934. Copies of such materials are available as indicated in the accompanying Proxy Statement-Prospectus under "Available Information."

  THE BOARD OF DIRECTORS OF PTC HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF PTC APPROVE THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN, DATE AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE. THERE IS NO NEED FOR YOU TO DO ANYTHING WITH YOUR STOCK CERTIFICATES AT THIS TIME.

                               Yours very truly,

              David W. Wallace                  Michael M. Cassell
              Chairman of the Board             President and Chief Executive
                                                Officer

                             PRELIMINARY COPY
                     THE PUTNAM TRUST COMPANY OF GREENWICH
                                10 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JULY 17, 1995

                               ----------------

To the Shareholders of
 The Putnam Trust Company of Greenwich:

  NOTICE IS HEREBY GIVEN that the Annual Meeting (the "PTC Meeting") of the shareholders of The Putnam Trust Company of Greenwich ("PTC") will be held at the Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on July 17, 1995 , at 4:30 p.m. for the following purposes:

    1. To consider and vote upon a proposal to approve the Merger (as hereinafter defined) contemplated by the Agreement and Plan of Merger, dated as of March 25, 1995 (the "Merger Agreement"), by and between The Bank of New York Company, Inc. ("BNY"), and PTC pursuant to which (i) PTC would merge (the "Merger") with and into a Connecticut bank that will be organized as a wholly-owned subsidiary of BNY and (ii) each outstanding share of common stock, no par value of PTC ("PTC Common Stock"), (excluding certain shares held by PTC or BNY and shares of PTC Common Stock that have not been voted in favor of approval of the Merger and with respect to which dissenters' rights have been perfected) would be converted into the right to receive 1.312 shares of BNY's common stock, par value $7.50 per share, together with any related preferred stock purchase rights, subject to adjustment in accordance with the Merger Agreement;

    2. To elect a Board of Directors for the ensuing year or until the consummation of the Merger, if earlier;

    3. To consider and act upon a proposal to ratify the appointment of the accounting firm of Ernst & Young LLP to serve for the ensuing year as independent auditors; and

    4. To transact such other business as may properly be brought before the PTC Meeting.

  A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement-Prospectus.

  Under Connecticut law PTC shareholders have dissenters' rights with respect to the Merger. See "DISSENTERS RIGHTS" in the accompanying Proxy Statement-- Prospectus and Appendix B.

  Approval of the Merger requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of PTC Common Stock.

  The Board of Directors has fixed the close of business on June 7, 1995, as the record date and time for the determination of shareholders entitled to notice of and to vote at the PTC Meeting or any adjournment or adjournments thereof.

 THE BOARD OF DIRECTORS OF PTC RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL
                                 OF THE MERGER.

                                        By Order of the Board of Directors

                                        The Putnam Trust Company of Greenwich

                                        Wm. Richard Moller, Jr.
                                        Senior Vice President & Secretary

  BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF PTC COMMON STOCK IS REQUIRED TO APPROVE THE MERGER, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY (IN THE ENCLOSED REPLY ENVELOPE) AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE PTC MEETING IN PERSON. THE ENCLOSED REPLY ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

  IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. A FAILURE TO VOTE WITH RESPECT TO THE MERGER, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER.

  YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE PTC MEETING.

                                                              June 14, 1995

                                PROXY STATEMENT
                     THE PUTNAM TRUST COMPANY OF GREENWICH

                                   PROSPECTUS
                       THE BANK OF NEW YORK COMPANY, INC.

                    COMMON STOCK (PAR VALUE $7.50 PER SHARE)

                                ---------------

  This Proxy Statement-Prospectus is being furnished to the holders of common stock, no par value ("PTC Common Stock"), of The Putnam Trust Company of Greenwich, a Connecticut bank ("PTC"), in connection with the solicitation of proxies by the Board of Directors of PTC for use at its Annual Meeting of shareholders on July 17, 1995 at 4:30 p.m., and at any adjournments or postponements thereof (the "PTC Meeting").

  At the PTC Meeting the shareholders of record of PTC Common Stock as of the close of business on June 7, 1995 will consider and vote upon (i) a proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of March 25, 1995 (the "Merger Agreement"), by and between The Bank of New York Company, Inc., a New York corporation ("BNY"), and PTC, pursuant to which PTC will merge (the "Merger") with and into a Connecticut bank that will be organized as a wholly owned subsidiary of BNY (the "Merger Sub"), (ii) the election of directors, (iii) a proposal to ratify the appointment of the accounting firm of Ernst & Young LLP to serve as independent auditors and (iv) such other matters as may properly be brought before the PTC Meeting. Upon consummation of the Merger, each outstanding share of PTC Common Stock (other than shares of PTC Common Stock owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary, shares held by PTC or a subsidiary in treasury or shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive 1.312 shares of common stock, par value $7.50 per share of BNY ("BNY Common Stock"), together with related BNY preferred stock purchase rights (see "DESCRIPTION OF BNY CAPITAL STOCK--BNY Preferred Stock Purchase Rights"). For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER." This Proxy Statement-Prospectus and the accompanying proxy cards are first being mailed to shareholders of PTC on or about June 14, 1995.

  This Proxy Statement-Prospectus also constitutes a prospectus of BNY in respect of up to 5,000,000 shares of BNY Common Stock (together with the related BNY Preferred Stock purchase rights described in "DESCRIPTION OF BNY CAPITAL STOCK--BNY Preferred Stock Purchase Rights") issuable pursuant to the Merger. The number of shares of BNY Common Stock is based upon the conversion of each outstanding share of PTC Common Stock (except as described above) into
1.312 shares of BNY Common Stock. See "THE MERGER--Effect of the Merger."

  The outstanding shares of BNY Common Stock are listed on the New York Stock Exchange (the "NYSE"). The reported last sale price of BNY Common Stock on the NYSE Composite Transactions Tape on June 9, 1995 was $41.50 per share.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

   THE  SECURITIES OFFERED  HEREBY  ARE NOT  SAVINGS  ACCOUNTS, DEPOSITS  OR
       OTHER OBLIGATIONS OF  A BANK OR  SAVINGS ASSOCIATION AND  ARE NOT
          INSURED BY  THE FEDERAL  DEPOSIT INSURANCE  CORPORATION OR
              ANY OTHER GOVERNMENTAL AGENCY.

                                ---------------

       The date of this Proxy Statement-Prospectus is June 14, 1995.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BNY OR PTC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
AVAILABLE INFORMATION...............   1
INCORPORATION OF CERTAIN DOCUMENTS
 BY REFERENCE.......................   2
CERTAIN INFORMATION REGARDING PTC...   2
SUMMARY.............................   3
INTRODUCTION........................  15
 General............................  15
 Parties to the Merger..............  15
THE PTC MEETING.....................  17
 The PTC Meeting....................  17
 Votes Required.....................  17
 Recommendation of the PTC Board....  18
THE MERGER..........................  19
 Background of and Reasons for the
  Merger............................  19
 Benefits of the Merger.............  22
 Opinion of PTC Financial Advisor...  23
 Effect of the Merger...............  26
 Effective Time.....................  26
 Surrender of Certificates..........  27
 Conditions to Consummation of the
  Merger............................  28
 Price-Based Termination............  29
 Termination Fee....................  29
 Regulatory Approvals...............  31
 Conduct of Business Pending the
  Merger............................  32
 No Solicitation....................  34
 Waiver and Amendment; Termination..  34
 Interests of Certain Persons in the
  Merger............................  35
 Effect on PTC Employee Benefit
  Plans.............................  36
 Certain Federal Income Tax Consid-
  erations..........................  37
 Accounting Treatment...............  37
 Stock Exchange Listing.............  38
 Expenses...........................  38
CERTAIN RELATED TRANSACTIONS........  38
 Resales of BNY Stock...............  38
 Voting Agreements..................  38
 BNY Common Stock Repurchase........  39
CERTAIN REGULATORY CONSIDERATIONS...  39
 General............................  39
 Dividends..........................  39
 Certain Transactions by BNY with
  its Affiliates....................  40
 Capital Adequacy...................  40
 Support of Subsidiary Banks........  41
 FDIC Insurance Assessments.........  41

                                     PAGE
                                     ----
 FDICIA............................   41
DESCRIPTION OF BNY CAPITAL STOCK...   42
 General...........................   42
 BNY Common Stock..................   42
 BNY Preferred Stock Outstanding...   43
 BNY Preferred Stock Purchase
  Rights...........................   44
 Changes in Control................   45
CERTAIN DIFFERENCES IN THE RIGHTS
 OF BNY AND PTC SHAREHOLDERS.......   47
DISSENTERS' RIGHTS.................   51
ELECTION OF PTC DIRECTORS..........   52
 General...........................   52
 Nominees for Director.............   53
 Security Ownership of Certain Ben-
  eficial Owners and Management....   55
 Renumeration of Directors and Of-
  ficers...........................   56
 Stock Options.....................   57
 Stock Purchase Plan...............   57
 Pension Plan......................   58
 Transactions with Directors, Offi-
  cers and Associates..............   58
 Audit Committee...................   59
 Nominating Committee..............   59
 Compensation Committee............   60
RATIFICATION OF APPOINTMENT OF
 INDEPENDENT AUDITORS..............   60
PROPOSALS FOR 1996 ANNUAL MEETING..   60
VALIDITY OF BNY SECURITIES.........   60
EXPERTS............................   60
APPENDICES:
Appendix A: Agreement and Plan of
 Merger............................  A-1
Appendix B: Section 36a-125(h) of
 the Banking Law of Connecticut and
 Section 33-374 of the Connecticut
 Stock Corporation Act ............  B-1
Appendix C: Opinion of Brown Broth-
 ers Harriman & Co.................  C-1
Appendix D: Amendment No. 1 to
 PTC's Annual Report on Form F-2
 for the year ended December 31,
 1994..............................  D-1
Appendix E: Portions of PTC's 1994
 Annual Report to shareholders.....  E-1
Appendix F: PTC's Quarterly Report
 on Form F-4 for the quarter ended
 March 31, 1995....................  F-1

                             AVAILABLE INFORMATION

  BNY is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. BNY Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning BNY are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. BNY has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of BNY Common Stock to be issued in the Merger. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

  Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  PTC is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Federal Deposit Insurance Corporation ("FDIC"). Such reports, proxy statements and other information can be inspected and copied at the Registration and Disclosure Public File of the FDIC, 1776 F Street, N.W., Room 5-643, Washington, D.C. 20006, and can also be obtained by written request from such office at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the SEC by BNY (File No. 1-6152) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof:

    1. BNY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

    2. BNY's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1995;

    3. BNY's Current Reports on Form 8-K, filed January 17, 1995, March 27, 1995 and April 17, 1995; and

    4. The descriptions of BNY Common Stock and BNY Preferred Stock purchase rights set forth in BNY's Registration Statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

  All documents filed by BNY pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the PTC Meeting shall be deemed incorporated by reference in this Proxy Statement-Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in the other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  All information contained or incorporated by reference in this Proxy Statement-Prospectus with respect to BNY was supplied by BNY, and such information with respect to PTC was supplied by PTC.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, BUT INCLUDING CERTAIN DOCUMENTS INCORPORATED BY REFERENCE THEREIN ARE AVAILABLE WITHOUT CHARGE UPON REQUEST MADE TO THE BANK OF NEW YORK COMPANY, INC., 48 WALL STREET, NEW YORK, NEW YORK 10286, ATTENTION:
JACQUELINE R. MCSWIGGAN, ASSISTANT SECRETARY, TELEPHONE NUMBER (212) 495-1727. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 10, 1995.

                       CERTAIN INFORMATION REGARDING PTC

  Selected portions of certain reports filed by PTC with the FDIC are included (without the exhibits thereto) as Appendices to this Proxy Statement-Prospectus. Amendment No. 1 to PTC's Annual Report on Form F-2 for the fiscal year ended December 31, 1994, appears as Appendix D; portions of PTC's 1994 Annual Report to Stockholders including the audited consolidated financial statements of PTC and notes thereto, appear as Appendix E; and PTC's Quarterly Report on Form F-4 for the quarterly period ended March 31, 1995, including the unaudited interim consolidated financial statements of PTC and notes thereto, appears as Appendix F. Such Appendices (excluding any documents incorporated by reference therein or exhibits thereto) are a part of this Proxy Statement-Prospectus and should be carefully reviewed for the information regarding PTC contained therein. The portions of the reports which do not appear in the Appendices, as well as the documents incorporated by reference by, or included as exhibits to, such reports, are NOT a part of this Proxy Statement-Prospectus or the Registration Statement.

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding BNY, PTC and the matters to be considered at the PTC Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

  All historical financial and share price information of BNY and PTC contained herein has been adjusted to give effect to the two-for-one split of BNY Common Stock on April 22, 1994 (the "BNY Stock Split") and 10% stock dividend on PTC Common Stock effective December 1, 1993.

PARTIES TO THE MERGER

  BNY. BNY is a bank holding company incorporated under the laws of New York with its principal executive offices at 48 Wall Street, New York, New York 10286, telephone number (212) 495-1784. Its principal wholly-owned banking subsidiaries are The Bank of New York, The Bank of New York (Delaware) and The Bank of New York (NJ). BNY provides a complete range of banking and other financial services to corporations and individuals worldwide through its core businesses: Corporate Banking, Retail Banking, Credit Cards, Securities and other Processing, Trust, Investment Management and Private Banking and Financial Market Services. At March 31, 1995, BNY had consolidated total assets of approximately $52 billion, consolidated total deposits of approximately $35 billion and consolidated shareholders' equity of approximately $4.5 billion. On the basis of consolidated total assets at December 31, 1994, BNY was the sixteenth largest bank holding company in the United States. The Bank of New York is a state-chartered New York banking corporation and a member of the Federal Reserve System. It conducts a national and international wholesale banking business and a retail banking business in the metropolitan New York City area and provides a comprehensive range of corporate and personal trust, securities processing and investment services. The Bank of New York (Delaware) is a Delaware chartered, FDIC insured non-member bank. As of December 31, 1994, it was the tenth largest issuer of bank credit cards in the United States. It also provides selected banking services to corporations, primarily in the mid-Atlantic states. The Bank of New York (NJ) is a state chartered New Jersey bank and a member of the Federal Reserve System. It conducts a full service commercial banking business in New Jersey focusing on consumers and small to mid-sized businesses with annual sales of $1 million to $25 million. See "RECENT DEVELOPMENTS."

  PTC. PTC is a Connecticut bank with its principal executive offices at 10 Mason Street, Greenwich, Connecticut 06830, telephone number (203) 869-3000. PTC is an FDIC insured non-member bank which conducts a full service commercial banking business primarily in the towns of Greenwich and Fairfield, Connecticut, with business also being conducted in other parts of Connecticut. Services provided by PTC include personal and commercial deposit accounts, consumer and commercial loans, full trust services and safe deposit boxes. As of March 31, 1995, PTC had consolidated total assets of approximately $655 million, total deposits of approximately $587 million and consolidated shareholders' equity of approximately $62 million. Putnam Travel, Inc., a wholly owned subsidiary of PTC, is a travel agency providing both personal and commercial travel services.

  Merger Sub. Merger Sub, will be a Connecticut bank formed as a wholly-owned subsidiary of BNY solely to effectuate the Merger. BNY must secure the consent of the Banking Commissioner of the State of Connecticut for the establishment of Merger Sub.

EFFECT OF THE MERGER; EXCHANGE RATIO

  Pursuant to the terms of the Merger Agreement at the Effective Time (as defined below), PTC will merge with and into Merger Sub which will then be renamed The Putnam Trust Company (as such, the "Surviving Bank"). Subject to certain adjustments in the Merger, each outstanding share of PTC Common Stock (other than shares of PTC Common Stock owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary, shares held by PTC or a subsidiary in treasury or shares with respect to which dissenters' rights have been perfected ("Dissenters' Shares")) will be converted at the Effective Time into the right to receive
1.312 shares (the "Exchange Ratio") of BNY Common Stock (together with the related BNY Preferred Stock purchase rights described in "DESCRIPTION OF BNY CAPITAL STOCK--BNY Preferred Stock Purchase Rights"), except that cash will be paid in lieu of fractional shares of BNY Common Stock. Any shares of PTC Common Stock held by BNY or a subsidiary (other than shares of PTC Common Stock owned in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary) and shares held by PTC or a subsidiary in treasury will be canceled and retired and will cease to exist as of the Effective Time of the Merger and no payment will be made with respect thereto. See "THE MERGER--Effect of the Merger." Dissenters' Shares shall be purchased as described in "DISSENTERS' RIGHTS."

MEETING OF SHAREHOLDERS

  The PTC Meeting will be held at Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut on July 17, 1995 at 4:30 p.m. The purposes of the PTC Meeting are to consider and vote upon (i) a proposal to approve the Merger, (ii) the election of directors of PTC for the ensuing year or until the consummation of the Merger, if earlier, (iii) a proposal to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1995 and (iv) such other matters as may properly be brought before the PTC Meeting. See "THE PTC MEETING."

VOTES REQUIRED; RECORD DATES

  Only holders of record of shares of PTC Common Stock at the close of business on June 7, 1995 (the "PTC Record Date"), will be entitled to vote at the PTC Meeting. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of PTC Common Stock on the PTC Record Date will be required to approve the Merger. The affirmative vote at a meeting of shareholders at which a quorum is present of a majority of the voting power of the shares of PTC Common Stock represented at the PTC Meeting will be required to elect directors and ratify the selection of independent auditors. As of the PTC Record Date, there were 3,337,558 shares of PTC Common Stock issued and outstanding.

  The directors and executive officers of PTC and their affiliates beneficially owned, as of the PTC Record Date, 964,143 shares (or approximately 28.7% of the outstanding shares) of PTC Common Stock. Pursuant to the Merger Agreement, each member of the board of directors of PTC has entered into an agreement with BNY providing that such member will vote his or her shares of PTC Common Stock in favor of the Merger. See "CERTAIN RELATED TRANSACTIONS--Voting Agreements." The directors and executive officers of BNY and their affiliates beneficially owned, as of the PTC Record Date, no shares of PTC Common Stock. As of the PTC Record Date, PTC held as trustee of its Profit Sharing Plan for Employees 114,990 shares, or 3.4% of the outstanding shares of PTC Common Stock, and PTC's Trust Division is sole fiduciary for certain trusts and estates holding 6,336 shares of PTC Common Stock, or .2% of the outstanding PTC Common Stock and is co-fiduciary with one or more co-fiduciaries for certain trusts or estates and, as such, has joint responsibility for an additional 101,902 shares of PTC Common Stock, or 3.1% of the outstanding PTC Common Stock. PTC, subject to co-fiduciary consent where applicable, intends to vote shares of PTC Common Stock held by it for the Merger, the election of the nominees named herein and ratification of the selection of independent auditors. As of that date, BNY subsidiaries held of record or in the name of nominees no shares of PTC Common Stock in a fiduciary capacity, but held 20,458 shares of PTC Common Stock in a custodial capacity. See "THE PTC MEETING--Votes Required."

REASONS FOR THE MERGER, RECOMMENDATION OF BOARD OF DIRECTORS

  THE PTC BOARD OF DIRECTORS (THE "PTC Board") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE PTC BOARD RECOMMENDS THAT PTC'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER. The PTC Board believes that the Merger will provide significant value, on a generally tax-free basis, to all PTC shareholders and also will enable them to participate in the opportunities for growth that the PTC Board believes the Merger makes possible. See "THE MERGER--Background of and Reasons for the Merger." For information regarding the interests of certain officers and directors of PTC in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

BENEFITS OF THE MERGER

  BNY believes that after the Merger the Surviving Bank will have increased product capabilities and should be able to attract additional consumer and commercial banking business which PTC, on a stand-alone basis, could not attract. While there can be no assurances, BNY estimates that economies of scale will place the Surviving Bank in a stronger position to satisfy the financial needs of its customers and to effectively compete with other larger financial institutions in New England. See "THE MERGER--Benefits of the Merger."

OPINION OF FINANCIAL ADVISOR

  Brown Brothers Harriman & Co. ("Brown Brothers") has served as financial adviser to PTC in connection with the Merger and has rendered an opinion to the PTC Board that, as of March 24, 1995, the financial terms of the exchange provided for by the Merger Agreement are fair to the PTC shareholders. For additional information, see "THE MERGER--Opinion of PTC Financial Advisor." The opinion of Brown Brothers dated as of March 24, 1995 is attached as Appendix C to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken in connection therewith.

EFFECTIVE TIME

  The Merger will become effective, following receipt of PTC shareholder and regulatory approvals and satisfaction of other closing conditions, at the date and time (the "Effective Time") the appropriate documents to consummate the Merger (the "Closing Documents") are filed as required by law or at such other time as BNY and PTC may agree in writing in accordance with applicable law. See "THE MERGER--Conditions to Consummation of the Merger." BNY and PTC will use reasonable efforts to cause the Effective Time to occur at a time and date specified by BNY, which (subject to certain exceptions) shall not be later than the first business day of the month following the last to occur of (i) the receipt of the last federal or state regulatory approval required for the Merger (and the expiration of any applicable waiting period) and (ii) the date on which the Merger is approved by the requisite vote of the shareholders of PTC. See "THE MERGER--Conditions to Consummation of the Merger."

CONDITIONS; REGULATORY APPROVALS

  Consummation of the Merger and issuance of the shares of BNY Common Stock pursuant to the Merger Agreement are subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of an opinion of counsel regarding certain tax aspects of the Merger and satisfaction of other customary closing conditions.

  The regulatory approvals and consents necessary to consummate the Merger include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Superintendent of Banks of the State of New York and the Banking Commissioner of the State of Connecticut. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under "THE MERGER--Conditions to Consummation of the Merger."

  See "THE MERGER--Conditions to Consummation of the Merger," "--Regulatory Approvals," and "--Conduct of Business Pending the Merger" and "CERTAIN REGULATORY CONSIDERATIONS."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of PTC, (i) by the mutual consent of BNY and PTC or (ii) by either of them individually under certain specified circumstances, including if the Merger has not become effective by January 31, 1996. See "THE MERGER--Waiver and Amendment; Termination."

  In addition, the Merger Agreement contains a price-based termination provision. Under this provision, the PTC Board may make a one time election to terminate the Merger Agreement at any time during the fifteen-day period commencing with the first date as of which the Average Price (as defined in the Merger Agreement) of BNY Common Stock is less than $25.00 per share, representing a percentage decline of more than 22% since March 24, 1995. See "THE MERGER--Price-Based Termination." In considering whether to terminate the Merger Agreement pursuant to this provision, the PTC Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, the advice of its financial adviser and legal counsel. The matter would not, however, be resubmitted to shareholders.

  In the event PTC's shareholders fail to approve the Merger, either BNY or PTC may terminate the Merger Agreement in accordance with its terms. See "THE MERGER--Waiver and Amendment; Termination."

TERMINATION FEE

  In certain circumstances BNY will be entitled to a termination fee (the "Termination Fee") of $7 million from PTC. The Termination Fee may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. See "THE MERGER--Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of PTC's management and the PTC Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of PTC. These include, among other things, provisions in the Merger Agreement relating to indemnification, employment contracts and certain other employee benefits. The vesting of certain employee stock options will be accelerated and the holders of certain stock options may have the right to receive a cash payment for those options. BNY expects to maintain an advisory board with respect to PTC for a time after the Merger. Certain members of PTC's management and PTC's Board are expected to be members of such advisory board. At least one director of PTC is expected to be a director of Merger Sub and the Surviving Bank. Certain officers of PTC are expected to be officers of the Surviving Bank. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by PTC, BNY or Merger Sub as a result of the Merger and (ii) PTC's shareholders will not recognize gain or loss upon the receipt of BNY Common Stock in exchange for PTC Common Stock, except to the extent of any cash received in lieu of fractional shares or cash received upon exercise of any dissenters' rights. Consummation of the Merger is conditioned upon receipt by each of BNY and PTC of an opinion of Sullivan & Cromwell, counsel for BNY, dated as of the Effective Date, substantially to this effect. See "THE MERGER--Certain Federal Income Tax Considerations."

BNY COMMON STOCK REPURCHASE

  BNY intends to repurchase shares of BNY Common Stock in an amount approximately equal to the number of shares it will issue pursuant to the Merger. See "CERTAIN RELATED TRANSACTIONS--BNY Common Stock Repurchase."

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for as a purchase by BNY of PTC under generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  At the Effective Time, shareholders of PTC will automatically become shareholders of BNY, except for PTC shareholders who perfect dissenters' rights under the Banking Law of Connecticut (the "CTBL"). The rights of shareholders of BNY are determined by the New York Business Corporation Law ("NYBCL") and by BNY's certificate of incorporation and by-laws. The rights of shareholders of BNY differ from the rights of shareholders of PTC with respect to certain important matters, including authorized capital, amendments of charter and by-laws, size of the board of directors, removal of directors, director exculpation, shareholder meetings, director nominations, required shareholder vote for certain actions, state anti-takeover statutes, shareholder protection rights plans, dissenters' rights, payment of dividends and other distributions and voluntary dissolution. For a summary of these differences, see "CERTAIN DIFFERENCES IN THE RIGHTS OF BNY AND PTC SHAREHOLDERS."

DISSENTERS' RIGHTS

  Under the CTBL and the Connecticut Stock Corporation Act ("SCA"), holders of PTC Common Stock who comply with certain notice requirements and other procedures will have the right to dissent from the Merger and to be paid cash for the fair value of their shares of PTC Common Stock. Fair value is determined as of the day before this Proxy Statement-Prospectus was mailed to PTC shareholders and excludes any element of value arising from the expectation of accomplishment of the Merger. Under Connecticut law, the fair value of the shares is to be determined by agreement between the corporation surviving the merger and the holders of such shares, or by a court of competent jurisdiction.

  In order for a holder of PTC Common Stock to perfect dissenters' rights, such holder must file with PTC, on or before the date of the PTC Meeting, a written notice of dissent objecting to the Merger. Neither the delivery of a proxy card directing a vote against the Merger Agreement nor the failure to vote for the Merger Agreement will constitute such written notice. PTC intends to issue a press release reporting whether the Merger was approved. PTC does not intend to send notice to each holder of PTC Common Stock of the results of the vote. Certain additional procedures must be followed in order for a holder of PTC Common Stock to exercise dissenters' rights. Any deviation from such procedures may result in the forfeiture of dissenters' rights. Accordingly, holders of PTC Common Stock wishing to dissent from the Merger Agreement are urged to read carefully "DISSENTERS' RIGHTS" and Appendix B attached to this Proxy Statement-Prospectus and to consult with their own legal advisors.

                      COMPARATIVE STOCK PRICE INFORMATION

  The BNY Common Stock is listed on the NYSE (symbol: BK). The PTC Common Stock is included for quotation on the NASDAQ National Market System ("NASDAQ/NMS") (symbol: PTNM). The following table sets forth the high and low reported last sale prices per share of BNY Common Stock as reported on the NYSE Composite Transactions Tape and per share of PTC Common Stock as reported on the NASDAQ/NMS, and the equivalent price per share of PTC Common Stock (a "PTC Common Share") based on the Exchange Ratio and the price of the BNY Common Stock issuable in the Merger, during the first two quarters of 1995, through June 9, 1995 and on a quarterly basis for the two years ended December 31, 1994 and 1993. All BNY prices are adjusted for the 2 for 1 stock split effective April 22, 1994. All PTC prices are adjusted for a 10% stock dividend effective December 1, 1993.

                                MARKET PRICES
                                 BNY AND PTC

                                                                   EQUIVALENT
                                                                  PRICE PER PTC
                                           BNY           PTC      COMMON SHARE
                                      ------------- ------------- -------------
                                       HIGH   LOW    HIGH   LOW    HIGH   LOW
                                      ------ ------ ------ ------ ------ ------
1993
  First Quarter...................... $30.12 $26.00 $22.95 $20.23 $39.52 $34.11
  Second Quarter.....................  30.87  25.87  23.86  20.69  40.51  33.95
  Third Quarter......................  30.06  26.12  27.27  20.69  39.44  34.28
  Fourth Quarter.....................  29.12  26.37  30.00  27.00  38.21  34.60
1994
  First Quarter......................  29.69  25.50  29.00  25.50  38.95  33.46
  Second Quarter.....................  32.00  25.06  27.75  23.75  41.98  32.88
  Third Quarter......................  32.62  28.62  28.00  25.00  42.80  37.56
  Fourth Quarter.....................  31.87  26.75  27.75  25.00  41.82  35.10
1995
  First Quarter......................  33.50  29.00  41.25  24.50  43.95  38.05
  Second Quarter
   (through June 9, 1995)............  43.38  31.88  55.00  40.38  56.91  41.82

  The following table sets forth the reported last sale price per share of BNY Common Stock, the reported last sale price per share of PTC Common Stock and the equivalent price per PTC Common Share on (i) March 2, 1995, the last business day preceding issuance by PTC of a press release that advised it had unsolicited preliminary expressions of interest in a merger; (ii) March 24, 1995, the last business day preceding public announcement of the signing of the Merger Agreement and (iii) June 9, 1995, a date shortly prior to the mailing of this Proxy Statement-Prospectus:

                                                                     EQUIVALENT
                                              BNY          PTC       PRICE PER
                                          COMMON STOCK COMMON STOCK COMMON SHARE
                                          ------------ ------------ ------------
     March 2, 1995.......................    $33.25       $30.50       $43.62
     March 24, 1995......................     32.00        38.50        41.98
     June 9, 1995........................     41.50        52.00        54.45

  The equivalent price per PTC Common Share at each specified date represents the reported last sale price of a share of BNY Common Stock on such date multiplied by the Exchange Ratio. Based on such equivalent prices, the Exchange Ratio would have resulted in a premium over the market price per share of PTC Common Stock of 43% as of March 2, 1995, 9% as of March 24, 1995 and 5% as of June 9, 1995.

  PTC shareholders are advised to obtain current market quotations for BNY Common Stock and PTC Common Stock. Except as discussed under "THE MERGER-- Price-Based Termination," the Exchange Ratio is fixed. Therefore, PTC shareholders are not assured of receiving any specific market value of BNY Common Stock at the Effective Time. The market price of BNY Common Stock at the Effective Time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus or at the time of the PTC Meeting.

  As of June 5, 1995, there were approximately 853 holders of record of PTC Common Stock.

                       COMPARATIVE PER SHARE INFORMATION
                                  (UNAUDITED)

  The following table sets forth (i) certain historical per share financial information for BNY Common Stock and PTC Common Stock, (ii) certain pro forma combined per share financial information, giving effect to the Merger as of January 1, 1994, accounted for as a purchase and (iii) equivalent pro forma combined financial information per PTC Common Share. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated on January 1, 1994. The information presented herein should be read in conjunction with the historical financial information of BNY incorporated by reference herein, and the historical financial information of PTC appearing elsewhere in this Proxy Statement-Prospectus and in the appendices hereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "AVAILABLE INFORMATION" AND "CERTAIN INFORMATION REGARDING PTC."

                                                              EQUIVALENT
                                                              PRO FORMA
                                                              AMOUNT PER
                                     HISTORICAL    PRO FORMA   PTC COMMON
                                     BNY    PTC   COMBINED(4)  SHARE(3)(4)
                                    ------ ------ ----------- ------------

NET INCOME ATTRIBUTABLE TO COMMON
 SHAREHOLDERS (1)
For the year ended December 31,
 1994.............................. $ 3.70 $ 2.75   $ 3.65      $ 4.79
For the three months ended March
 31, 1995..........................   1.06   0.81     1.04        1.36
CASH DIVIDENDS
For the year ended December 31,
 1994.............................. $ 1.10 $ 0.48   $ 1.10(2)   $ 1.44
For the three months ended March
 31, 1995..........................   0.32   0.12     0.32(2)     0.42
COMMON SHAREHOLDERS' EQUITY
As of December 31, 1994............ $22.32 $16.96   $22.55      $29.59
As of March 31, 1995...............  23.51  18.49    23.71       31.11

- --------
(1) Presented on a fully diluted basis.

(2) Pro forma cash dividends represent historical cash dividends of BNY.

(3) Equivalent pro forma amounts are computed by multiplying the pro forma combined amounts by the Exchange Ratio.

(4) BNY intends to repurchase approximately 4.6 million of its common shares which is approximately equal to the number of shares it will issue in connection with the Merger. The following adjusted pro forma amounts reflect the repurchase of these shares and the issuance of additional debt to fund the share repurchase. See "CERTAIN RELATED TRANSACTIONS--BNY Common Stock Repurchase."

                                                                      EQUIVALENT
                                                                      PRO FORMA
                                                            ADJUSTED  AMOUNT PER
                                                            PRO FORMA PTC COMMON
                                                            COMBINED    SHARE
                                                            --------- ----------
     Net Income Attributable to Common Shareholders:
       For the Year Ended December 31, 1994................  $ 3.70     $ 4.85
       For the Three Months Ended March 31, 1995...........    1.06       1.39
     Common Shareholders' Equity:
       As of December 31, 1994.............................  $22.32     $29.28
       As of March 31, 1995................................   23.51      30.85

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following tables present selected consolidated financial data for (a) BNY on an historical basis and (b) PTC on an historical basis. These tables should be read in conjunction with the historical financial statements of BNY and PTC (including the respective notes thereto) incorporated by reference herein or included in an appendix hereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING PTC." Interim unaudited historical data reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments and such other adjustments as are described in the notes) necessary to a fair presentation of such data. Neither the Merger nor any other pending acquisitions are expected to have a material effect on BNY's selected consolidated financial data. Accordingly, no pro forma combined selected consolidated financial data is included herein.

                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1994       1993       1992       1991       1990
                          ---------  ---------  ---------  ---------  ---------
                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BNY
CONSOLIDATED SUMMARY OF
 EARNINGS
Interest Income.........  $   2,962  $   2,503  $   2,687  $   3,490  $   4,747
Interest Expense........      1,245      1,006      1,320      2,140      3,271
                          ---------  ---------  ---------  ---------  ---------
Net Interest Income.....      1,717      1,497      1,367      1,350      1,476
Provision for Loan Loss-
 es.....................        162        284        443        778        495
                          ---------  ---------  ---------  ---------  ---------
Net Interest Income Af-
 ter Provision for Loan
 Losses.................      1,555      1,213        924        572        981
Noninterest Income......      1,289      1,319      1,183      1,094        976
Noninterest Expense.....      1,646      1,646      1,519      1,458      1,527
                          ---------  ---------  ---------  ---------  ---------
Income Before Income
 Taxes..................      1,198        886        588        208        430
Income Tax Expense......        449        327        195         74        119
                          ---------  ---------  ---------  ---------  ---------
Net Income..............  $     749  $     559  $     393  $     134  $     311
                          =========  =========  =========  =========  =========
Net Income Attributable
 to Common Shareholders.  $     736  $     534  $     360  $     102  $     278
                          =========  =========  =========  =========  =========
Cash Dividends on Common
 Shares.................  $     205  $     150  $     122  $     127  $     161
                          =========  =========  =========  =========  =========
PER COMMON SHARE DATA
Primary.................  $    3.92  $    2.87  $    2.10  $    0.64  $    1.75
Fully Diluted...........       3.70       2.72       2.00         --       1.75
Cash Dividends..........       1.10       0.86       0.76       0.84       1.06
Common Shareholders' Eq-
 uity at Period-End.....      22.32      20.06      17.98      16.51      16.55
CONSOLIDATED PERIOD-END
 BALANCE SHEET ITEMS
Total Assets............  $  48,879  $  45,546  $  45,210  $  43,571  $  49,544
Total Loans.............     33,083     30,570     29,497     30,335     35,776
Total Deposits..........     34,091     32,159     33,255     32,637     37,646
Long-Term Debt..........      1,774      1,590      1,695      1,228        861
Preferred Shareholders'
 Equity.................        119        294        428        395        395
Common Shareholders' Eq-
 uity...................      4,177      3,778      3,302      2,676      2,658
Total Shareholders' Eq-
 uity...................      4,296      4,072      3,730      3,071      3,053
CONSOLIDATED AVERAGE
 BALANCE SHEET ITEMS
Total Assets............  $  50,280  $  46,644  $  46,227  $  46,617  $  53,214
Total Loans.............     32,029     30,427     30,345     32,719     38,139
Total Deposits..........     34,041     32,837     33,237     35,669     37,905
Long-Term Debt..........      1,530      1,729      1,386        991        872
Preferred Shareholders'
 Equity.................        157        334        409        395        395
Common Shareholders' Eq-
 uity...................      3,980      3,563      2,996      2,652      2,611
Total Shareholders' Eq-
 uity...................      4,137      3,897      3,405      3,047      3,006
CONSOLIDATED PERCENTAGES
Return on Average Common
 Shareholders' Equity...      18.49%     14.98%     12.00%      3.85%     10.64%
Return on Average Total
 Assets.................       1.49       1.20       0.85       0.29       0.59
Tier 1 Capital Ratio....       8.45       8.87       7.59       5.79       5.03
Total Capital Ratio.....      13.43      13.65      12.30       9.40       7.96
Leverage Ratio..........       7.89       7.99       7.11       5.77       5.02
Allowance for Loan
 Losses as a Percent of
 Period-End Loans,
 Less Unearned Discount.       2.40       3.17       3.63       3.57       3.11
Net Charge-Offs as a
 Percent of Average
 Loans, Less Unearned
 Discount...............       1.11       1.27       1.68       2.37       1.41
Nonperforming Asset Ra-
 tio....................       1.07       2.08       3.55       5.02       4.84
Common Dividend Payout
 Ratio..................      27.88      27.99      33.89     125.49      57.91
CONSOLIDATED RATIOS OF
EARNINGS TO FIXED
CHARGES AND PREFERRED
STOCK DIVIDENDS Exclud-
ing Interest on Depos-
its.....................       3.58x      3.23x      2.36x      1.37x      1.44x
Including Interest on
 Deposits...............       1.91       1.78       1.38       1.07       1.11

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1994       1993       1992       1991       1990
                          ---------  ---------  ---------  ---------  ---------
                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
PTC
CONSOLIDATED SUMMARY OF
 EARNINGS
Interest Income.........  $      41  $      41  $      43  $      47  $      45
Interest Expense........         12         12         17         27         27
                          ---------  ---------  ---------  ---------  ---------
Net Interest Income.....         29         29         26         20         18
Provision for Loan Loss-
 es.....................          1          2          3          3          2
                          ---------  ---------  ---------  ---------  ---------
Net Interest Income
 After Provision for
 Loan Losses............         28         27         23         17         16
Noninterest Income......         11         10          9          9          8
Noninterest Expense.....         25         24         22         21         18
                          ---------  ---------  ---------  ---------  ---------
Income Before Income
 Taxes and
 Cumulative Effect of
 Accounting Change......         14         13         10          5          6
Income Tax Expense......          5          5          4          2          2
                          ---------  ---------  ---------  ---------  ---------
Net Income(1)...........  $       9  $       8  $       6  $       2  $       4
                          =========  =========  =========  =========  =========
CASH DIVIDENDS ON COMMON
 SHARES.................  $       2  $       1  $       1  $       1  $       1
                          =========  =========  =========  =========  =========
PER COMMON SHARE DATA
Net Income (1)..........  $    2.75  $    2.40  $    1.92  $    0.59  $    1.27
Cash Dividends..........       0.48       0.45       0.44       0.44       0.44
Common Shareholders' Eq-
 uity at Period-End.....      16.96      18.75      14.49      13.02      12.76
CONSOLIDATED PERIOD-END
 BALANCE SHEET ITEMS
Total Assets............  $     686  $     683  $     629  $     603  $     542
Total Loans.............        316        304        299        305        304
Total Deposits..........        624        613        576        555        494
Common Shareholders' Eq-
 uity...................         56         62         47         42         41
CONSOLIDATED AVERAGE
 BALANCE SHEET ITEMS
Total Assets............  $     671  $     628  $     593  $     567  $     501
Total Loans.............        306        299        303        301        303
Total Deposits..........        606        569        540        522        457
Common Shareholders' Eq-
 uity...................         58         50         43         41         39
CONSOLIDATED PERCENTAGES
Return on Average Common
 Shareholders' Equity...      15.57%     15.61%     14.13%      4.57%     10.33%
Return on Average Total
 Assets.................       1.35       1.24       1.03       0.33       0.80
Tier 1 Capital Ratio....      20.18      18.65      16.15      14.28      13.83
Total Capital Ratio.....      21.44      19.91      17.40      15.53      14.58
Leverage Ratio..........       9.43       8.33       7.76       7.25       8.14
Allowance for Loan
 Losses as a Percent of
 Period-End Loans, Less
 Unearned Discount......       1.99       1.68       1.37       1.38       0.72
Net Charge-Offs as a
 Percent of Average
 Loans, Less Unearned
 Discount...............       0.02       0.20       0.82       0.17       0.26
Nonperforming Asset Ra-
 tio....................       0.89       1.05       1.60       2.48       1.05
Common Dividend Payout
 Ratio..................      17.46      18.69      22.82      73.69      34.34

- --------
(1) For the year ended December 31, 1991, shown net of $1 million, or $0.40 per share, Cumulative Effect of Change in Accounting for Postretirement Benefits Other Than Pensions.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                     3 MONTHS ENDED MARCH 31,
                                                     --------------------------
                                                         1995          1994
                                                     ------------  ------------
                                                       (DOLLARS IN MILLIONS,
                                                     EXCEPT PER SHARE AMOUNTS)
BNY
CONSOLIDATED SUMMARY OF EARNINGS
Interest Income....................................  $        936  $        626
Interest Expense...................................           445           243
                                                     ------------  ------------
Net Interest Income................................           491           383
Provision for Loan Losses..........................            50            45
                                                     ------------  ------------
Net Interest Income After Provision for
 Loan Losses.......................................           441           338
Noninterest Income.................................           319           350
Noninterest Expense................................           416           403
                                                     ------------  ------------
Income Before Income Taxes.........................           344           285
Income Tax Expense.................................           131           107
                                                     ------------  ------------
Net Income.........................................  $        213  $        178
                                                     ============  ============
Net Income Attributable to Common Shareholders.....  $        210  $        174
                                                     ============  ============
Cash Dividends on Common Shares....................  $         60  $         42
                                                     ============  ============
PER COMMON SHARE DATA
Primary............................................  $       1.12  $       0.93
Fully Diluted......................................          1.06          0.87
Cash Dividends.....................................          0.32          0.225
Common Shareholders' Equity at Period-End..........         23.51         20.69
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Total Assets.......................................  $     52,280  $     48,008
Total Loans........................................        34,237        32,560
Total Deposits.....................................        34,905        32,757
Long-Term Debt.....................................         1,732         1,540
Preferred Shareholders' Equity.....................           117           138
Common Shareholders' Equity........................         4,430         3,891
Total Shareholders' Equity.........................         4,547         4,029
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Total Assets.......................................  $     52,283  $     48,366
Total Loans........................................        33,655        31,314
Total Deposits.....................................        35,627        33,341
Long-Term Debt.....................................         1,781         1,557
Preferred Shareholders' Equity.....................           117           243
Common Shareholders' Equity........................         4,263         3,796
Total Shareholders' Equity.........................         4,380         4,039
CONSOLIDATED PERCENTAGES
Return on Average Common Shareholders' Equity......         19.98%        18.55%
Return on Average Total Assets.....................          1.65          1.50
Tier 1 Capital Ratio...............................          8.56          8.28
Total Capital Ratio................................         13.31         12.89
Leverage Ratio.....................................          8.06          7.66
Allowance for Loan Losses as a Percent of Period-
 End Loans, Less Unearned Discount.................          2.19          2.87
Net Charge-Offs as a Percent of Average Loans, Less
 Unearned Discount.................................          1.14          1.07
Nonperforming Asset Ratio..........................          0.99          1.63
Common Dividend Payout Ratio.......................         28.62         24.44
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
 AND PREFERRED STOCK DIVIDENDS
Excluding Interest on Deposits.....................          3.28x         3.98x
Including Interest on Deposits.....................          1.74          2.07

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                     3 MONTHS ENDED MARCH 31,
                                                     --------------------------
                                                         1995          1994
                                                     ------------  ------------
                                                       (DOLLARS IN MILLIONS,
                                                     EXCEPT PER SHARE AMOUNTS)
PTC
CONSOLIDATED SUMMARY OF EARNINGS
Interest Income....................................  $         11  $         10
Interest Expense...................................             4             3
                                                     ------------  ------------
Net Interest Income................................             7             7
Provision for Loan Losses..........................            --            --
                                                     ------------  ------------
Net Interest Income After Provision for Loan Loss-
 es................................................             7             7
Noninterest Income.................................             3             3
Noninterest Expense................................             6             6
                                                     ------------  ------------
Income Before Income Taxes.........................             4             4
Income Tax Expense.................................             1             1
                                                     ------------  ------------
Net Income.........................................  $          3  $          3
                                                     ============  ============
Cash Dividends on Common Shares....................  $        0.4  $        0.4
                                                     ============  ============
PER COMMON SHARE DATA
Net Income.........................................  $       0.81  $       0.83

Cash Dividends.....................................          0.12          0.12
Common Shareholders' Equity at Period-End..........         18.49         17.93
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Total Assets.......................................  $        655  $        678
Total Loans........................................           312           297
Total Deposits.....................................           587           612
Common Shareholders' Equity........................            62            59
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Total Assets.......................................  $        655  $        672
Total Loans........................................           313           298
Total Deposits.....................................           591           604
Common Shareholders' Equity........................            58            61
CONSOLIDATED PERCENTAGES
Return on Average Common Shareholders' Equity......         18.49%        17.98%
Return on Average Total Assets.....................          1.64          1.63
Tier 1 Capital Ratio...............................         22.03         19.71
Total Capital Ratio................................         23.29         20.97
Leverage Ratio.....................................          9.80          8.52
Allowance for Loan Losses as a Percent of Period-
 End Loans, Less Unearned Discount.................          2.11          1.82
Net Charge-Offs as a Percent of Average Loans, Less
 Unearned Discount.................................          0.05          0.01
Nonperforming Asset Ratio..........................          0.83          0.71
Common Dividend Payout Ratio.......................         14.87         14.40

                              RECENT DEVELOPMENTS

  BNY has agreed to purchase the securities processing business of J.P. Morgan & Co. Incorporated and BankAmerica Corporation. The J.P. Morgan global custody business includes securities lending and domestic custody business in the United States and the United Kingdom. The Bank America acquisition includes U.S. and global custody, as well as securities lending, securities clearance and master trust. Both transactions are expected to close during the second half of 1995. J.P. Morgan has approximately $800 billion in custody assets and BankAmerica Corporation has approximately $462 billion in custody assets while those of BNY total $1.65 trillion. BNY has also agreed to acquire the corporate trust business of Nationsbank Corp. This acquisition involves the transfer to BNY of approximately 11,500 bond trustee and agency accounts representing over $167 billion in outstanding securities and is expected to be completed by year end. The pro forma effect of these acquisitions on BNY's 1994 income is not material. See also "Parties to the Merger--BNY."

  On June 1, 1995, The Bank of New York National Association converted from a national bank to a state chartered New Jersey bank and became a member of the Federal Reserve System. On the same day the name of the bank changed to The Bank of New York (NJ).

  On May 3, 1995, BNY sold its $7.6 billion residential mortgage servicing portfolio. BNY has also completed the closing of its mortgage origination offices on the west coast and in other parts of the U.S. However, BNY will continue to originate residential mortgages through 11 offices in New York, New Jersey and Connecticut.

                                  INTRODUCTION

GENERAL

  This Proxy Statement-Prospectus is being furnished to the holders of common stock, no par value ("PTC Common Stock"), of The Putnam Trust Company of Greenwich, a Connecticut bank ("PTC"), in connection with the solicitation of proxies by the Board of Directors of PTC (the "PTC Board") for use at its Annual Meeting of shareholders on July 17, 1995 at 4:30 p.m., and at any adjournments or postponements thereof (the "PTC Meeting").

  At the PTC Meeting the shareholders of record of PTC Common Stock as of the close of business on June 7, 1995 (the "PTC Record Date") will consider and vote upon (i) a proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of March 25, 1995 (the "Merger Agreement"), by and between The Bank of New York Company, Inc., a New York corporation ("BNY") and PTC, pursuant to which PTC will merge (the "Merger") with and into a Connecticut bank that will be organized as a wholly owned subsidiary of BNY (the "Merger Sub"), (ii) the election of 11 directors, (iii) a proposal to ratify the appointment of the accounting firm of Ernst & Young LLP to serve as independent auditors and (iv) such other matters as may be properly brought before the PTC Meeting. Upon consummation of the Merger, each outstanding share of PTC Common Stock (other than shares of PTC Common Stock owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary, shares held by PTC or a subsidiary in treasury or shares with respect to which dissenters' rights have been perfected ("Dissenters' Shares")) will be converted into the right to receive 1.312 shares of common stock, par value $7.50 per share of BNY ("BNY Common Stock"), together with related BNY Preferred Stock Purchase Rights (see "DESCRIPTION OF BNY CAPITAL STOCK--BNY Preferred Stock Purchase Rights"). Any shares of PTC Common Stock held by BNY or a subsidiary (other than shares of PTC Common Stock owned in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary) and shares held by PTC or a subsidiary in treasury will be canceled and retired and will cease to exist as of the Effective Time of the Merger and no payment will be made with respect thereto. See "THE MERGER--Effect of the Merger." Dissenters' Shares shall be purchased as described in "DISSENTERS' SHARES." For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER." This Proxy Statement-Prospectus and the accompanying proxy cards are first being mailed to shareholders of PTC on or about June 14, 1995.

  THE BOARD OF DIRECTORS OF PTC RECOMMENDS THAT THE HOLDERS OF PTC COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER, THE PROPOSED SLATE OF DIRECTORS AND THE RATIFICATION OF THE PROPOSED INDEPENDENT AUDITORS.

  This Proxy Statement-Prospectus also constitutes a prospectus of BNY in respect of the shares issuable pursuant to the Merger.

  All historical financial and share price-related information of BNY and PTC contained herein has been adjusted to give effect to the two-for-one split on BNY Common Stock effective April 22, 1994 (the "BNY Stock Split") and the PTC 10% stock dividend effective December 1, 1993.

PARTIES TO THE MERGER

  BNY. BNY is a bank holding company subject to the Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal executive offices at 48 Wall Street, New York, New York 10286, telephone number (212) 495-1784. Its principal wholly-owned banking subsidiaries are The Bank of New York, The Bank of New York (Delaware) and The Bank of New York (NJ). BNY provides a complete range of banking and other financial services to corporations and individuals worldwide through its core businesses: Corporate Banking, Retail Banking, Securities and other Processing, Trust, Investment Management and Private Banking and Financial Market Services. At March 31, 1995, BNY had consolidated total assets of approximately $52 billion, consolidated total deposits of approximately $35 billion and consolidated shareholders' equity of approximately $4.5 billion. On the basis of consolidated total assets at December 31, 1994, BNY was the sixteenth largest bank holding company in the United States. The Bank of New York is a state chartered New York banking corporation and a member of the Federal Reserve System. It conducts a national and international wholesale banking business and a retail banking business in the metropolitan New York City area and provides a comprehensive range of corporate and personal trust, securities processing and investment services. The Bank of New York (Delaware) is a Delaware chartered, FDIC insured non-member bank. As of December 31, 1994, it was the tenth largest issuer of bank credit cards in the United States. It also provides selected banking services to corporations, primarily in the mid-Atlantic states. The Bank of New York (NJ) is a state chartered New Jersey bank and a member of the Federal Reserve System. It conducts a full service commercial banking business in New Jersey focusing on consumers and small to mid-sized businesses with annual sales of $1 million to $25 million.

  BNY's principal assets and sources of income are its investments in its bank subsidiaries, and it is a legal entity separate and distinct from such subsidiaries. There are various federal and state legal limitations on the extent to which a bank subsidiary of BNY may pay dividends to, finance or otherwise supply funds to BNY or its other subsidiaries. See "CERTAIN REGULATORY CONSIDERATIONS."

  BNY continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt or equity securities or a combination can be expected. Any future business combination or series of combinations that BNY might undertake may be material, in terms of assets acquired or liabilities assumed, to BNY's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice may result in dilution of book value and net income per share for the acquirors. See "RECENT DEVELOPMENTS."

  PTC. PTC is a Connecticut bank with its principal executive offices at 10 Mason Street, Greenwich, Connecticut 06830, telephone number (203) 869-3000. PTC is an FDIC insured non-member bank which conducts a full service commercial banking business primarily in the towns of Greenwich and Fairfield, Connecticut with business also being conducted in other parts of the State of Connecticut. Services provided by PTC include personal and commercial deposit accounts, consumer and commercial loans, full trust services and safe deposit boxes. As of March 31, 1995, PTC had total consolidated assets of approximately $655 million, consolidated total deposits of approximately $587 million and consolidated shareholders' equity of approximately $62 million. Putnam Travel, Inc., a wholly owned subsidiary of PTC, is a travel agency providing both personal and commercial travel services.

  MERGER SUB. Merger Sub will be a Connecticut bank formed as a wholly-owned subsidiary of BNY, solely to effectuate the Merger. BNY must secure the consent of the Banking Commissioner of the State of Connecticut for the establishment of Merger Sub. See "THE MERGER--Effect of the Merger."

  Additional information about BNY and its subsidiaries is included in documents incorporated by reference in this Proxy Statement--Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                THE PTC MEETING

THE PTC MEETING

  Each copy of the Proxy Statement-Prospectus mailed to holders of PTC Common Stock is accompanied by a proxy card furnished in connection with the solicitation by the Board of Directors of PTC for use at the PTC Meeting. The PTC Meeting is scheduled to be held at the Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 on July 17, 1995 at 4:30 p.m. At the PTC Meeting, holders of the PTC Common Stock will consider and vote upon (i) the proposal to approve the Merger, (ii) the election of directors of PTC for the ensuing year or until the consummation of the Merger (if earlier),
(iii) the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1995 and (iv) such other matters as may properly be brought before the PTC Meeting. On each matter to be considered at the PTC Meeting, the holders of PTC Common Stock will have one vote for each share of PTC Common Stock on the PTC Record Date.

  HOLDERS OF PTC COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY TO PTC THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

  Any holder of PTC Common Stock who has delivered a proxy may revoke it any time before it is voted by (i) attending the PTC Meeting and voting in person at such meeting, (ii) giving notice of revocation in writing to the address noted below or (iii) submitting a signed proxy card bearing a later date than the proxy last received to Putnam Trust, 10 Mason Street, Greenwich, Connecticut 06830, Attention: Senior Vice President and Corporate Secretary, provided that such notice or proxy card is actually received by PTC before the vote of shareholders. A proxy will not be revoked by the death or supervening incapacity of the shareholder executing the proxy unless, before the vote, notice in writing of such death or incapacity is received by PTC. The shares of PTC Common Stock represented by properly executed proxies received at or prior to the PTC Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by executed proxies received will be voted FOR approval of the Merger, FOR the nominees for director named herein and FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1995. If any other matters are properly presented at the PTC Meeting for consideration, the persons named in the PTC proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority will be exercised only to the extent permissible under applicable federal and state securities and corporation laws. As of the date of this Proxy Statement-Prospectus, PTC is unaware of any other matter to be presented at the PTC Meeting.

  PTC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

VOTES REQUIRED

  Only holders of record of PTC Common Stock on the PTC Record Date will be entitled to vote at the PTC Meeting. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of the PTC Common Stock on the PTC Record Date will be required to approve the Merger. Therefore, a failure by a holder to return a properly executed proxy card or to vote in person at the PTC Meeting with respect to the Merger will have the same effect as a vote against the Merger. Abstentions and broker non-votes will also have the same effect as a vote against the Merger. Election of directors and ratification of the selection of independent auditors requires the affirmative vote at a meeting of shareholders at which a quorum is present of a majority of the voting power of shares of PTC Common Stock represented at the PTC Meeting. Abstentions and broker non-votes with respect to the election of directors or the ratification of the selection of independent auditors will be included in the calculation of those shares needed to constitute a quorum. The shares represented by such proxies, although considered present for quorum purposes, will not be considered part of the voting power present with respect to any proposal which is abstained from or to which the broker non-vote relates (other than the proposal to approve the Merger, described above).

  As of the PTC Record Date, there were 3,337,558 shares of PTC Common Stock outstanding and entitled to vote at the PTC Meeting, with each share being entitled to one vote.

  The directors and executive officers of PTC and their affiliates beneficially owned, as of the PTC Record Date, 964,143 shares (or approximately 28.7% of the outstanding shares) of PTC Common Stock (including 25,254 shares which could be acquired within 60 days on exercise of options). See "ELECTION OF PTC DIRECTORS--Security Ownership of Certain Beneficial Owners and Management." All such directors and executive officers have indicated that they intend to vote their shares in favor of the Merger. All directors of PTC have entered into agreements with BNY providing that each of them will vote his or her shares of PTC Common Stock in favor of the Merger. See "CERTAIN RELATED TRANSACTIONS-- Voting Agreements." The directors and executive officers of BNY and their affiliates beneficially owned, as of the PTC Record Date, no shares of PTC Common Stock. As of the PTC Record Date, PTC held as trustee of its Profit Sharing Plan for Employees 114,990 shares, or 3.4% of the outstanding shares of PTC Common Stock and PTC's Trust Division is sole fiduciary for certain trusts and estates holding 6,336 shares of PTC Common Stock, or .2% of the outstanding PTC Common Stock and as co-fiduciary with one or more co-fiduciaries for certain trusts or estates and, as such, has joint responsibility for an additional 101,902 shares of PTC Common Stock, or 3.1% of the outstanding PTC Common Stock. PTC, subject to co-fiduciary consent where applicable, intends to vote shares of PTC Common Stock held by it for the Merger, the election of the nominees named herein and ratification of the selection of independent auditors. As of that date, BNY subsidiaries held of record or in the name of nominees no shares of PTC Common Stock in a fiduciary capacity, but held 20,458 shares of PTC Common Stock in a custodial capacity as to none of which shares they had sole or shared voting authority.

  PTC's management is not aware of any individual or entity that owned of record or beneficially more than 5% of PTC Common Stock as of the PTC Record Date other than David W. Wallace who disclosed beneficial ownership of 659,446 shares (or 19.8%) of PTC's Common Stock outstanding as of the PTC Record Date. Mr. Wallace disclaims beneficial ownership of 341,078 of such shares. Mr. Wallace is a director of PTC and has entered into a Voting Agreement (as defined under "CERTAIN RELATED TRANSACTIONS--Voting Agreements").

  The cost of soliciting proxies from shareholders of PTC will be borne by PTC. Such solicitations will be made by mail but also may be made by telephone or in person by the directors, officers and employees of PTC (who will receive no additional compensation for doing so). PTC has retained Morrow & Co. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $12,000, plus reasonable out-of-pocket costs and expenses authorized by PTC. In addition, PTC will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

RECOMMENDATION OF THE PTC BOARD

  The PTC Board has unanimously approved the Merger Agreement and recommends that PTC's shareholders vote FOR approval of the Merger. For the reasons described below, the PTC Board believes that the Merger will provide significant value to all PTC shareholders and also will enable them to participate in opportunities for growth that the PTC Board believes the Merger makes possible. See "THE MERGER--Background of and Reasons for the Merger" and "--Opinion of PTC Financial Advisor."

                                   THE MERGER

  The following information, insofar as it relates to matters contained in the Merger Agreement is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Appendix A. PTC SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

BACKGROUND OF AND REASONS FOR THE MERGER

  BNY's Strategy. BNY believes that a process of consolidation will continue to occur in the U.S. banking and financial services industry, resulting in, among other things, a reduction in the number of independent banks and bank holding companies. BNY intends to take advantage of these changes so as to build shareholder value. BNY has made several acquisitions in recent years, which have enhanced its market position, offered opportunities for significant cost savings and provided a stable stream of fee based revenues. These acquisitions include Long Island Trust Company, Irving Bank Corporation, National Community Banks, Inc., Barclays Bank of New York, N.A., certain credit card portfolios and factoring businesses and, most recently, various trust and securities processing businesses. Acquisitions, in part, have enabled BNY to develop the largest number of retail banking branches in the New York City suburban area and significant middle and small business lending portfolios. BNY believes that this market segment is growing and offers superior margins. BNY's presence in the New York City suburban area led its management to explore expansion in the contiguous suburban regions of the states of New Jersey and Connecticut. Notwithstanding the absence of laws permitting interstate branching until 1997 (unless individual states provide an earlier time), BNY believes these regions offer the opportunity to achieve to a great extent (i) the efficiencies and expense savings associated with an in-state merger and (ii) growth of BNY's regional retail banking franchise and middle and small business lending portfolios. With respect to expansion into Connecticut, BNY management's review of PTC concluded that PTC was compatible with BNY in terms of location, size and business mix, and that an acquisition of PTC would therefore represent a desirable opportunity to build value for BNY shareholders. In addition, PTC's trust business fits in well with BNY's existing mix of trust assets and provides stable fee based revenues.

  PTC's Strategy. The past several years have been a period of substantial and rapid change in the banking industry in general and in the principal markets served by PTC. During this period, several acquisitions have been made in PTC's markets by larger regional and national bank holding companies with access to capital and resources substantially greater than PTC's. The increasing disparity in resources between such larger bank holding companies and PTC may impede PTC's future ability to continue to provide its customers with competitive and cost-effective services and products, to consider strategic and non-strategic acquisitions, and to attract and retain talented officers and employees.

  Background of and Reasons for the Merger. In early January 1995, PTC received an unsolicited letter from the Chairman and Chief Executive Officer of a large regional banking company (the "Other Party") expressing interest in the possible acquisition of PTC. This letter was discussed in a meeting of the Executive Committee of PTC's Board and in consultations with representatives of Brown Brothers Harriman & Co. ("Brown Brothers"), PTC's financial advisor. On January 16, 1995, a meeting was held between representatives of the Other Party and PTC, but no specific proposal was submitted or described in this meeting.

  PTC's senior management provided reports on the status of the discussions with the Other Party to the PTC Board of Directors at a special meeting on January 30, 1995. Brown Brothers made detailed presentations regarding the financial consequences of PTC's remaining an independent financial institution or affiliating with a larger bank holding company. Substantial information was provided to the PTC Board of Directors regarding the likely future value of its stock were it to remain independent, the financial condition and operations of PTC and other large bank holding companies that might have an interest in making an acquisition in PTC's market, and the terms of other comparable transactions. As a result, the Board of Directors authorized PTC's senior management to continue discussions with the Other Party but refrained from making a decision whether to remain independent or seek an acquisition. The Board also authorized retaining Brown Brothers as PTC's financial advisor.

  Brown Brothers then informed representatives of the Other Party that PTC was prepared to continue discussions. On February 10, 1995, a confidentiality agreement was executed between the Other Party and PTC. Over the next few weeks, Brown Brothers assisted PTC in responding to the Other Party's preliminary due diligence requests for additional information concerning PTC, and preliminary due diligence meetings were held between representatives of the Other Party and PTC management in late February, 1995.

  On February 13, 1995, the President of PTC met for a previously scheduled lunch with a senior executive officer of BNY. On February 20, 1995, PTC received an unsolicited letter from BNY, requesting that PTC consider the possibility of a merger transaction with BNY. The Directors of PTC were advised of the receipt of this letter. After continued discussions by the Directors and after the execution of a confidentiality agreement by BNY on March 2, 1995, BNY was provided the same information which the Other Party had received.

  On March 3, in response to a sharp increase in the price and trading volume of PTC Common Stock, PTC issued a press release stating that it was having preliminary discussions concerning a possible merger transaction. PTC also advised BNY and the Other Party that any formal merger proposals should be received on or before March 14, 1995. PTC did not want to go through a prolonged or open auction process in connection with a potential acquisition transaction for various reasons, including the potential for severe disruption of normal operations (including the substantial demand on PTC personnel during due diligence reviews by potential bidders). In order to accommodate these reasons and the objective of ensuring the shareholders of PTC received an attractive and acceptable offer, PTC asked the Other Party, BNY and each additional potential bidder that made inquiries to make a definitive proposal on or before March 14, 1995. PTC representatives completed preliminary due diligence meetings with BNY during the week of March 6-10. During this week, Brown Brothers also received numerous preliminary inquiries from other potential acquirors. One additional party elected to conduct limited due diligence while other parties elected not to pursue the opportunity.

  On March 14, 1995, PTC received formal transaction proposals from three parties, including BNY and the Other Party. At the regularly scheduled Board of Directors meeting on March 15, 1995, the Board of PTC and representatives of Brown Brothers discussed the proposals received and authorized continued discussions with BNY to determine whether mutually acceptable terms for a merger transaction could be reached. BNY alone was selected for continued negotiations and authorized to conduct final due diligence because the Board of Directors of PTC concluded that based on price, and other factors considered relevant (primarily the quality of BNY Common Stock, BNY's financial strength and its performance history), BNY's proposal was clearly superior. On March 16, 1995, Brown Brothers notified BNY that BNY would be permitted to continue due diligence for purposes of finalizing its proposal. During the following week, negotiations toward a definitive merger agreement and related agreements occurred, including further negotiation as to the amount and form of consideration to be paid per share of PTC Common Stock. Simultaneously, BNY representatives completed their due diligence investigation of PTC's operations, and representatives of PTC and Brown Brothers completed their due diligence investigation of BNY.

  On March 24, 1995, senior executive officers of BNY attended a special meeting of the PTC Board of Directors and made a presentation concerning the management and operating policies, financial condition, and financial prospects of BNY. Brown Brothers made a detailed presentation regarding the proposal and the alternatives available to PTC and compared the terms of the BNY proposal to the terms of other comparable transactions. After extensive discussion and consideration, the Board of Directors unanimously voted to accept the BNY proposal and approve the Merger Agreement. On March 25, 1995, the Merger Agreement was executed and delivered on behalf of BNY and PTC.

  PTC's Reasons for the Merger. In reaching its determination to approve the Merger Agreement, the PTC Board considered: (i) the long-term as well as the short-term interests of PTC, (ii) the interests of the shareholders of PTC, long-term as well as short-term, including the possibility that those interests might be best served by the continued independence of PTC,
(iii) the interests of PTC's employees, customers, creditors and suppliers,
(iv) community and societal considerations including those of each community in which an office or facility of PTC is located and (v) such other factors as the directors considered appropriate in determining what the directors believe to be in the best interests of PTC. Among the various factors considered by the PTC Board were the following:

    (i) The consideration offered by BNY in the Merger Agreement in relation to the market value, book value and earnings per share of PTC and the prospect for a higher current trading value for the BNY Common Stock to be received in the Merger and better prospects for further growth than if PTC were to remain independent;

    (ii) PTC's business, results of operations, financial position and prospects were it to remain independent;

    (iii) The economic conditions and prospects for the markets in which PTC operates in light of, among other things, intensifying competitive pressures in the financial services industry in general and, in particular, in these markets;

    (iv) The management, business, results of operations and financial condition of BNY;

    (v) The price attainable for PTC Common Stock at this time compared with the risks involved and possible price available at a later time;

    (vi) The current and historical dividends paid on PTC Common Stock and BNY Common Stock and the significant increase in dividends (on a pro forma equivalent basis) which would result to PTC's shareholders who continued to hold shares of BNY Common Stock after the Merger;

    (vii) The future prospects of BNY and the anticipated strengths and synergies (including cost savings and efficiencies) anticipated from the combination of BNY and PTC;

    (viii) The financial terms of other recent business combinations in the banking industry;

    (ix) The intentions of BNY relating to various benefit plans provided or to be provided to PTC employees including healthcare, pension, retiree healthcare, disability, stock purchase, and severance;

    (x) The intentions of BNY relating to the retention of the PTC name;

    (xi) The intentions of BNY relating to BNY's giving priority consideration to displaced PTC employees, if qualified, for job openings in BNY Westchester and New York operations;

    (xii) The financial advice rendered by Brown Brothers, including its opinion to the effect that the Exchange Ratio is fair from a financial point of view to PTC shareholders; and

    (xiii) The expectation that the Merger will be tax-free for federal income tax purposes to PTC and its shareholders. (See "Certain Federal Income Tax Considerations.")

  The Board of Directors of PTC did not assign any specific or relative weight to the factors it considered.

  The PTC Board believes that the Merger represents an opportunity for the holders of PTC Common Stock to exchange their shares of PTC Common Stock on a favorable basis for a security with a greater market liquidity than PTC Common Stock. In its analysis, Brown Brothers analyzed the changes in the amount of earnings, book value, and indicated dividends represented by one share of PTC Common Stock before the Merger and 1.312 shares of BNY Common Stock after the Merger. The analysis showed, among other things, that trading one share of PTC Common Stock before the Merger for 1.312 shares of BNY Common Stock after the Merger, based upon the internal estimates of PTC and the consensus of securities analysts' estimates for BNY, resulted in a 96.4% increase in estimated per share earnings for the year ending 1995, a 73.7% increase in book value per share as of December 31, 1994, and a 249.9% increase in the indicated dividends per share.

  In reaching its decision to approve the Merger Agreement and recommend that PTC shareholders approve the Merger, the PTC Board determined that, considering the respective earnings and dividend records, financial condition, business, assets and liabilities of PTC and BNY, the business prospects of BNY were favorable; that the management of BNY was strong and compatible with PTC; the prospects for the market price of BNY Common Stock were also favorable; that the relatively illiquid public market for shares of PTC Common Stock was disadvantageous to PTC and its shareholders; that each of BNY and PTC was well positioned in its respective markets; that PTC's and BNY's geographic markets were complementary, permitting BNY to increase its market share and competitive position in Fairfield County; that increasing levels of bank regulation, and the cost to small banks, such as PTC, of complying with such regulations, could adversely affect PTC's earnings; and that the consideration to be received by shareholders of PTC, which reflects a premium above the book value of PTC Common Stock, is fair from a financial point of view.

  BNY's Reasons for the Merger. In reaching its determination to approve the Merger Agreement, the Board of Directors of BNY (the "BNY Board") considered a number of factors, including, without limitation, the following:

    (i) a review of PTC, including a presentation by BNY management regarding its due diligence investigation of PTC, including its business, operations, earnings and financial condition on an historical, prospective and pro forma basis, and the opportunities for both operating efficiencies and synergies that are expected to result from the Merger and the respective contributions the parties would bring to a combined institution;

    (ii) a variety of factors affecting and relating to the overall strategic focus of BNY, discussed briefly above, including BNY's desire to expand its presence into Connecticut and thereby expand its retail banking franchise and middle market and small business lending portfolios in the New York City suburban area and its portfolio of fee based businesses; and

    (iii) the expectation that the Merger will be tax-free for federal income tax purposes to BNY and its shareholders. (See "--Certain Federal Income Tax Considerations.")

  The BNY Board did not assign any specific or relative weight to the factors under its consideration.

BENEFITS OF THE MERGER

  The geographic business area of PTC is adjacent to that of The Bank of New York, and the latter's operations centers are physically close to PTC's branches. In these circumstances, BNY believes that many of the opportunities for noninterest expense savings in an in-state merger of banks are attainable in this transaction. BNY intends to staff PTC at a level that emphasizes its existing commitment to customer service. Many operational services will be provided to PTC by The Bank of New York pursuant to service agreements enabling PTC to reduce many of the costs associated with its operating requirements. Also, improved operating leverage is expected in functions not directly associated with the delivery of banking services to the public, such as insurance, tax compliance and planning, corporate finance, technology, and public relations. In addition, there are opportunities to achieve improved purchasing power for the expenses that would continue to be incurred directly by PTC. Lastly, certain policy setting functions would be administered uniformly throughout the holding company structure, eliminating expenses that are presently being incurred. BNY does not contemplate any branch consolidations or any branch closing in connection with the Merger.

  Although estimates of specific savings are inherently subjective and no assurances can be given, BNY presently believes that, if the Merger is consummated, there would be cost savings. Managements of both BNY and PTC are now developing a transition plan that is designed to achieve these reductions. The extent to which savings can actually be achieved, however, depends on, among other things, the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation, and operating costs.

  Revenue growth is expected from additional products and services to be offered to individual consumers and mid-sized and small businesses. PTC does not strongly emphasize consumer loans, other than mortgages, whereas they are a strategically important focus for BNY. Further, BNY believes it has a broader range of non-credit offerings that it believes will address better the demands of PTC's marketplace.

  PTC and BNY both recognized the mutually complementary characteristics of the two organizations' market areas, business lines and management structures and orientations. BNY and PTC discussed recent changes in the competitive economic and regulatory characteristics of the market for banking services in New England, and the continuing desire of both BNY and PTC to provide a broad range of convenient and competitive credit, depository and trust services to their local communities at competitive rates. The managements of both BNY and PTC came to believe that a merger would provide the Surviving Bank with increased product capabilities, service and geographic scope of operations. Both PTC and BNY also came to believe that a merger would result in the Surviving Bank's being able to attract commercial banking business which PTC, on a stand-alone basis, could not attract. BNY and PTC also came to believe that the potential economies of scale would place the resulting organization in a stronger position to satisfy the financial needs of its customers, respond to changes affecting the banking and financial services industries and compete effectively with other larger financial institutions in New England.

OPINION OF PTC FINANCIAL ADVISOR

  In January, 1995 PTC retained Brown Brothers to act as PTC's financial advisor in connection with a review of ownership alternatives, including the possible sale of PTC to a third party. Brown Brothers is regularly engaged in the valuation of bank and bank holding company securities in connection with mergers, acquisitions, and other securities transactions. Brown Brothers has knowledge of, and experience with, Connecticut banking markets and banking organizations operating in those markets. Brown Brothers was selected by PTC based upon its qualifications, expertise, and reputation in the financial institutions industry.

  In such capacity, Brown Brothers participated in the negotiations with respect to the pricing and other terms of the Merger, but the decision to enter into the Merger Agreement was made by the Board of Directors of PTC. On March 24, 1995, the day prior to the signing of the Merger Agreement, Brown Brothers delivered to the PTC Board of Directors its written opinion that, as of such date, the consideration to be paid by BNY pursuant to the Merger was fair to PTC and its shareholders from a financial point of view. No limitations were imposed upon Brown Brothers with respect to the investigations made or procedures followed by Brown Brothers in rendering its opinion.

  The full text of the opinion of Brown Brothers dated as of March 24, 1995, which sets forth the assumptions made, matters considered, and limits on the review undertaken by Brown Brothers, is attached hereto as Appendix C. Shareholders are urged to read this opinion in its entirety. Brown Brothers' opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the PTC Meeting. The summary of the opinion of Brown Brothers set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

  For purposes of its opinion and in connection with the review of the proposed transaction, Brown Brothers: (i) reviewed a draft of the Merger Agreement, (ii) analyzed certain publicly available financial statements, both audited and unaudited, for PTC and BNY, (iii) analyzed certain financial statements and other financial and operating data concerning PTC and BNY prepared by their respective managements, (iv) analyzed certain financial projections of PTC, prepared by the management of PTC, (v) discussed the past and current operations and financial position and the prospects of PTC and BNY with the managements of PTC and BNY, (vi) reviewed and evaluated reported market prices and historical trading activity of PTC

Common Stock and BNY Common Stock, (vii) reviewed the financial performance of PTC and BNY together with the stock market data relating to PTC and BNY and similar data available for certain companies deemed comparable by Brown Brothers and their publicly-traded securities, (viii) reviewed the financial terms, to the extent publicly available, of certain recent business combinations involving financial institutions deemed comparable by Brown Brothers, (ix) considered the views of management of BNY respecting the strategic importance of the Merger, (x) analyzed the pro forma financial impact of the Merger on BNY, and (xi) conducted such other studies, analyses and examinations as deemed appropriate.

  In connection with its review, Brown Brothers relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding PTC and BNY provided to Brown Brothers by both companies and their representatives. Brown Brothers also did not independently verify and has relied on and assumed that the allowances for loan and lease losses set forth in the balance sheets of PTC and BNY at December 31, 1994 were adequate and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. With respect to the financial projections, Brown Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of PTC's management as to the future financial performance of PTC. Brown Brothers was not retained to conduct a physical inspection of any of the properties or facilities of PTC or BNY, nor did Brown Brothers make any independent evaluation or appraisal of PTC's or BNY's assets (including loans) or liabilities. Brown Brothers also assumed that the Merger in all respects is and will be in compliance with all laws and regulations that are applicable to PTC and BNY.

  Brown Brothers' opinion was based solely upon the information available to it and the economic, market, and other circumstances as they existed as of March 24, 1995, including the market price of BNY Common Stock. Events occurring after that date, including a material change in the market price of BNY Common Stock, could materially affect the assumptions and conclusions contained in this opinion. Brown Brothers has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after March 24, 1995.

  In rendering its opinion, Brown Brothers assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on BNY that would have a material adverse effect on the contemplated benefits of the Merger. Brown Brothers also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of BNY after the Merger.

  In connection with rendering its opinion, Brown Brothers performed a variety of financial analyses, which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Brown Brothers and not merely the result of mathematical analyses of financial data, Brown Brothers relied on several basic financial valuation methodologies in its determinations. Brown Brothers believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Brown Brothers without considering all such analyses and factors could create an incomplete view of the process underlying Brown Brothers' opinion. In its analyses, Brown Brothers made numerous assumptions with respect to business, market, monetary, and economic conditions, industry performance and other matters, many of which are beyond PTC's and BNY's control. Any estimates contained in Brown Brothers' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by Brown Brothers was assigned a greater significance by Brown Brothers than any other.

  Valuation Summary. Brown Brothers analyzed the Exchange Ratio of 1.312 shares of BNY Common Stock per share of PTC Common Stock and the total transaction value of $139.8 million. Brown Brothers noted that the Exchange Ratio represented a multiple of 15.3x reported earnings per share for the twelve month period ended December 31, 1994 and 15.2x estimated earnings per share for the twelve month period ending December 31, 1995 and a multiple of 2.48x December 31, 1994 book value per share. Brown Brothers also noted that the Exchange Ratio represented a multiple of 1.47x the PTC market price one month prior to the announcement of the Merger.

  Contribution Analysis. Brown Brothers analyzed the changes in the amount of earnings, book value, and indicated dividends represented by one share of PTC Common Stock before the Merger and 1.312 shares of BNY Common Stock after the Merger. The analysis showed, among other things, that trading one share of PTC Common Stock before the Merger for 1.312 shares of BNY Common Stock after the Merger, based upon the internal estimates of PTC and the consensus of securities analysts' estimates for BNY, resulted in a 96.4% increase in estimated per share earnings for the year ending 1995, a 73.7% increase in book value per share as of December 31, 1994, and a 249.9% increase in the indicated dividends per share. Brown Brothers also analyzed the balance sheet and income statement contribution of PTC to the combined companies on a pro forma basis. The analysis showed, among other things, that of the combined companies, PTC would have represented approximately 1.2% of the net income for the full year in 1994 and, at the date of the Merger Agreement, the shareholders of PTC would own 2.3% of the combined companies.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Brown Brothers estimated the present value of the future dividend stream that PTC could produce over a five year period under six different operating scenarios if PTC performed in accordance with management's forecasts. Brown Brothers also estimated the terminal value of PTC's common equity after a three and five year period by assuming a range of valuation multiples of 10.0x to 15.0x last twelve months earnings. The dividend streams and terminal values were then discounted to present values using discount rates from 10% to 12%, which reflect different assumptions regarding the required rates of return of holders and prospective purchasers of PTC Common Stock. The range of present values per fully diluted share of PTC Common Stock resulting from these assumptions was $20.96 to $45.97, depending upon the operating scenario and the multiple selected for the terminal value.

  Comparable Companies and Comparable Acquisition Transactions. Using public and other available information, Brown Brothers compared the profitability, capitalization, and asset quality of PTC to companies which Brown Brothers considered to be comparable. These companies included 6 banks and bank holding companies operating in Fairfield County, Connecticut (Union Trust Company, The Bank of Darien, Gateway Financial Corporation, First County Bank, People's Mutual Holdings and Westport Bancorp, Inc.). Using public and other available information, Brown Brothers compared the historical trading prices of BNY Common Stock from July 1988 through January 1995, and the profitability, capitalization and asset quality of BNY to companies which Brown Brothers considered to be comparable. These companies included 10 banks and bank holding companies operating within the New England and Mid-Atlantic regions, with total assets greater than $25 billion (Bank of Boston Corporation, First Fidelity Bancorporation, Fleet Financial Group, Inc., Mellon Bank Corporation, Shawmut National Corporation, PNC Bank Corporation, KeyCorp, CoreStates Financial Corporation, Baybanks, Inc. and Citizens Financial Group).

  Brown Brothers also compared the Merger on the basis of multiples of stated book value and earnings of PTC implied by the value of the consideration to be paid to the holders of PTC Common Stock as of the date of the determination with the same ratios in acquisitions of banks and bank holding companies which Brown Brothers deemed comparable. Such comparable acquisitions included banks and bank holding companies within the New England and Mid-Atlantic regions with total assets between $300 million and $3 billion. The range of multiples paid in these transactions was 1.90 to 2.44 times the stated book value of the acquired companies' common stock and 12.66 to 16.25 times the acquired companies' last twelve months earnings.

  Pursuant to the terms of an engagement letter dated February 9, 1995, Brown Brothers will, in the event a Transaction (as defined in the engagement letter) is consummated, be entitled to a cash fee (the "Closing Fee") equal to 1.0% of Transaction consideration for its financial advisory services, including the rendering of the fairness opinion. Such fee will be payable at the closing of the Transaction. Whether or not the Transaction is consummated, PTC has agreed to reimburse Brown Brothers for out-of-pocket expenses and has agreed to indemnify Brown Brothers, its affiliates and their respective partners, directors, officers, agents, consultants, employees, and controlling persons against certain expenses and liabilities, including liabilities under certain Federal securities laws.

  The summary set forth above does not purport to be a complete description of the presentation by Brown Brothers to the PTC Board or of the analyses performed by Brown Brothers. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. The fact that any specific analysis has been referred to in this summary is not meant to indicate that such analysis was given greater weight than any other analysis.

  As described herein, Brown Brothers' opinion and presentation to the PTC Board were among the many factors taken into consideration by the PTC Board in making its determination to approve the Merger Agreement.

EFFECT OF THE MERGER

  At the Effective Time (as defined below), PTC will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of BNY. In the Merger, (i) each share of PTC Common Stock outstanding immediately prior to the Effective Time (other than shares of PTC Common Stock owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary, shares held by PTC or a subsidiary in treasury or shares with respect to which dissenters' rights have been perfected) will be converted into shares of BNY Common Stock at the Exchange Ratio.

  Any shares of PTC Common Stock held by BNY or a subsidiary (other than shares of PTC Common Stock owned in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith by BNY or a subsidiary) or by PTC or a subsidiary in treasury will be canceled and retired and will cease to exist as of the Effective Time of the Merger and no payment will be made with respect thereto.

  No fractional shares of BNY Common Stock will be issued in connection with the Merger. In lieu of fractional shares, BNY will make a cash payment equal to the fractional interest that a holder of PTC Common Stock would otherwise receive multiplied by the per share closing price of the BNY Common Stock as reported on the NYSE Composite Transactions Tape for the day immediately preceding the Effective Time on which BNY Common Stock is traded on the NYSE. If prior to the Effective Time the outstanding shares of BNY Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a change in BNY's capitalization, then an appropriate and proportionate adjustment in the Exchange Ratio will be made.

  For a discussion of the rights of dissenting holders of PTC Common Stock, see "DISSENTERS' RIGHTS."

EFFECTIVE TIME

  The Merger will become effective at the date and time (the "Effective Time") the appropriate documents to consummate the Merger (the "Closing Documents") are filed as required by law or on such other time as BNY and PTC may agree in writing in accordance with applicable law. BNY and PTC will use reasonable efforts to cause the Effective Time to occur at a time and date specified by BNY, which (subject to certain exceptions) shall not be later than the first business day of the month following the last to occur of (i) the receipt of the last federal or state regulatory approval required for the Merger (and the expiration of any applicable waiting period) and (ii) the date on which the Merger is approved by the requisite vote of the shareholders of PTC. See "-- Conditions to Consummation of the Merger."

SURRENDER OF CERTIFICATES

  Promptly after the Effective Time, BNY will cause The Bank of New York, acting in the capacity of exchange agent for BNY (the "Exchange Agent"), to mail or deliver to each former holder of record of PTC Common Stock (other than holders of Dissenters' Shares) a letter of transmittal containing instructions as to the procedures to be used in effecting the surrender of such holder's certificates representing shares of PTC Common Stock for certificates representing shares of BNY Common Stock.

  HOLDERS OF PTC COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM FROM THE EXCHANGE AGENT.

  Upon surrender to the Exchange Agent of one or more certificates for PTC Common Stock, together with a properly completed letter of transmittal, the holder of PTC Common Stock surrendering such items will be entitled to receive a certificate or certificates representing the number of shares of BNY Common Stock to which such holder is entitled pursuant to the Merger Agreement and, where applicable, a check for the amount to be paid to such holder of PTC Common Stock in lieu of any fractional share interest determined in the manner described above, without interest. In addition, any holder of PTC Common Stock who on March 25, 1995 or at the time of the PTC Meeting is an affiliate of PTC (as the term is used in Rule 145(c) and (d) under the Securities Act) must also execute an affiliate's letter pursuant to the Merger Agreement in connection with the surrender of their certificates for PTC Common Stock. Such holders shall be deemed to have surrendered any certificate for PTC Common Stock only upon the execution and delivery of an affiliate's letter. See "CERTAIN RELATED TRANSACTIONS--Resales of BNY Stock."

  If any certificate for BNY Common Stock is to be issued in or a cash payment made to a name other than the name on the certificate for PTC Common Stock which is surrendered, the PTC certificate being surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such exchange must pay the Exchange Agent, in advance, any transfer or other taxes due by reason of the issuance of a certificate for BNY Common Stock or the making of a cash payment to any name other than the name of the registered holder of the PTC certificate surrendered. Alternatively, such person must establish to the satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

  No dividends or other distributions declared or paid by BNY after the Effective Time and with a record date after the Effective Time with respect to BNY Common Stock will be paid to the holder of any unsurrendered certificate representing PTC Common Stock, until the holder duly surrenders such certificate. Following such surrender of any such certificate, there will be paid to the holder of the certificates representing shares of BNY Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such shares of BNY Common Stock.

  At the Effective Time, the stock transfer books of PTC will be closed and no transfers of shares of PTC Common Stock will thereafter be made. If certificates representing shares of PTC Common Stock are presented for transfer after the Effective Time (other than Dissenters' Shares), they will be canceled and exchanged for the shares of BNY Common Stock and cash in lieu of fractional shares of BNY Common Stock, if any, deliverable in respect thereof. Any shares of PTC Common Stock as to which the holder has perfected dissenters' rights under Connecticut law will be purchased in accordance with the procedures described under "DISSENTERS' RIGHTS" and in Appendix B to this Proxy Statement-Prospectus.

  At the end of the six-month period following the Effective Time, any certificates representing BNY Common Stock and any cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) will be returned to BNY, any holders of certificates for PTC Common Stock who have not exchanged their certificates must look only to BNY for BNY Common Stock and cash in lieu of fractional shares and will be treated as general creditors of BNY. Neither BNY or PTC will be liable to any former holder of PTC Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Conditions to Each Party's Obligations. The respective obligations of BNY and PTC to consummate the Merger are subject to the fulfillment or written waiver by BNY or PTC prior to the Effective Time of certain conditions, including the following:

    (a) the Merger Agreement having been approved by the requisite vote of the holders of PTC Common Stock;

    (b) the receipt of the required regulatory approvals described under "Regulatory Approvals" below (and the expiration of any related waiting periods), generally without such approvals being conditioned or restricted
  (i) so as to result in a material adverse effect on the Surviving Bank or BNY or (ii) so as to both reduce the benefits of the Merger to BNY in such a manner that BNY, in its good faith reasonable judgment, would not have entered into the Merger Agreement had such condition or restriction been known on March 25, 1995 and impose conditions or restrictions other than those customarily imposed by the applicable governmental entity in similar circumstances;

    (c) no court or other governmental entity having taken action that would prohibit consummation of the Merger or which would have a material adverse effect on the Surviving Bank;

    (d) the Registration Statement shall have become and shall remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

    (e) all permits and other authorizations under state securities laws necessary to consummate the Merger and issue shares of BNY Common Stock in the Merger shall have been received and shall be in full force and effect;

    (f) the shares of BNY Common Stock to be issued in the Merger having been approved for listing on the NYSE, subject to official notice of issuance; and

    (g) PTC and BNY will have received an opinion of Sullivan & Cromwell, counsel to BNY, reasonably satisfactory in form and substance to PTC and BNY, as to certain tax consequences described under "Certain Federal Income Tax Considerations."

  For a discussion of the regulatory approvals required for consummation of the Merger, see "--Regulatory Approvals."

  PTC Conditions. The obligation of PTC to consummate the Merger is subject to the fulfillment or written waiver by PTC prior to the Effective Time of certain additional conditions, including the following:

    (a) the representations and warranties of BNY contained in the Merger Agreement will be true and correct as if made at and as of March 25, 1995 and as of the Effective Time, except as expressly contemplated or permitted by the Merger Agreement and except that representations and warranties that by their terms speak as of March 25, 1995 or some other date will be true and correct as of such date, and PTC shall have received a certificate, dated the Effective Time, of BNY to such effect;

    (b) BNY will have performed in all material respects all obligations required to be performed by BNY under the Merger Agreement at or prior to the Effective Time, and PTC shall have received a certificate, dated as of the Effective Time, of BNY to such effect; and

    (c) PTC will have received an opinion, dated the Effective Time, of counsel to BNY, covering certain legal matters.

  BNY Conditions. The obligation of BNY to consummate the Merger is subject to the fulfillment or written waiver by BNY prior to the Effective Time of certain additional conditions, including the following:

    (a) the representations and warranties of PTC contained in the Merger Agreement will be true and correct as if made at and as of March 25, 1995 and as of the Effective Time, except as expressly contemplated or permitted by the Merger Agreement and except that representations and warranties that by their terms speak as of March 25, 1995 or some other date will be true and correct as of such date, and BNY shall have received a certificate, dated the Effective Time, of PTC to such effect;

    (b) PTC will have performed in all material respects all obligations required to be performed by PTC under the Merger Agreement at or prior to the Effective Time, and BNY shall have received a certificate, dated the Effective Time, of PTC to such effect; and

    (c) BNY will have received an opinion, dated the Effective Time, of counsel to PTC, covering certain legal matters.

PRICE-BASED TERMINATION

  PTC may, by action of PTC's Board, make a one time election to terminate the Merger Agreement at any time (either before or after the PTC Meeting) if the average of the per share closing sale prices of BNY Common Stock as reported on the NYSE Composite Transactions Tape during any twenty consecutive NYSE trading days on which BNY Common Stock is traded on the NYSE (the "Average Price") is less than $25.00 per share, provided PTC gives BNY notice of such election within the fifteen day period commencing with the first date on which the Average Price of BNY Common Stock is less than $25.00 per share. If PTC elects not to terminate or fails to give such notice within such time period, it will have no further right to terminate the Merger Agreement pursuant to this BNY Average Price based termination provision. In considering whether to terminate the Merger Agreement pursuant to this provision, the PTC Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, the advice of its financial adviser and legal counsel. The matter would not, however, be resubmitted to shareholders.

TERMINATION FEE

  PTC has agreed to pay to BNY a fee of $7 million (the "Termination Fee") following the occurrence of a Fee Trigger Event (as defined below); provided that BNY's right to receive the fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Fee Trigger Event: (i) The Effective Time; (ii) Termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs before a Preliminary Fee Trigger Event (as defined below), other than a termination by BNY because PTC breached specified obligations under the Merger Agreement at a time when PTC is not otherwise entitled to terminate the Merger Agreement; or (iii) Eighteen months after the termination of the Merger Agreement if such termination (a) follows, or occurs at the same time as, the occurrence of a Preliminary Trigger Event, or (b) is a termination by BNY because PTC breached specified obligations under the Merger Agreement at a time when PTC was not entitled to terminate the Merger Agreement.

  The term "Preliminary Fee Trigger Event" means the occurrence of any of the following events or transactions after March 25, 1995:

    (i) PTC or any subsidiary shall have agreed to engage in an Acquisition Transaction (as defined below) with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than BNY or any subsidiary of BNY (each a "BNY Person"), or the PTC Board shall have recommended that the PTC shareholders approve or accept any Acquisition Transaction (as defined below) with any Person other than a BNY Person. The term "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving PTC or any of its subsidiaries, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of PTC or any of its subsidiaries or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of PTC or any of its subsidiaries;

    (ii) (a) Any Person, other than a BNY Person, alone or together with such Person's affiliates and associates (as the terms "affiliate" and "associate" are defined in Rule 12b-2 under the Exchange Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of PTC Common Stock (the term "beneficial ownership" having the meaning assigned thereto in Section 13(d) of the Exchange Act) or (b) any group (as the term "group" is defined for purposes of Section 13(d)(3) of the Exchange Act), other than a group of which a BNY Person is a member, shall have been formed that beneficially owns 20% or more of the PTC Common Stock then outstanding; provided that no Preliminary Fee Trigger Event shall occur based on the acquisition of beneficial ownership of additional shares of PTC Common Stock by any Person who is an affiliate of PTC on March 25, 1995 and has executed and delivered to BNY a letter agreement of the type described under "CERTAIN RELATED TRANSACTIONS--Voting Agreements;"

    (iii) Any Person, other than a BNY Person, shall have made a bona fide proposal to PTC or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than a BNY Person, shall have (a) filed an application with any governmental entity for approval to engage in such Acquisition Transaction or (b) commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of PTC Common Stock such that, upon consummation of such offer, such Person would own or control 20% or more of the then outstanding shares of PTC Common Stock;

    (iv) After a proposal is made by any Person, other than a BNY Person, to PTC or its shareholders to engage in an Acquisition Transaction, or such Person states its intention to PTC to make such a proposal, PTC shall have breached any representation, covenant or obligation contained in the Merger Agreement and such breach would entitle BNY to terminate the Merger Agreement because PTC breached specified provisions of the Merger Agreement (without regard to any grace period provided for in the Merger Agreement unless such breach promptly is cured without jeopardizing consummation of the Merger in accordance with the terms of the Merger Agreement);

    (v) The PTC Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or the PTC Board fails to recommend approval (or withdraws its recommendation of approval) of the Merger, or the PTC Board modifies such recommendation in a manner adverse to the interests of BNY; or

    (vi) Any person, other than a BNY Person, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or other federal or state bank regulatory authority, which application or notice has been accepted as informationally complete, for approval to engage in an Acquisition Transaction.

  The term "Fee Trigger Event" means the occurrence of either of the following events or transactions after March 25, 1995: (i) The acquisition by any person, other than a BNY Person or any Person who is an affiliate of PTC on March 25, 1995 and has executed and delivered to BNY a letter agreement of the type described under "CERTAIN RELATED TRANSACTIONS--Voting Agreements" or any group of Persons each of whom is such an affiliate, alone or together with such Person's affiliates and associates, or any group, of beneficial ownership of 35% or more of PTC Common Stock; or (ii) The occurrence of a Preliminary Fee Trigger Event described in clause (i) above, except that the percentage contained in the above definition of "Acquisition Transaction" is 25%.

  PTC must promptly notify BNY, in writing, of any Preliminary Fee Trigger Event or Fee Trigger Event, provided that giving such notice is not a condition to the right of BNY to receive the Termination Fee.

  BNY must give PTC written notice of BNY's exercise of its right to payment of the Termination Fee within 90 days of receipt of notice of a Fee Trigger Event. If PTC is required to pay the Termination Fee, it must make such payment not later than five business days after receipt by PTC of BNY's notice.

  In the event that PTC's shareholders fail to approve the Merger, either PTC or BNY may terminate the Merger Agreement in accordance with its terms. See "Waiver and Amendment; Termination." If no

Preliminary Fee Trigger Event or Fee Trigger Event occurs at or prior to such termination, BNY's right to the Termination Fee will terminate. If a Fee Trigger Event has occurred, BNY will be entitled to exercise its right to the Termination Fee (provided it gives the requisite notice to PTC within the time period described herein). If a Preliminary Fee Trigger Event occurs at or prior to the termination of the Merger Agreement, as described, BNY's rights to the Termination Fee will terminate 18 months after such termination of the Merger Agreement and may be exercised in accordance with the terms of the Merger Agreement should a Fee Trigger Event occur in that period.

  The provisions relating to the Termination Fee are intended to increase the likelihood that the Merger will be consummated in accordance with the Merger Agreement. The Termination Fee is likely to have the effect of discouraging persons who now or prior to the Effective Time might be interested in acquiring all or a significant interest in PTC from considering or proposing such an acquisition and would likely increase the cost to the acquiror of any such acquisition.

REGULATORY APPROVALS

  The Merger cannot proceed in the absence of the requisite regulatory approvals. See "--Conditions to Consummation of the Merger" and "--Waiver and Amendment; Termination." There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described above under "Conditions to Consummation of the Merger."

  The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the BHC Act and the FDIC under Section 18(c) of the Federal Deposit Insurance Act, as amended (the "FDIA"). In granting their approvals under the BHC Act and the FDIA the Federal Reserve Board and the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board and the FDIC from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless those agencies find that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act, as amended (the "CRA"), the Federal Reserve Board and the FDIC must take into account the performance history of the existing institutions in meeting the credit needs of the entire community including low and moderate income neighborhoods served by such institutions. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the CRA. Under the BHC Act and the FDIA, the Merger may not be consummated until a date which is between the 15th day and the 30th day following the date of Federal Reserve Board or FDIC approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's or the FDIC's approval unless a court specifically orders otherwise.

  A final application has been submitted seeking the foregoing approval of the Federal Reserve Board. An application will be submitted to the FDIC.

  BNY's acquisition of control of PTC and establishment of Merger Sub are also subject to approval by the Superintendent of Banks under the New York Banking Law. Under New York law, the Superintendent of Banks has the authority to deny an application if the Superintendent finds that the applicant or any of its banking subsidiaries located in the State of New York does not meet the requirements of the CRA or does not meet the credit needs of its entire community. An application for the foregoing approval has been submitted to the New York Superintendent of Banks.

  The Merger, BNY's acquisition of control of PTC and establishment of Merger Sub are also subject to the prior approval of the Banking Commissioner of the State of Connecticut (the "CT Commissioner") under the CTBL. The CT Commissioner must take into consideration, among other factors, public convenience, capital adequacy, lending policies and services to be provided, managerial resources and the result of the Merger on competition. The CTBL prohibits the CT Commissioner from approving the Merger unless the CT Commissioner finds that BNY and PTC have a record of compliance with the CRA. An application for such approval has been submitted to the CT Commissioner.

  BNY and PTC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

  Generally. The Merger Agreement contains certain restrictions on the conduct of PTC's business pending consummation of the Merger. In particular, prior to the Effective Time, the Merger Agreement requires that (i) PTC and its subsidiaries (the "PTC Subsidiaries") will conduct their businesses only in the ordinary and usual course and, to the extent consistent therewith, use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, (ii) PTC and the PTC Subsidiaries will take no action (a) which would adversely affect or delay the receipt of any regulatory approvals, consents or waivers required to permit consummation of the Merger without imposition of a condition or restriction which causes such approval to fail to satisfy the conditions set forth in the Merger Agreement or the ability of BNY or PTC to perform its obligations under the Merger Agreement or (b) that is reasonably likely to have a material adverse effect on the business, financial condition, results of operations or prospects of BNY or PTC, significantly and adversely affects the ability of BNY or PTC to consummate the Merger or perform any material obligation under the Merger Agreement, or enables any person to prevent consummation, by January 31, 1996, of the Merger; and (iii) other than in the ordinary course of business consistent with past practice PTC and the PTC Subsidiaries will not (a) incur any indebtedness for borrowed money, (b) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of another, (c) make any loans or advances exceeding specified limits other than residential mortgage and consumer loans made in accordance with PTC's usual loan practices; (iv) PTC will not (a) adjust, split, combine or reclassify any capital stock or (b) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock owned by PTC of any PTC Subsidiary; (v) neither PTC nor any PTC Subsidiary will (a) other than as permitted by the Merger Agreement make, declare, set aside or pay any dividend payable in cash, stock or other property with respect to PTC's capital stock; (b) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of PTC capital stock; or
(c) notwithstanding anything to the contrary contained in the Merger Agreement, grant, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or stock appreciation rights with respect to, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of PTC capital stock of any class, with the exception of PTC Common Stock issuable under certain circumstances pursuant to PTC's existing benefit plans; (vi) neither PTC nor any PTC Subsidiary will (a) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any of PTC's or any PTC Subsidiaries' material properties or assets or encumber any property or assets other than in the ordinary and usual course of business, (b) cancel, release, assign or modify any material amount of indebtedness of any other person other than in the ordinary and usual course of business, or (c) authorize any capital expenditures other than capital expenditures for replacements and repairs that exceed an amount specified in the Merger Agreement; (vii) except for internal reorganizations involving existing subsidiaries, neither PTC nor any PTC Subsidiary will make any material acquisition of, or investment in, the assets or stock of any other person except in satisfaction of a debt previously contracted in good faith, including other real estate owned; (viii) neither PTC nor any PTC Subsidiary will directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with a title of Vice President or above, other than (a) bonuses, increases or promotions in the ordinary course and which have been previously approved by BNY in writing or (b) increases not exceeding amounts specified in the Merger Agreement; (ix) except as may be required by law or as may specifically be permitted by the Merger Agreement, neither PTC nor any PTC Subsidiary will establish, adopt, enter into or make any new, or amend any existing collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (x) neither PTC nor any PTC Subsidiary will implement or adopt any accounting principles, practices or methods, other than as may be required by generally accepted accounting principles as concurred in by PTC's independent auditors or reverse any liabilities existing as of March 25, 1995 for accrued expenses; (xi) neither PTC nor any PTC Subsidiary will amend their corporate governance documents or permit the amendment of such documents of any of their subsidiaries; (xii) except as described under "CERTAIN RELATED TRANSACTIONS--Voting Agreements", PTC will not enter into or take any action to cause its shareholders to enter into any shareholder agreement, understanding or commitment or cooperate in any formation of any voting trust relating to the right of PTC shareholders to vote any PTC Common Stock, provided that PTC will be permitted to vote any shares of PTC Common Stock held in a bona fide fiduciary capacity; (xiii) neither PTC nor any PTC Subsidiary will (a) take any action with respect to investment securities held or controlled by it for its own account inconsistent with past practices, (b) alter its investment portfolio duration or practices as in effect prior to March 25, 1995, (c) purchase any derivative security for, or invest in any derivative security any assets of, any account or person for which PTC acts as a trustee, fiduciary or investment adviser, or (d) without prior consultation with BNY (A) purchase for its own account any derivative security, (B) take any action inconsistent with its past practices with respect to its own holdings of derivative securities, or (C) take any action that would or could reasonably be expected to have a material effect on PTC's consolidated asset/liability interest rate sensitivity position; (xiv) without prior consultation with BNY, neither PTC nor any PTC Subsidiary will enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which was disclosed to BNY or to which PTC or any of its subsidiaries becomes a party after March 25, 1995 other than a specified class of actions, suits, proceedings or orders; (xv) with respect to properties leased by PTC or any PTC Subsidiary, neither PTC nor any PTC Subsidiary will renew, exercise an option to extend, cancel or surrender any lease of real property without prior consultation with BNY; (xvi) PTC and the PTC Subsidiaries will not effect a significant change in their respective capital structures; (xvii) neither PTC nor any of the PTC Subsidiaries will authorize or enter into an agreement to take any of the actions referred to in (i) to
(xvi) above, inclusive.

  From and after March 25, 1995 until the Effective Time, PTC may (to the extent legally and contractually permitted to do so) but shall not be obligated to, declare and pay regular quarterly cash dividends on the then issued and outstanding shares of PTC Common Stock in an amount not exceeding $0.12 per share and direct and indirect wholly owned subsidiaries of PTC may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property. Unless BNY otherwise agrees in writing, none of PTC or the PTC Subsidiaries will declare or pay any dividend or distribution on shares of PTC Common Stock, whether payable in cash, stock or other property, other than as specifically permitted above.

  Modification of Certain PTC Policies. The Merger Agreement requires PTC, at the request of BNY, to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) immediately prior to the Effective Time on a mutually satisfactory basis so as to be consistent with those of BNY and generally accepted accounting principles. PTC's representations, warranties and covenants contained in the Merger Agreement will not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on the account of the foregoing. The modifications required by this provision of the Merger Agreement are not expected to have a material adverse effect upon the results of operations or financial condition of BNY following the Merger. Such modifications are not the result of any specific regulatory action.

NO SOLICITATION

  PTC has agreed in the Merger Agreement that neither it nor any of the PTC Subsidiaries nor any of their respective officers and directors will, and that it will direct and use all reasonable efforts to cause their respective employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of PTC or any of the PTC Subsidiaries (any such proposal or offer being referred to herein as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any such person relating to an Acquisition Proposal (other than any discussion limited solely to PTC's disinterest in such Acquisition Proposal without regard to the substantive terms thereof); provided that if PTC is not otherwise in violation of such restriction, PTC's Board may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if PTC's Board, after having consulted with and considered the written advice of outside counsel (and has provided a copy of such advice to BNY), has determined that the failure to provide such information or participate in such negotiations and discussions would cause members of PTC's Board to breach their fiduciary duties under applicable Connecticut law. PTC must promptly notify BNY of any such inquiries and PTC must use all reasonable efforts to enforce any confidentiality agreement with any third party.

WAIVER AND AMENDMENT; TERMINATION

  Waiver and Amendment. Prior to the Effective Time, any condition to BNY or PTC's obligation to consummate the Merger described in "--Conditions to Consummation of the Merger" may be waived by BNY or PTC as the case may be to the extent permitted by applicable law. Subject to the applicable provisions of the CTBL and SCA, at any time prior to the Effective Time BNY and PTC may modify or amend the Merger Agreement in writing. At any time before the Effective Date, BNY may revise the structure of the Merger or the other transactions contemplated by the Merger Agreement or the manner of effecting such transactions provided that such revisions do not (i) subject any of PTC's shareholders to adverse tax consequences, (ii) adversely affect the consideration to be received by PTC's shareholders, or (iii) result in any material delay in the consummation of the Merger or other transactions contemplated by the Merger Agreement.

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of PTC, as follows: (i) by the mutual consent of BNY and PTC;
(ii) by action of the Board of Directors of either BNY or PTC if (a) the Merger is not consummated on or before January 31, 1996, (b) any approval or authorization of any governmental entity, the lack of which would result in the failure to satisfy the closing conditions set forth in the Merger Agreement (see "--Conditions to Consummation of the Merger") shall have been denied or such governmental entity shall have requested the permanent withdrawal of any application therefor or indicated an intention to deny such application or impose certain conditions with respect thereto or (c) the approval of PTC's shareholders shall not have been obtained, provided that in the case of a termination by PTC's Board, PTC is not then in material breach of its obligations with respect to other solicitations (see "--No Solicitation");
(iii) by BNY's Board if (a) PTC shall have breached any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in the failure to satisfy the closing conditions described in "--Conditions to Consummation of the Merger" and such breach cannot be or has not been cured within 30 days after a written notice from BNY to PTC, (b) PTC's Board shall have withdrawn, modified or changed in a manner adverse to BNY, its approval or recommendation of the Merger, or (c) PTC's Board shall have authorized or engaged in any Acquisition Proposals permitted by the Merger Agreement; or (iv) by PTC's Board if BNY shall have breached any representation, warranty, covenant or agreement contained in the Merger Agreement that would result in the failure to satisfy the closing conditions described in "--Conditions to Consummation of the Merger" and such breach cannot be or has not been cured within 30 days after a written notice from PTC to BNY.

  The Merger Agreement also contains a price-based termination provision under which the Merger Agreement may be terminated by PTC in certain circumstances. See "--Price-Based Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of PTC's management and the PTC Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of PTC generally. The PTC Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Indemnification. BNY has agreed, among other things, (i) to maintain indemnification rights with respect to matters occurring at or prior to the Effective Time for directors or officers (and former directors and officers) of PTC or the PTC Subsidiaries at the Effective Time to the same extent as previously provided under the corporate governance documents and by-laws of PTC or such subsidiary and (ii) subject to certain cost based limitations, to use its best efforts to provide directors' and officers' liability insurance policies covering PTC's officers and directors with respect to matters occurring before the Effective Time (containing terms no less advantageous than coverage provided by PTC) for a period of three years following the Effective Time.

  Employment Agreements. Pursuant to Employment Agreements entered into or agreed to in principle by PTC with each of William R. Moller, Robert E. O'Brien, Jr., John H. Kuck, James F. McLean, Michael A. Selikoff and Michael M. Cassell prior to the commencement of negotiations with BNY (the "Employment Agreements"), after the Effective Time (i) each of the named individuals may terminate his employment under circumstances specified in the Employment Agreements; and (ii) BNY may terminate the employment of each such person without cause. In the event of such termination, each of the named individuals will have the right to receive all amounts payable under his respective Employment Contract. In addition, PTC would be required to maintain certain benefit plans and programs covering such individual for a specified period or to compensate such individual for the loss of such benefits. The Employment Agreements with Messrs. Cassell and Selikoff which, although agreed to in principle prior to the commencement of negotiations with BNY, were executed on March 14, 1995 and March 9, 1995, respectively, effected amendments to their previous employment agreements, in each case, to extend the term thereof to July 25, 1996 and to provide for or to increase the payment of benefits in a maximum amount equal to three times an average of annual compensation (plus certain other benefits in the case of Mr. Selikoff) in the event of the termination of employment under certain circumstances following a change in control of PTC (such as the consummation of the Merger). In addition, Mr. Cassell's agreement was amended to (i) permit the payment of such benefits in the event of a change in control occurring on or before November 15, 1995 and
(ii) eliminate a provision that would have provided for the payment of such benefits after termination of his employment for any reason during the six month period following a change in control occurring after November 15, 1995. The Employment Agreements of Messrs. Cassell and Selikoff are filed as exhibits to the Registration Statement.

  Post Merger Compensation and Benefits. BNY has agreed that any employees and officers of PTC after consummation of the Merger will, at and after the Effective Time for a period of two years, be eligible for employee benefit plans, programs and policies that are no less favorable in the aggregate than such plans, benefits and policies as PTC had in effect immediately prior to the Effective Time. In addition, the vesting of certain stock options will be accelerated, and the holders of certain stock options may have the right to receive a cash payment for those options. See "Effect on PTC Employee Benefit Plans."

  Advisory Board. BNY expects to maintain an advisory board (the "Advisory Board") with respect to the Surviving Bank, for a period of time after the Merger. The Advisory Board is expected to initially include members of the PTC Board. Members of the Advisory Board, which may be members of PTC management or the PTC Board or both, will be paid a retainer for each meeting.

  Surviving Bank. BNY expects to appoint Michael M. Cassell a director of Merger Sub and the Surviving Bank. Certain officers of PTC are expected to be officers of the Surviving Bank.

EFFECT ON PTC EMPLOYEE BENEFIT PLANS

  BNY has agreed under the Merger Agreement that for a period of two years after the Effective Time, it will or will cause the Surviving Bank to continue employee benefit plans, programs and policies (other than stock option or other plans involving the issuance of capital stock of PTC) that are no less favorable in the aggregate than the employee benefit plans, programs and policies of PTC and its subsidiaries that are in effect immediately prior to the Effective Time (other than stock option plans or other plans involving the issuance of capital stock of PTC).

  As contemplated by the Merger Agreement PTC has amended its Retirement Plan to make clear that the Merger will not require that such plan be terminated. As soon as practicable after the Effective Time, BNY intends, but is not bound to, merge the PTC Retirement Plan into the BNY Retirement Plan.

  BNY maintains an Excess Benefit Plan designed to restore pension benefits otherwise denied to employees as a result of limits set by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"). The BNY Excess Benefit Plan covers all employees affected by these provisions and any former PTC employees may, if they qualify as a result of their compensation, automatically be covered under this plan. BNY also maintains a Supplemental Executive Retirement Plan ("SERP") which effectively provides a pension on the bonus portion of selected executives' compensation. BNY will consider PTC employees for this plan if they meet the criteria. It is expected that of PTC's employees, only Messrs. Cassell, Kuck and McLean would be eligible for the SERP initially.

  At the Effective Time, all options to purchase PTC Common Stock granted by PTC under its Incentive Stock Option Plan that are outstanding at the Effective Time whether or not exercisable, shall become vested (as a result of the terms of such options) and shall be converted into and become options to purchase BNY Common Stock on the same terms as the original options, with the number of shares of BNY Common Stock purchasable and the exercise price adjusted to reflect the Exchange Ratio.

  At the Effective Time, all options to purchase PTC Common Stock granted by PTC under its Stock Option Plan that are outstanding at the Effective Time, whether or not exercisable, shall be converted into the right to receive cash in accordance with the provisions of the PTC Stock Option Plan and the stock option agreement by which such stock option is evidenced; unless the PTC Stock Option Plan and/or the option agreement evidencing such stock option are amended, by PTC, to provide prior to the Effective Time that each option will be converted into an option to purchase BNY Common Stock in accordance with the preceding paragraph.

  PTC has agreed under the Merger Agreement to take all appropriate action to cease all payroll deductions and acceptance of lump sum payments under its Employee Stock Purchase Plan as of the earlier of the Effective Time or July 31, 1995, including the adoption of amendments to the Employee Stock Purchase Plan (if necessary). If the Effective Time occurs prior to July 31, 1995, all options to purchase PTC Common Stock related to accumulated payroll deductions and lump sum payments under the Employee Stock Purchase Plan shall be converted into and become options to purchase BNY Common Stock, on the same terms as the original options, with the number of shares of BNY Common Stock purchasable and the exercise price adjusted to reflect the Exchange Ratio.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The federal income tax discussion set forth below is included for general information only. It may not be applicable to certain classes of taxpayers, including securities dealers, foreign persons, persons who acquire shares of PTC Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of PTC Common Stock as part of a "straddle" or "conversion" transaction as defined in Sections 1092(c) and 1258(c) of the Code. PTC shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws. This discussion does not address the effect of the Merger on PTC or any holder of PTC Common Stock in respect of any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of each year under a mark-to-market system of accounting (including, if such is the case, PTC Common Stock).

  General. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by BNY, PTC or Merger Sub as a result of the Merger; (ii) no gain or loss will be recognized by holders of PTC Common Stock upon the receipt of BNY Common Stock in exchange for PTC Common Stock in the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in BNY Common Stock) as a result of the Merger; (iii) the aggregate adjusted tax basis of the shares of BNY Common Stock to be received by each holder of PTC Common Stock in the Merger will be the same as the aggregate adjusted tax basis in the shares of PTC Common Stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which cash is to be received); and
(iv) the holding period of the shares of BNY Common Stock to be received by each holder of PTC Common Stock in the Merger will include the holding period of the shares of PTC Common Stock surrendered in exchange therefor, provided, that such shares of PTC Common Stock are held as capital assets at the Effective Time.

  The discussion of federal income tax considerations above summarizes the opinion of Sullivan & Cromwell, counsel to BNY. Consummation of the Merger is conditioned upon receipt by each of BNY and PTC of an opinion, dated as of the Effective Time, of Sullivan & Cromwell describing certain federal income tax consequences of the Merger. In rendering its opinion Sullivan & Cromwell is relying on certain assumptions and representations made by BNY and PTC as provided in the opinion letter.

  Consequences of Receipt of Cash in Lieu of Fractional Shares. A holder of shares of PTC Common Stock who receives cash in the Merger in lieu of a fractional share interest in BNY Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. The receipt of such cash generally should result in capital gain or loss, in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of PTC Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period (determined as described above) for the fractional shares of BNY Common Stock deemed to be received and then redeemed is more than one year.

  HOLDERS OF PTC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

  The Merger will be accounted for by BNY under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. The fair value of PTC's assets and liabilities is not significantly different than their recorded value. The difference between the purchase price and PTC's net book value is primarily goodwill. Income of the Surviving Bank will not include income of PTC prior to the Effective Time.

  All unaudited pro forma combined financial information contained in this Proxy Statement-Prospectus has been prepared using the purchase method to account for the Merger.

STOCK EXCHANGE LISTING

  The BNY Common Stock is listed on the NYSE. BNY has agreed to use all reasonable efforts to list the BNY Common Stock to be issued in the Merger on the NYSE. The obligation of BNY and PTC to consummate the Merger is subject to approval for listing by the NYSE of such shares.

EXPENSES

  The Merger Agreement provides that each of BNY and PTC shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that BNY and PTC shall each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing) of the Registration Statement and applications to governmental entities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and fees paid for filings with other governmental entities.

                          CERTAIN RELATED TRANSACTIONS

RESALES OF BNY STOCK

  The shares of BNY Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of PTC as that term is defined in Rule 145 (c) and (d) under the Securities Act as of the date of the PTC Meeting. Affiliates may not sell their shares of BNY Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of PTC generally include individuals or entities that control, are controlled by or are under common control with PTC and may include certain officers and directors of PTC as well as principal shareholders of PTC.

  PTC has agreed in the Merger Agreement to use all reasonable efforts to cause each director, executive officer and other Person who is identified as a possible affiliate of PTC on March 25, 1995 or on the date of the PTC Meeting to enter into an agreement providing that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of BNY Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Such persons will not be able to exchange any certificates of PTC Common Stock for certificates of BNY Common Stock until they have duly executed and delivered such agreements. The form of the agreement is set forth as Annex 5 to the Merger Agreement. This Proxy Statement-Prospectus does not cover any resales of BNY Common Stock received by affiliates of PTC.

VOTING AGREEMENTS

  As an inducement and condition to BNY's willingness to enter into the Merger Agreement, a majority of the directors of PTC entered into voting agreements with BNY (the "Voting Agreements"). Pursuant to the Voting Agreements, each such director has agreed to vote all shares of PTC Common Stock beneficially held by such director in favor of the Merger (subject to compliance with any fiduciary requirements to which such director may be subject with respect to any such shares). Under the CTBL the Voting Agreements must be approved by the CT Commissioner to be enforceable. In addition, each such director agreed not to dispose of any shares of PTC Common Stock held at the time of execution of the Voting Agreement unless the acquiror agrees to be bound by the terms of the Voting Agreement (also subject to compliance with applicable fiduciary duties). Each Voting Agreement terminates upon termination of the Merger Agreement.

  PTC has agreed to use its best efforts to obtain, prior to the date of the PTC Meeting, a Voting Agreement from each PTC director that did not enter into a voting agreement prior to execution of the Merger Agreement. As of the date hereof, all PTC directors and the spouse of one of the PTC directors have executed and delivered a Voting Agreement. For information regarding the number of shares of PTC Common Stock held by directors of PTC, see "THE PTC PROXY-- Nominees for Director."

BNY COMMON STOCK REPURCHASE

  The Board of Directors of BNY has authorized and BNY intends to repurchase a number of shares approximately equal to the number of shares of BNY Common Stock to be issued in the Merger.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

  As a bank holding company, BNY is subject to the regulation and supervision of the Federal Reserve Board under the BHC Act. BNY is also subject to regulation by the New York State Department of Banking. PTC is subject to regulation by the FDIC and the State of Connecticut Department of Banking. Under the BHC Act, bank holding companies may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in nonbanking activities, subject to certain exceptions.

  BNY's subsidiary banks are subject to supervision and examination by applicable federal and state banking agencies. The Bank of New York is a New York State-chartered banking corporation and a member of the Federal Reserve System and its principal Federal regulator is the Federal Reserve Board. The Bank of New York (Delaware) is a Delaware-chartered, FDIC-insured non-member bank and its principal Federal regulator is the FDIC. The Bank of New York (NJ) is a state chartered New Jersey bank and a member of the Federal Reserve System and its principal Federal regulator is the Federal Reserve Board.

DIVIDENDS

  BNY is a legal entity separate and distinct from its banking and other subsidiaries. There are various regulatory limitations on the extent to which these banks can finance or otherwise supply funds to BNY and its non-banking affiliates.

  The Bank of New York is subject to dividend limitations under the Federal Reserve Act and the New York Banking Law. The Bank of New York (NJ) is subject to dividend limitations under the Federal Reserve Act and applicable New Jersey law. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed either bank's net profits for such year combined with retained net profits for the prior two years. Also, both banks are prohibited from paying a dividend in an amount greater than "undivided profits then on hand" less "bad debts" (generally loans six months or more past due).

  Under the first of these two standards, in 1995, The Bank of New York could declare dividends of approximately $513 million plus net profits earned in 1995 and The Bank of New York (NJ) could declare dividends of approximately $117 million plus net profits earned in 1995. Neither bank is restrained from paying dividends under the second of these two standards.

  In addition to these statutory tests, each bank's primary federal regulator (the Federal Reserve Board) could prohibit a dividend if it determined that the payment would constitute an unsafe or unsound banking practice. The federal bank regulators have indicated that, generally, dividends should be paid by banks only to the extent of earnings from continuing operations.

  The dividend policy of The Bank of New York (Delaware) is to declare dividends that, at a minimum, allow it to meet capital guidelines established by the FDIC.

  Consistent with its policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

CERTAIN TRANSACTIONS BY BNY WITH ITS AFFILIATES

  The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by BNY's insured bank subsidiaries to BNY and, with certain exceptions, its nonbank affiliates; also, there are restrictions on the amounts of investments by such banks in stock and other securities of BNY and such affiliates, and restrictions on the acceptance of their securities as collateral for loans by such banks. Extensions of credit by insured bank subsidiaries to each of BNY and such affiliates are limited to 10% of such bank subsidiary's capital and surplus; extensions of credit to BNY and all such affiliates in the aggregate are subject to a 20% capital and surplus limit.

CAPITAL ADEQUACY

  The federal bank regulators have adopted risk-based capital guidelines for bank holding companies and banks. The minimum ratio of qualifying total capital ("Total Capital") to risk-weighted assets, (including certain off-balance-sheet items) is 8%. At least half of the Total Capital is to be comprised of common stock, retained earnings, noncumulative perpetual preferred stock, minority interests, and for bank holding companies, a limited amount of qualifying cumulative perpetual preferred stock, less certain intangibles including goodwill ("Tier 1 Capital"). The remainder may consist of other preferred stock, certain other instruments, and limited amounts of subordinated debt and the loan and lease loss allowance. At March 31, 1995, BNY's consolidated Tier 1 Capital and Total Capital ratios were 8.59% and 13.34%, respectively. At March 31, 1995, on a pro forma combined basis after giving effect to the Merger on a purchase accounting basis, BNY's consolidated Tier 1 Capital and Total Capital ratios would be 8.38% and 13.10%, respectively.

  In addition, the Federal Reserve Board has established minimum Leverage Ratio (Tier 1 Capital to average total assets) guidelines for bank holding companies and banks. These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies and banks that meet certain specified criteria, including having the highest regulatory rating. All other banking organizations will be required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. BNY's Leverage Ratio at March 31, 1995 was 8.10%. At March 31, 1995, on a pro forma combined basis after giving effect to the Merger on a purchase accounting basis, BNY's Leverage Ratio would be 7.83%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "Tangible Tier 1 Leverage Ratio" in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of Tier 1 Capital, less intangibles not deducted from Tier 1 Capital, to average total assets. The Federal Reserve Board has not advised BNY of any specific minimum Leverage Ratio applicable to it.

  Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of BNY is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

SUPPORT OF SUBSIDIARY BANKS

  Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

FDIC INSURANCE ASSESSMENTS

  The Bank of New York, The Bank of New York (Delaware) and The Bank of New York (NJ) are subject to FDIC deposit insurance assessments. As required by FDICIA (as defined below), the FDIC adopted a risk-based premium schedule to determine the assessment rates for FDIC-insured depository institutions. Under the schedule, the premiums initially range from 23 cents to 31 cents for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized, or undercapitalized-- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. In February 1995, the FDIC issued a proposal to change the premium range from four cents to 31 cents for every $100 of deposits. If implemented, this proposal would result in a significant reduction in FDIC insurance assessments of The Bank of New York, The Bank of New York (Delaware) and The Bank of New York (NJ).

  The FDIC is authorized to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on BNY's earnings.

  Under FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a bank's federal regulatory agency.

FDICIA

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the FDIA and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured bank is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is generally considered to be adequately capitalized if it is not defined to be well capitalized but meets all of its minimum capital requirements, i.e., if it has a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater. A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it maintains a level of tangible equity equal to or less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. For an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. The federal banking agency may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

  As of March 31, 1995, The Bank of New York, The Bank of New York (Delaware) and The Bank of New York National Association (predecessor to The Bank of New York (NJ)) were well capitalized.

                        DESCRIPTION OF BNY CAPITAL STOCK

  The descriptive information supplied herein outlines certain provisions of the Restated Certificate of Incorporation of BNY (the "BNY Charter"), the by-laws of BNY (the "BNY By-laws") and the New York Business Corporation Law ("NYBCL"). The information does not purport to be complete and is qualified in all respects by reference to the provisions of the BNY Charter and BNY By-laws, which are filed as exhibits to the Registration Statement and the NYBCL.

GENERAL

  The authorized capital stock of BNY consists of 350,000,000 shares of BNY Common Stock, par value $7.50 per share, and 5,000,000 shares of Preferred Stock, without par value ("BNY Preferred Stock"), and 5,000,000 shares of Class A Preferred Stock, par value $2.00 per share ("BNY Class A Preferred Stock"). The BNY Preferred Stock and the BNY Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the BNY Board, subject to certain limitations, is authorized to fix the numbers of shares; designations of titles; dividend rates; special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of BNY; any sinking fund provisions; any redemption or purchase account provisions; any conversion provisions; any voting rights; and any other terms, rights, preferences or limitations of the series. Shares of BNY Preferred Stock and BNY Class A Preferred Stock that are redeemed, repurchased or otherwise acquired by BNY have the status of authorized, unissued and undesignated shares of BNY Preferred Stock and BNY Class A Preferred Stock and may be reissued.

BNY COMMON STOCK

  BNY is authorized to issue 350,000,000 shares of BNY Common Stock. As of March 31, 1995, 190,781,420 shares of BNY Common Stock were outstanding. The BNY Common Stock is listed on the NYSE.

  The holders of BNY Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of BNY out of any funds legally available therefor, and are entitled upon liquidation to receive pro rata the net assets of BNY after satisfaction in full of the prior rights of creditors of BNY and holders of any preferred stock. The principal source of funds for payment of dividends by BNY is dividends paid by its subsidiary banks. See "CERTAIN REGULATORY CONSIDERATIONS--Dividends."

  The holders of BNY Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The holders of BNY Common Stock do not have cumulative voting rights, any preferential or preemptive right with respect to any securities of BNY or any conversion rights. BNY Common Stock is not subject to redemption. The outstanding shares of BNY Common Stock are fully paid and non-assessable.

  The Bank of New York is the Transfer Agent, Registrar and Dividend Disbursement Agent for BNY Common Stock.

BNY PREFERRED STOCK OUTSTANDING

  As of March 31, 1995, BNY has issued and outstanding 403,604 shares of BNY Preferred Stock with an aggregate liquidation preference of $121 million. BNY has outstanding the following series of BNY Preferred Stock: Class A 7.75% Cumulative Convertible Preferred Stock ("7.75% Cumulative Convertible Preferred Stock") (219,604 shares) and 8.60% Cumulative Preferred Stock (184,000 shares). The shares of outstanding 7.75% Cumulative Convertible Preferred Stock and 8.60% Cumulative Preferred Stock are fully paid and non-assessable. BNY has also authorized a series of BNY Preferred Stock in connection with its preferred stock purchase rights plan. See "BNY Preferred Stock Purchase Rights."

  Holders of shares of 7.75% Cumulative Convertible Preferred Stock and holders of 8.60% Cumulative Preferred Stock are each entitled to cumulative dividends, when declared by the BNY Board.

  Any series of the BNY Class A Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up rank (i) senior to all classes of common stock of BNY and to all equity securities issued by BNY, the terms of which specifically provide that such equity securities will rank junior to the BNY Class A Preferred Stock (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by BNY, the terms of which specifically provide that such equity securities will rank on a parity with the BNY Class A Preferred Stock (collectively referred to as the "Parity Securities") (the 8.60% Cumulative Preferred Stock currently is a Parity Security); and (iii) junior to any equity securities issued by BNY, the terms of which specifically provide that such equity securities will rank senior to the BNY Class A Preferred Stock (collectively referred to as the "Senior Securities"). There are currently no Senior Securities outstanding. As used in any Certificate of Amendment for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

  In the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of BNY, the holder of a share of outstanding BNY Preferred Stock shall be entitled to receive prior to any payment upon BNY Common Stock, cash in the amount of $25 in the case of the 7.75% Cumulative Convertible Preferred Stock and $625 in the case of 8.60% Cumulative Preferred Stock.

  Holders of 7.75% Cumulative Convertible Preferred Stock and holders of 8.60% Cumulative Preferred Stock have no general voting rights but have the right to vote in certain events. Under the terms of the 8.60% Cumulative Preferred Stock and the 7.75% Cumulative Convertible Preferred Stock, if at the time of any annual meeting of shareholders for the election of directors a default in preference dividends on any series of BNY Preferred Stock exists, the number of directors constituting the BNY Board shall be increased by two, and the holders of BNY Preferred Stock of all series shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of BNY Common Stock, to elect two directors of BNY to fill such newly created directorships. In each case, such right shall continue until there are no dividends in arrears upon the BNY Preferred Stock.

  The holders of 8.60% Cumulative Preferred Stock do not have any conversion or exchange rights. The shares of 7.75% Cumulative Convertible Preferred Stock are convertible, at the holder's option, into shares of BNY Common Stock until 10 days after the date on which the shares have been called for redemption. The 8.60% Cumulative Preferred Stock will be subject to redemption at the option of BNY on and after December 1, 1997. The shares of 7.75% Cumulative Convertible Stock are redeemable at the option of BNY on and after July 1, 1996.

  The 8.60% Cumulative Preferred Stock and is listed on the NYSE.

  The 7.75% Cumulative Convertible Preferred Stock is quoted on NASDAQ.

  The Bank of New York is the Transfer Agent, Registrar and Dividend Disbursement Agent for all BNY Preferred Stock.

BNY PREFERRED STOCK PURCHASE RIGHTS

  On December 10, 1985, BNY adopted a preferred stock purchase rights plan, which was subsequently amended as of June 13, 1989, April 30, 1993 and March 8, 1994 (as amended, the "Plan"). Under the Plan, a dividend was declared in the form of one right (a "Right" and, collectively, the "Rights") for each outstanding share of BNY Common Stock. The dividend was declared with respect to both the shares then outstanding and shares issued thereafter but before the Separation Date (as defined below), including shares of BNY Common Stock issued in the Merger (unless such a Separation Date shall have occurred). Acquirors of any shares of BNY Common Stock issued upon conversion of or exchange for any shares of BNY Preferred Stock will receive one Right for each share of BNY Common Stock unless the Separation Date has previously occurred. The certificates representing any such shares of BNY Common Stock so issued will bear a legend to the effect that the certificates also evidence the Rights.

  Subject to adjustment upon the occurrence of certain events described below, each Right may be exercised by the holder thereof to purchase one one-thousandth of a share of a new series of BNY Preferred Stock (the "Purchase Rights Preferred Stock") for $200 (the "Exercise Price"), 10 days after the earlier of: (i) the date of public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the outstanding BNY Common Stock, (ii) the date of approval under the BHC Act or the date of notice of nondisapproval under the Change in Bank Control Act for any person to acquire 25% or more of the outstanding shares of BNY Common Stock, or (iii) the date of commencement of or first public announcement of the intent of any person to commence a tender or exchange offer to acquire 25% or more of the outstanding shares of BNY Common Stock. The first date on which the right to purchase the Purchase Rights Preferred Stock could be exercised is referred to herein as the "Separation Date."

  The Exercise Price, the number of Rights outstanding and the Redemption Price (as defined below) will be adjusted in the event (i) of a stock dividend on, or subdivision or combination of, BNY Common Stock or (ii) that BNY issues, in a reclassification, merger or consolidation, any shares of capital stock in respect of or in lieu of existing BNY Common Stock.

  If there is a merger or other business combination between BNY and an Acquiring Person, or if certain other events occur involving an Acquiring Person, each Right (if not previously exercised) would entitle the holder to purchase $200 in market value of the Acquiring Person's stock (or, in certain events, the stock of another company) for $100.

  In addition, if a Separation Date occurs other than as a result of a merger, business combination or other events referred to above and a person or group acquires 20% or more of the outstanding BNY Common Stock, each Right (if not previously exercised and other than Rights beneficially owned by an Acquiring Person) would entitle the holder to purchase $200 in market value of BNY Common Stock for $100.

  Prior to the Separation Date, the Rights cannot be transferred apart from BNY Common Stock and will be represented solely by the BNY Common Stock certificates. If the Separation Date occurs, separate certificates representing the Rights will be mailed to holders of BNY Common Stock as of such date, and the Rights could then begin to trade separately from BNY Common Stock.

  The Rights are redeemable by BNY at $.05 per Right (the "Redemption Price"), subject to adjustment upon the occurrence of certain events, at any time prior to the occurrence of the Separation Date. The Rights will expire on the earliest of (i) the time at which the Rights are exchanged for BNY Common Stock or Purchase Rights Preferred Stock as described herein, (ii) the time at which the Rights are redeemed as described herein, and (iii) the close of business on March 7, 2004.

  The Rights do not have any voting rights and are not entitled to dividends. The terms of the Rights may be amended without the consent of the holders, provided that the amendment does not adversely affect the interests of the holders.

  Each share of Purchase Rights Preferred Stock will have a liquidation preference of $200,000 ($200 for every one/one-thousandth of a share of Purchase Rights Preferred Stock) and will have a dividend rate equal to the dividends on 1,000 shares of BNY Common Stock. The Purchase Rights Preferred Stock will have no sinking fund, but will be redeemable at the option of BNY two years after the Separation Date at the liquidation preference per share. The Purchase Rights Preferred Stock will have certain limited voting rights.

  The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to an Acquiring Person if it attempts to merge with, or engage in certain other transactions with, BNY. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors of BNY prior to the occurrence of a Separation Date because the Rights may be redeemed prior to such time.

  The foregoing description of the Rights is qualified in its entirety by reference to the complete terms of the Rights as set forth in a Rights Agreement, dated as of December 10, 1985 and amended as of June 13, 1989, April 30, 1993 and March 8, 1994 (as amended, the "Rights Agreement"), between BNY and The Bank of New York, as Rights Agent. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. A copy of the Rights Agreement can be obtained as described under "AVAILABLE INFORMATION" or upon written request to the Rights Agent, The Bank of New York, 101 Barclay Street, New York, New York 10007, Attention: Shareholder Relations Department--11th Floor.

CHANGES IN CONTROL

  Certain provisions of the BNY Charter may have the effect of preventing, discouraging or delaying any change in control of BNY. The authority of the BNY Board to issue BNY Preferred Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BNY Board to prevent a change in control despite a shift in ownership of the BNY Common Stock. In addition, the power of the BNY Board to issue additional shares of BNY Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions also may deter any change in control of BNY.

  Removal of Directors. Under the NYBCL, a director of BNY may be removed only for cause and only by the affirmative vote of the holders of a majority of the outstanding voting shares or, if the certificate of incorporation or a specific provision of the by-laws adopted by the shareholders so provide, by action of the Board. The BNY By-laws provide that a director of BNY may be removed for cause by action of the BNY Board.

  Business Combination Statute. Under the NYBCL, BNY cannot enter into certain business combinations involving persons beneficially owning 20% or more of the BNY Common Stock unless the BNY Board has approved the business combination or the stock acquisition by which the person's interest reached 20% ("Stock Acquisition") prior to the date of the Stock Acquisition. This restriction applies for five years after the date of the Stock Acquisition. In addition, under the NYBCL, at any time BNY may enter into a business combination with the interested person only if (i) the business combination or the Stock Acquisition is approved by the BNY Board prior to the date of the Stock Acquisition, (ii) the business combination is approved by the holders of a majority of all outstanding shares of BNY voting stock beneficially owned by disinterested shareholders at a shareholders meeting called no earlier than five years after the date of the Stock Acquisition, or (iii) as part of the business combination, the disinterested shareholders receive a price for their shares equal to or greater than the price determined in accordance with a statutory formula intended to assure that the shareholder will receive an equitable price in the business combination. Under the NYBCL, BNY may amend the BNY By-laws by a vote of the shareholders to elect not to be governed by this statute. At this time, the BNY By-laws have not been so amended but any such amendment must be approved by the affirmative vote of the holders, other than any interested person and its affiliates, of a majority of the outstanding voting stock, and if approved, such amendment would not be effective for 18 months and would not be effective with respect to business combinations with any shareholder whose date of Stock Acquisition was prior to the effective date of such amendment. The NYBCL also prevents BNY from purchasing more than 10% of the BNY voting stock for more than its market value unless the purchase is approved by the BNY Board and by a majority vote of all outstanding shares of BNY voting stock, unless the offer to purchase is extended to all BNY shareholders, or unless the offer is for shares the holder has held for more than two years.

  Control Acquisitions. Under federal law, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BNY, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

  In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of BNY Common Stock, or otherwise obtaining control over BNY. See "THE MERGER-- Regulatory Approvals" for a description of the standards applicable under the BHC Act.

  Under New York law, a person (other than a bank holding company) is prohibited from acquiring, directly or indirectly, "control" of any bank or trust company with its principal office located in New York (a "New York banking institution") unless such person has received the prior approval of three-fifths of the New York State Banking Board. Under a rebuttable presumption, "control" is presumed to exist if any person controls, directly or indirectly, 10% or more of the voting stock of such New York banking institution. In addition, under New York law, a bank holding company is prohibited from acquiring, directly or indirectly, more than 5% of the voting stock of a New York banking institution, and a person is prohibited from becoming a bank holding company, unless, in each case, such bank holding company or person, as the case may be, has received the prior approval of three-fifths of the New York State Banking Board. For purposes of these provisions of New York law, a "bank holding company" includes persons who, directly or indirectly, control more than 10% of the voting stock of each of two or more New York banking institutions.

         CERTAIN DIFFERENCES IN THE RIGHTS OF BNY AND PTC SHAREHOLDERS

GENERAL

  BNY is a New York corporation subject to the provisions of the NYBCL; PTC is a Connecticut bank subject to the provisions of the SCA and the CTBL. Shareholders of PTC, whose rights are governed by the Certificate of Incorporation of PTC (the "PTC Charter"), the by-laws of PTC (the "PTC By-laws"), the CTBL and the SCA will, upon consummation of the Merger, become shareholders of BNY (unless they have perfected dissenters' rights with respect to their shares as described under "DISSENTERS' RIGHTS"). The rights of such shareholders, as shareholders of BNY, will then be governed by the BNY Charter, the BNY By-laws and the NYBCL.

  The following is a summary of the material differences between the rights of a PTC shareholder under the PTC Charter, the PTC By-laws, the CTBL and the SCA, on the one hand, and the rights of a shareholder of BNY under the BNY Charter, the BNY By-laws and the NYBCL, on the other. The following summary does not reflect any rules of the NYSE that may apply to BNY in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the certificate of incorporation and by-laws of BNY and PTC.

AUTHORIZED CAPITAL

  The PTC Charter authorizes the issuance of up to 15,000,000 shares of capital stock consisting of 10,000,000 shares of PTC Common Stock, no par value per share, of which 3,337,558 shares were issued and outstanding as of the PTC Record Date, and up to 5,000,000 shares of preferred stock, par value $100 per share ("PTC Preferred Stock"). PTC Preferred Stock is issuable in series, each having such rights and preferences as the PTC Board may, by adoption of an amendment of the PTC Charter, fix and determine. As of the PTC Record Date, there were no shares of PTC Preferred Stock issued and outstanding.

  BNY's authorized capital is set forth under "DESCRIPTION OF BNY CAPITAL STOCK--General."

AMENDMENT OF CHARTER OR BY-LAWS

  The PTC Charter may be amended if the amendment is approved by the PTC Board and by the affirmative vote of a majority of the voting power of the shares entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the voting power of any such class or series entitled to vote thereon. Certain amendments may require approval by the CT Commissioner.

  The PTC By-laws provide that the PTC By-laws may be amended by the shareholders. The SCA requires that any such amendment requires the affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon.

  Under the NYBCL, an amendment to the BNY Charter may be authorized by the vote of the BNY Board, followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. If any class or series is entitled under the NYBCL to vote as a class with respect to an amendment, the amendment must be authorized by the vote of the holders of a majority of all outstanding shares of such class or series.

  Under the NYBCL and the BNY By-laws, the BNY By-laws may be adopted, amended or repealed by vote of the holders of shares entitled to vote in the election of any directors. By-laws may also be adopted, amended or repealed by the BNY Board, by a resolution adopted by a majority of the entire BNY Board. However, any by-law adopted by the BNY Board may be amended or repealed by the shareholders of BNY entitled to vote thereon, as described above. If the BNY Board adopts, amends or repeals any by-law regulating an impending election of directors, the NYBCL and BNY By-laws require that the by-law so adopted, amended or repealed be set forth in the notice of the next meeting of the shareholders, together with a concise statement of the changes made.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

  The PTC By-laws provide that the PTC Board will consist of not less than eleven nor more than twenty five directors (of whom not less than three fourths shall be residents of the State of Connecticut), the number of which may be fixed within such limits from time to time by the shareholders or by a majority of the entire PTC Board. The PTC Board is not classified; each director is elected to hold office until the next annual meeting and until such director's successor is chosen and qualified. The current number of directors is thirteen but will be reduced to eleven at the PTC Meeting.

  The BNY By-laws provide that the BNY Board will consist of not less than nine directors, as fixed from time to time by resolution adopted by a majority of the total number of directors that BNY would have, prior to any increase or decrease, if there were no vacancies on such Board of Directors. The BNY Board is not classified; each director is elected for a term of one year. The current number of directors is sixteen.

REMOVAL OF DIRECTORS

  Under the SCA, a director shall cease to be in office upon removal from office in accordance with bylaws adopted by shareholders, or upon any other lawful removal from office. Neither the PTC Charter nor the PTC By-laws establish any procedures that must be followed for the removal of a director from office.

  Under the BNY By-laws, directors may be removed for cause by the vote of the holders of a majority of the votes cast thereon that are represented at a meeting of shareholders at which a quorum is present, or by a vote of a majority of the directors present at a meeting of the BNY Board at which a quorum is present.

DIRECTOR EXCULPATION

  The PTC Charter includes a provision limiting the personal liability of a director to PTC and its stockholders for monetary damages for breach of such director's fiduciary duty as a director to the compensation received by the director for servicing PTC during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director; (ii) enable the director or an associate, as defined in the SCA, to receive an improper personal economic gain; (iii) show a lack of good faith and a conscious disregard for the duty of the director to PTC under circumstances in which the director was aware that this conduct or omission created an unjustifiable risk of serious injury to PTC; (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to PTC or (v) create liability under Section 36a-58 of the CTBL relating to liability to a financial institution of a director or officer of such an institution for a violation or the assent to a violation of the CTBL, for any loss resulting therefrom.

  With certain limitations, the NYBCL permits a corporation to include in its charter a provision eliminating or limiting the personal liability for its directors for any breach of duty in such capacity. The BNY Charter does not include such a provision.

SHAREHOLDER MEETINGS

  The PTC By-laws provide that the Board of Directors of PTC may cause a special meeting of the shareholders to be called whenever in their judgment the interest of PTC requires it. Under the SCA, the holders of a specified percentage of PTC Common Stock may also require the calling of a special meeting of shareholders. Under the SCA, the holders of shares entitled to vote present in person or by proxy at a meeting of shareholders shall constitute a quorum for such meeting. Unless otherwise specified in the SCA or the CTBL for any particular action of shareholders, the affirmative vote at a meeting of shareholders at which a quorum is present of a majority of the voting power of the shares represented at such meeting which are entitled to vote on the subject matter shall be the act of the shareholders.

  The BNY By-laws provide that a special meeting may be called at any time by the BNY Board or by the Chairman of the Board or, in his absence, by the President of BNY. The holders of a majority of the shares entitled to vote at a meeting or, if a specified item is required to be voted on by a class or series voting as a separate class, the holders of a majority of the shares of such class or series, shall constitute a quorum for the conduct of business at such meeting. A majority of the votes cast at a meeting at which a quorum is present generally authorizes all matters, except as otherwise required under the NYBCL. See "Required Shareholder Vote for Certain Actions." The BNY By-laws require that, in order to be elected as a director by the shareholders, a person must, except as otherwise provided by law, receive a plurality of the votes cast by the holders of shares entitled to vote thereon at a meeting of the shareholders for the election of directors at which a quorum is present.

DIRECTOR NOMINATIONS

  Neither the PTC Charter nor the PTC By-laws establish any procedures that must be followed for stockholders to nominate individuals for election to the Board of Directors.

  Neither the BNY Charter nor the BNY By-laws establish any procedures that must be followed for shareholders to nominate individuals for election to the Board of Directors.

REQUIRED SHAREHOLDER VOTE FOR CERTAIN ACTIONS

  The CTBL requires a merger or consolidation to be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of each class of capital stock.

  The NYBCL requires any plan of merger or consolidation to be adopted by the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon. The holders of shares of a class or series are entitled to vote and to vote as a class if the plan of merger or consolidation contains any provision that if contained in an amendment to the certificate of incorporation, would entitle the holders of shares of such class or series to vote and to vote as a class thereon.

  The BNY Charter and BNY By-laws do not contain provisions requiring a higher vote to approve transactions with related persons.

STATE ANTI-TAKEOVER STATUTES

  Sections 33-374d through 33-374f of the SCA provide that, in general, a Connecticut corporation with publicly held securities may not engage in a business combination with a person for five years after such person becomes an "interested shareholder" (generally, a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of voting stock of the corporation), unless such business combination or the acquisition of voting stock which resulted in such person's becoming an interested shareholder is approved by the board of directors and by a majority of the non-employee directors (of which there must be at least two) of the corporation prior to the date of such acquisition by such interested shareholder.

  In addition, Sections 33-374a through 33-374c of the SCA provide that any business combination between a Connecticut corporation with publicly held securities and an "interested shareholder" must be approved first by the board of directors of the corporation and then by the affirmative vote of the holders of at least 80% of the outstanding voting stock of the corporation as well as the holders of two-thirds of the outstanding voting stock of the corporation not held by the "interested shareholder" or its affiliates. Such approvals would not be required (i) if such business combination qualified for one of the exemptions specified in the relevant statute, including the payment of a per share price at least equal to the greater of (a) the highest per share price paid by such "interested shareholder" within the two-year period prior to the announcement date of the business combination and (b) the highest per share price in the transaction in which such person became an "interested shareholder," (ii) if an amendment to the corporation's certificate of incorporation expressly electing not to be governed by such provisions of the statute were adopted by a vote of the holders of at least 80% of the outstanding voting stock of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not held by the "interested shareholder" and its affiliates or (iii) if the business combination was approved by the board of directors of the corporation prior to the time that the "interested shareholder" became such.

  As a New York corporation, BNY is subject to the business combination statute described under the heading "DESCRIPTION OF BNY CAPITAL STOCK--Changes in Control--Business Combination Statute."

SHAREHOLDER PROTECTION RIGHTS PLANS

  PTC does not have a shareholder protection rights plan.

  The preferred stock purchase rights plan of BNY is described above under "DESCRIPTION OF BNY CAPITAL STOCK--BNY Preferred Stock Purchase Rights."

DISSENTERS' RIGHTS

  The SCA and CTBL generally provide for dissenters' rights in connection with any merger or consolidation.

  As described under "DISSENTERS' RIGHTS" below, holders of PTC Common Stock are entitled to assert dissenters' rights with respect to the Merger.

  The NYBCL generally provides that, with certain exceptions, a shareholder of a corporation is entitled to receive payment of the fair value of such holder's shares if the shareholder does not assent to a plan of merger or consolidation to which the corporation is a party; a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requiring shareholder approval; or a share exchange in which the corporation is participating as the subject corporation and in which the corporation's shares are acquired. Fair value is determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the CTBL except for dividends payable in shares of its capital stock, PTC may not declare a dividend on its capital stock except from its net profits. The CTBL defines "net profits" for these purposes as the remainder of all earnings from current operations. In addition, the total of all dividends declared by PTC in any calendar year may not, unless specifically approved by the CT Commissioner, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The CTBL also provides that, subject to the approval of the CT Commissioner, stock dividends may be declared and paid by a capital stock Connecticut bank in its own authorized but unissued shares to the extent of its surplus earnings, provided such shares are issued at not less than the par value thereof, if any.

  Under the NYBCL, a corporation may pay dividends or make other distributions on its outstanding shares except when currently the corporation is insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restriction contained in the corporation's certificate of incorporation. BNY may only make distributions out of its surplus account, such that its net assets remaining after any such dividend equal at least the amount of its stated capital.

VOLUNTARY DISSOLUTION

  Under the SCA, PTC may be dissolved if the board of directors adopts a resolution to dissolve and the stockholders adopt such resolution by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote thereon.

  Under the NYBCL, BNY may be dissolved if authorized at a meeting of shareholders by the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon, unless otherwise provided by its certificate of incorporation. The BNY Charter does not provide otherwise. If the dissolution is proposed by, or pursuant to any agreement, arrangement or understanding with an interested stockholder or any affiliate or associate of such interested stockholder, the New York Business Combination Act will apply. See "DESCRIPTION OF BNY CAPITAL STOCK--Changes in Control--Business Combination Statute."

                               DISSENTERS' RIGHTS

  PTC shareholders who object to the Merger, (each a "Dissenting Shareholder") may have dissenters' rights under Connecticut law as hereinafter described.

  The following is a summary of the principal steps that a holder of PTC Common Stock must take to perfect dissenters' rights under certain provisions of the CTBL and the SCA. The summary does not purport to be complete and is qualified in its entirety by reference to such statutes, which are set forth in full in Appendix B hereto. Failure to take any one of the steps required of a shareholder may terminate such shareholder's dissenters' rights under the applicable statute. Section 36a-125(h) of the CTBL ("Section 36a-125(h)") grants appraisal rights to shareholders of PTC who comply with the procedures set forth therein and in Section 33-374 ("Section 33-374") of the SCA. Together, such statutory sections provide that a Dissenting Shareholder has the right, provided the conditions specified are met, to be paid the fair value of his or her shares of PTC Common Stock. In order to qualify for such payment, a Dissenting Shareholder must:

1. file a written notice with the Secretary of PTC objecting to the Merger on or before the date of the PTC Meeting (a vote against approval of the Merger or submission of a proxy card providing for a vote against approval will not satisfy this condition);

2. not vote any shares of PTC Common Stock in favor of approval of the Merger (abstention or a failure to vote will satisfy this condition, but delivery by a shareholder of a proxy on which no voting instructions are indicated will, unless revoked prior to the vote on the Merger, result in a waiver of such shareholder's right of appraisal and will nullify any previous written objection submitted by such shareholder);

3. within 10 days after the date of the meeting at which the shareholder vote was taken, demand in writing that PTC purchase his or her shares at fair value (although the Dissenting Shareholder is not required to specify the value); such written demand must specify the number of shares of PTC Common Stock held by the Dissenting Shareholder (if, but only if, the PTC Meeting is adjourned, PTC will give notice of the date on which such demand must be made to each Dissenting Shareholder who has timely filed a written notice with PTC objecting to the Merger; absent any such adjournment, the written demand must be made within 10 days after the date of the PTC Meeting, as specified in the Notice of Meeting which accompanies this Proxy Statement-Prospectus); and

4. within 20 days after demanding the purchase of his or her shares of PTC Common Stock, submit the certificates representing his or her shares of PTC Common Stock to PTC for notation thereon that such demand has been made.

  If any written demand to purchase shares at fair value is timely filed by a Dissenting Shareholder who has satisfied the conditions listed above and if the Merger is consummated, the Surviving Bank would be required, no later than 10 days after receipt of a demand from the Dissenting Shareholder or 10 days after the effectiveness of the Merger, whichever is later, to make a written offer to each Dissenting Shareholder who had made such demand to pay for his or her shares a price equal to the fair value of such shares as of the day prior to the date on which notice of the proposed Merger was mailed (i.e., the day immediately preceding the date of mailing of this Proxy Statement-Prospectus as set forth on the cover page hereof), exclusive of any element of value arising from the expectation or accomplishment of the Merger ("Fair Value").

  If the Surviving Bank and the Dissenting Shareholder agree in writing as to the Fair Value of the Dissenting Shareholder's PTC Common Stock, the Surviving Bank must pay the Dissenting Shareholder such Fair Value upon surrender of the certificates representing such Dissenting Shareholder's PTC Common Stock duly endorsed for transfer to the Surviving Bank. If the Surviving Bank and the Dissenting Shareholder fail to agree on the Fair Value of the Dissenting Shareholder's PTC Common Stock, a petition for a determination of such Fair Value may be filed by such Dissenting Shareholder or by the Surviving Bank within the 60-day period after the date the Surviving Bank is required to make such offer. If the Surviving Bank does not file such a petition, the Dissenting Shareholder must file the petition within the 60-day period in order to preserve rights to an appraisal proceeding. After a hearing on such a petition, the court would determine the Dissenting Shareholders who have complied with the provisions of Section 36a-125(h) and Section 33-374 and who are entitled to the valuation of and payment of cash for their shares, and could appoint one or more appraisers to recommend an amount as being the Fair Value. After the appraisal has been filed, the court would determine the Fair Value of such Dissenting Shareholder's PTC Common Stock and direct payment of such Fair Value and would determine the amount of interest, if any, to be paid upon such Fair Value. Section 33-374 should be consulted with respect to provisions relating to payment of costs and expenses incurred in connection with the court proceeding and appraisal.

  Any Dissenting Shareholder who has demanded payment of the Fair Value of his or her shares of PTC Common Stock in cash will not thereafter be entitled to vote such shares, to receive dividends or to exercise any other rights of a shareholder in respect of such shares, unless (i) the Dissenting Shareholder withdraws his or her demand for the purchase of the shares with the consent of PTC or the Surviving Bank, as the case may be, (ii) the Merger is abandoned,
(iii) no petition for the determination of Fair Value is filed with the court within the time specified, or (iv) the court determines that the Dissenting Shareholder is not entitled to the relief provided for in Section 36a-125(h) and Section 33-374. In any such event, the right of the Dissenting Shareholder to be paid the Fair Value of his or her shares will cease and his or her status as a shareholder will be restored.

  Any shareholder failing to exercise his or her right of appraisal as provided for in Section 36a-125(h) and Section 33-374 would be bound by the Merger in accordance with the terms of the Merger Agreement. The text of Section 36a-125(h) and Section 33-374 is set forth in Appendix B hereto and the foregoing summary of the rights of Dissenting Shareholders is qualified in its entirety by reference thereto.

  The provisions of the Connecticut law regarding dissenters' rights are complex and involve specific procedures, which must be followed in order for a PTC shareholder to perfect dissenters' rights thereunder. Any deviation from such procedures may result in the forfeiture of dissenters' rights. Accordingly, shareholders wishing to avail themselves of dissenters' rights are urged to read carefully the foregoing discussion and Appendix B to the Proxy Statement-Prospectus and should consult with their own legal advisors prior to the PTC Meeting.

                           ELECTION OF PTC DIRECTORS

GENERAL

  Eleven directors have been nominated for election at the PTC Meeting to serve until the next annual meeting of PTC and until their successors shall be elected and qualify. In the event that the Merger is consummated prior to the expiration of the term of any person elected to the PTC Board, such person's term shall cease because the separate existence of PTC and the PTC Board shall have ceased.

  The names of the nominees, their ages, the year each became a director of PTC, their principal occupation during the past five years, other directorships, and the number and percentage of shares of PTC stock beneficially owned by each as of the PTC Record Date, are set forth on the following pages. In addition, Clark M. Whittemore, Jr. and Joseph S. Wilcox, who are not standing for reelection as PTC directors, owned 1,623 and 9,779 shares, respectively, of PTC Common Stock on the PTC Record Date (or .05% and
 .3%, respectively, of the PTC Common Stock outstanding). Eleven meetings of the Board of Directors were held during 1994, and the percentage attendance at these and other committee meetings is also indicated.

  The affirmative vote of the holders of a majority of the shares of PTC Common Stock represented and entitled to vote at the PTC Meeting at which a quorum is present is required for the election of the nominees listed below. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. See "THE PTC MEETING--General."

  The persons named in the proxy to represent stockholders at the meeting are Philip M. Drake, Michael E. Gellert, and Clark M. Whittemore, Jr., all of whom are directors of PTC and residents of Connecticut. They will vote for the nominees herein named in accordance with specifications made upon every properly signed proxy. If no specification is made the proxy will be voted for the election of the nominees listed below. If for any reason any nominee shall be unwilling or unable to serve before the date of the PTC Meeting, discretionary authority may be exercised to vote the proxies for the election of such other person(s) as the Board of Directors shall determine.

NOMINEES FOR DIRECTOR

  MICHAEL M. CASSELL is President and Chief Executive Officer of PTC. He was formerly Chief Operating Officer of the Private Banking Group of Chemical Bank and Executive Vice President of Manufacturers Hanover Trust Company prior to its merger with Chemical Bank. Mr. Cassell, 51, a Director of PTC since 1993, is an ex-officio member of the Compensation Committee and a member of the Community Reinvestment, Executive, Finance, Loan, Nominating, Travel, and Trust Committees. During 1994, Mr. Cassell attended 100% of the Board and Board Committee meetings. Mr. Cassell beneficially owns 15,081 shares of PTC Common Stock, or .5% of the shares of PTC Common Stock outstanding. This figure and percentage also include 11,064 option shares of PTC Common Stock held by Mr. Cassell, which may be exercised within 60 days of the PTC Record Date. Mr. Cassell is also a Director of William Penn Life Insurance Company of New York, a subsidiary of the Legal and General Group Ltd., London.

  ROBERT H. CLARK, JR. is President and Chief Executive Officer of Case, Pomeroy & Company, Inc. (mining, oil and gas, real estate, and investments). Mr. Clark, 54, a Director of PTC since 1988, is Chairman of the Finance Committee and is a member of the Compensation, Executive, Nominating, and Trust Committees. During 1994, Mr. Clark attended 73% of the Board and Board Committee meetings. Mr. Clark has filed a statement reporting holdings of 111,100 shares of PTC Common Stock, or 3.3% of the shares of PTC Common Stock outstanding; however, Mr. Clark disclaims beneficial ownership of 110,000 shares of PTC Common Stock held by Case, Pomeroy & Company, Inc. Mr. Clark is also a Director of Case, Pomeroy & Company, Inc., and Homestake Mining Company.

  GEORGE F. CLEMENTS, JR. is President of Whitestone Corporation (energy) and is Chairman of the Board, Whitestone Capital Corporation. Mr. Clements, 69, a Director of PTC since 1984, is Chairman of the Compensation Committee and is a member of the Executive, Finance, Loan, and Trust Committees. During 1994, Mr. Clements attended 98% of the Board and Board Committee meetings. Mr. Clements owns 3,300 shares of PTC Common Stock, or .1% of the shares of PTC Common Stock outstanding. Mr. Clements is also a Director of Whitestone Corporation; Kirby Corporation; A.S.P.C.A., New York, NY; and National Schools Committee for Economic Education, Inc., Cos Cob, CT.

  PHILIP M. DRAKE is an attorney (formerly Managing Partner) with Cummings & Lockwood (attorneys at law). Mr. Drake, 69, a Director of PTC since 1982, is Chairman of the Trust Committee and is a member of the Compensation, Executive, and Nominating Committees. During 1994, Mr. Drake attended 97% of the Board and Board Committee meetings. Mr. Drake owns 7,000 shares of PTC Common Stock, or
 .2% of the shares of PTC Common Stock outstanding. Mr. Drake is also a Director of the Charles E. Culpeper Foundation, and is a Trustee of the University of Virginia Law School Foundation.

  R. MICHAEL DUNNE is a Marketing Executive with the Prudential-Brad Hvolbeck Real Estate Company and was formerly Commissioner, Department of Administrative Services, State of Connecticut and Chairman Emeritus, Greenwich Chamber of Commerce. Prior to that, he was Vice President of Razook's Inc. (retail). Mr. Dunne, 60, a Director of PTC since 1984, is Chairman of the Audit Committee and a member of the Loan, Travel, and Trust Committees. During 1994, Mr. Dunne attended 100% of the Board and Board Committee meetings. Mr. Dunne owns 3,630 shares of PTC Common Stock, or .1% of the shares of PTC Common Stock outstanding.

  DESMOND G. FITZGERALD is Chairman of the Board of the of North American Properties Group and affiliated entities, is Chairman of the Board of U.S. Guarantee Finance Corp., and was formerly Chairman of the Board of North American Housing Corp. Mr. FitzGerald, 51, a Director of PTC since 1988, is a member of the Executive, Finance, and Loan Committees. During 1994, Mr. FitzGerald attended 76% of the Board and Board Committee meetings. Mr. FitzGerald owns 55,000 shares of PTC Common Stock, or 1.6% of the shares of PTC Common Stock outstanding. Mr. FitzGerald is also a Director of C.S. First Boston Investment Funds, Inc. and Hilliard Farber & Co., Inc. In addition, he is a Trustee of the Children's Aid Society, New York, NY and an Overseer of the Corcoran Gallery of Art, Washington, D.C.

  MICHAEL E. GELLERT is a General Partner of Windcrest Partners (private investments) and a Partner of Rock Partners (real estate). Formerly he was Chairman of the Board, the Tierco Group, Inc., now known as Premier Parks, Inc. (theme parks); and Chairman of the Board, Alaska Basic Industries (sand and gravel, concrete). Mr. Gellert, 63, a Director of PTC since 1990, is Chairman of the Loan Committee and is a member of the Audit and Executive Committees. During 1994, Mr. Gellert attended 92% of the Board and Board Committee meetings. Mr. Gellert owns 58,300 shares of PTC Common Stock, or 1.7% of the shares of PTC Common Stock outstanding. Mr. Gellert is also a Director of Devon Energy Corp.; The Harvey Group, Inc.; Humana, Inc.; Premier Parks, Inc.; North American Housing; Worldwide Securities, Ltd.; and Worldwide Special Fund N.V. Mr. Gellert is also a Trustee of Greenwich Library, a Trustee for the New School for Social Research, and is Vice Chairman of the Board of Trustees of Caramoor Center for Music and the Arts.

  MARY GRANT LYNCH is a General Partner of Lake Circle Company (real estate). Formerly she was a General Partner of Grant-Conyers Development Company (real estate). Mrs. Lynch, 59, a Director of PTC since 1986, is Chairwoman of the Community Reinvestment and Travel Committees. In addition, she is a member of the Audit, Finance, and Trust Committees. During 1994, Mrs. Lynch attended 100% of the Board and Board Committee meetings. Mrs. Lynch owns 990 shares of PTC Common Stock, or .03% of the shares of PTC Common Stock outstanding.

  ANDREW ROCKEFELLER is President of Indian Rock Corporation (investments), President of Indian Spring Land Company (real estate), and President of Matterhorn Corporation (management services). Mr. Rockefeller, 65, a Director of PTC since 1989, is a member of the Audit and Trust Committees. During 1994, Mr. Rockefeller attended 85% of the Board and Board Committee meetings. Mr. Rockefeller owns 2,044 shares of PTC Common Stock, or .06% of the shares of PTC Common Stock outstanding. Mr. Rockefeller is also a Director of Indian Rock Corporation, Indian Spring Land Company, and Greenwich Land Trust.

  DAVID W. WALLACE is Chairman of the Board of PTC, Chairman of FECO Engineered Systems, Inc. (manufacturing), Chairman and Chief Executive Officer, Lone Star Industries (cement), and formerly was Chairman of the Board of National Funds (mutual funds), Chairman of the Board of Bangor Punta and Piper Aircraft, Inc. and Chairman and Chief Executive Officer of Todd Shipyards, Inc. Mr. Wallace, 70, a Director of PTC since 1986, is Chairman of the Executive Committee and is an ex-officio member of the Compensation Committee and a member of the Finance, Loan, Nominating, Travel, and Trust Committees. During 1994, Mr. Wallace attended 95% of the Board and Board Committee meetings. Mr. Wallace has filed a statement reporting holdings of 659,446 shares of PTC Common Stock, or 19.8% of the shares of PTC Common Stock outstanding; however, Mr. Wallace disclaims beneficial ownership of 341,078 shares of PTC Common Stock. Mr. Wallace is also a Director of Lone Star Industries, Holmes Protection Corp., and Zurn Industries. Mr. Wallace is President and Trustee of The Robert R. Young Foundation, a Governor of New York Hospital, and Trustee of Greenwich Hospital.

  JOAN M. WARBURG is President of The Bydale Foundation. Mrs. Warburg, 71, a Director of PTC since 1979, is Chairwoman of the Nominating Committee and is a member of the Loan Committee. During 1994, Mrs. Warburg attended 61% of the Board and Board Committee meetings. Mrs. Warburg owns 3,300 shares of PTC Common Stock, or .1% of the shares of PTC Common Stock outstanding. Mrs. Warburg is also a

Director of The Bydale Foundation and is a permanent member of The Simmons College Corporation, having been Chairwoman from January 1992 to January 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of PTC Common Stock as of the PTC Record Date by (i) each person known by PTC to be the beneficial owner of more than 5% of PTC Common Stock, (ii) each director of PTC, (iii) certain executive officers of PTC and (iv) all directors and executive officers of PTC as a group. The persons named in the table have sole voting and investment power with respect to all shares owned by them unless otherwise disclosed.

                                                    AMOUNT AND
             NAME AND ADDRESS OF                    NATURE OF          PERCENT
             BENEFICIAL OWNER(1)               BENEFICIAL OWNERSHIP    OF CLASS
             -------------------               --------------------    --------
DIRECTORS
  David W. Wallace............................       659,446(2)         19.8%
  Michael M. Cassell..........................        15,081(3)           .5%
  Robert H. Clark, Jr. .......................       111,100(4)          3.3%
  George F. Clements, Jr. ....................         3,300              .1%
  Philip M. Drake.............................         7,000              .2%
  R. Michael Dunne............................         3,630              .1%
  Desmond G. FitzGerald.......................        55,000             1.6%
  Michael E. Gellert..........................        58,300             1.7%
  Mary Grant Lynch............................           990             .03%
  Andrew Rockefeller..........................         2,044             .06%
  Joan M. Warburg.............................         3,300              .1%
  Clark M. Whittemore, Jr. ...................         1,623             .05%
  Joseph S. Wilcox, Jr. ......................         9,779              .3%
EXECUTIVE OFFICERS
  Michael M. Cassell..........................        15,081(3)           .5%
  John H. Kuck................................        28,640(3)           .9%
  James F. McLean.............................         2,904(3)          .09%
  Wm. Richard Moller, Jr. ....................            44            .001%
  John A. Murray..............................         1,707             .05%
  All executive officers and directors as a
   group (18).................................       964,143(5)         28.7%

- --------
(1) The address of each of the foregoing persons is c/o The Putnam Trust Company, 10 Mason Street, Greenwich, CT 06830.
(2) David W. Wallace's shares include 135,006 shares owned by his wife and 341,078 shares held by The Robert R. Young Foundation, a charitable corporation of which Mr. Wallace is President and Trustee. Mr. Wallace receives no compensation from this foundation and he disclaims beneficial ownership of the 341,078 shares (10%) held by The Robert R. Young Foundation.

(3) The share totals of Messrs. Cassell, Kuck, and McLean include 11,064, 11,000 and 2,640 shares respectively, which could be acquired pursuant to options or other rights exercisable within 60 days of the PTC Record Date.

(4) Mr. Clark disclaims beneficial ownership of 110,000 shares held by Case, Pomeroy & Company, Inc.

(5) This figure and percentage include the shares as to which Mr. Wallace has disclaimed beneficial ownership, as noted in footnote 2, and they also include the shares held by Case, Pomeroy and Company, Inc. of which Robert
    H. Clark, Jr., has disclaimed beneficial ownership, as noted in footnote 4. This figure and percentage also include 25,254 options or other rights exercisable within 60 days of the PTC Record Date.

  During 1994, Messrs. Cassell, Drake, Moller and Murray each failed to file one report of changes in beneficial ownership pursuant to the Securities Exchange Act of 1934 on a timely basis with respect to one transaction (two transactions in the case of Mr. Murray).

REMUNERATION OF DIRECTORS AND OFFICERS

  Each director who is not an employee of PTC receives a fee of $500 for each meeting of the PTC Board attended and a fee of $400 for each meeting of a committee of the PTC Board attended. In addition, the chairperson of each committee of the PTC Board receives an annual retainer of $1,000.

  The following table shows the direct remuneration paid during 1994 by PTC to each of the five most highly compensated officers, whose aggregate remuneration in each case exceeded $60,000 in 1994.

                                                                 SALARIES, FEES, AMOUNT ACCRUED
                                                                 DIRECTORS FEES,     UNDER
                                                                   COMMISSIONS   PROFIT-SHARING
 NAME OF INDIVIDUAL OR              CAPACITY IN WHICH              AND BONUSES     PLAN--1994
   IDENTITY OF GROUP            REMUNERATION WAS RECEIVED           (NOTE 1)       (NOTE 2)
 ---------------------   --------------------------------------- --------------- --------------
Michael M. Cassell...... President and Chief                        $200,000        $ 33,169
                          Executive Officer
John H. Kuck............ Executive Vice President,                  $145,000        $ 23,840
                          Chief Financial Officer
                          and Treasurer
James F. McLean......... Senior Vice President                      $120,000        $ 19,404
W.R. Moller, Jr......... Senior Vice President and Secretary        $104,500        $ 16,906
John A. Murray.......... Senior Vice President (Retired 2/15/95)    $ 95,000        $ 14,453
All principal officers
 as a group (8) (Note 3)                                            $888,924        $142,304

  Note 1: Certain of PTC's officers have purchased shares of PTC Common Stock pursuant to PTC's Employee Stock Purchase Plan from time to time. In addition, Mr. Cassell purchased shares in 1994 at purchase prices equivalent to those available under the Employee Stock Purchase Plan. The table does not include the economic benefits of such purchases which did not exceed $10,000 for any officer in 1994.

  Note 2: PTC has a noncontributory profit sharing plan covering substantially all employees who have completed one year of continuous service. PTC'S contributions to the plan are discretionary and determined annually by the Board of Directors of PTC. PTC also maintains a Benefit Restoration Plan which is designed to provide benefits which cannot be provided under its tax qualified plans, including the profit sharing plan. See "Pension Plan."

  Note 3: Certain of PTC's officers utilize PTC-owned automobiles and are reimbursed for club membership expenses. The remuneration specified in the preceding table does not include the economic benefit for personal use which is incidental to the business use. The value of such personal use was less than $40,000 for 1994.

STOCK OPTIONS

  Options to purchase PTC Common Stock remain outstanding under PTC's two stock option plans, the Incentive Stock Option Plan (approved by shareholders on April 7, 1987) and the Stock Option Plan (approved by shareholders on May 17,
1994), and under PTC's employment agreement with Mr. Cassell. Under the Incentive Stock Option Plan, no options were granted in 1994. Under the terms of the employment agreement with Mr. Cassell, to provide benefits he would have received had he been eligible to participate in PTC's Employee Stock Purchase Plan, options to purchase 1,269 shares of PTC Common Stock were granted to Mr. Cassell in 1994. The following tabulation shows as to certain principal officers and as to all principal officers as a group (i) the amount of options granted during 1994, (ii) the amount of shares of PTC Common Stock acquired through the exercise of options during 1994, (iii) the amount of shares of PTC Common Stock sold during 1994, and (iv) the amount of shares of PTC Common Stock subject to all unexercised options held as of December 31, 1994.

                                                                           ALL PRINCIPAL
                          MICHAEL M. JOHN H. JAMES F. WILLIAM R.  JOHN A.   OFFICERS AS
                           CASSELL    KUCK    MCLEAN  MOLLER, JR.  MURRAY     A GROUP
COMMON SHARES (NOTE 1)    ---------- ------- -------- ----------- -------- -------------
OPTIONS GRANTED DURING
 1994
 Number of shares.......     1,269        0        0        0            0      6,269
 Average per share op-
  tion price............    $19.70      n/a      n/a      n/a          n/a     $26.12
OPTIONS EXERCISED DURING
 1994
 Number of shares.......     1,269        0        0        0        4,264      6,853
 Aggregate option price
  of options exercised..   $24,999      n/a      n/a      n/a      $75,814   $130,368
 Aggregated market value
  of shares on date
  options exercised.....   $34,263      n/a      n/a      n/a     $117,303   $187,048
OPTION SHARES SOLD DUR-
 ING 1994
 Number of shares.......         0        0        0        0            0          0
 Sales dates............       n/a      n/a      n/a      n/a          n/a        n/a
OPTIONS UNEXERCISED AT
 DECEMBER 31, 1994
 Number of shares.......    25,000   11,000    2,640        0        1,016     45,206
 Average per share op-
  tion price............    $27.50   $17.84   $20.29      n/a       $22.39     $24.58

  Note 1: All common share figures have been adjusted in accordance with the terms of the options to reflect the 10% stock dividend in 1993.

  In addition, in January 1995, options to purchase 5,000, 4,000, 4,000 and 15,000 shares were granted to Mr. Cassell, Mr. Kuck, Mr. McLean and all principal officers as a group, respectively. The exercise price per share for such options is $24.50.

  For a discussion of the effect of the Merger on the options issued under the Incentive Stock Option Plan and the Stock Option Plan, see "THE MERGER--Effect on Employee Benefit Plans."

STOCK PURCHASE PLAN

  PTC maintains an Employee Stock Purchase Plan which permits eligible employees to purchase PTC Common Stock primarily through payroll deductions. Persons who are regularly employed by PTC and who have completed one year of service with PTC may purchase stock through payroll deductions of up to 20% of such employee's regular base pay. Offerings of PTC Common Stock under the Employee Stock Purchase Plan are made on an annual basis. The purchase price to be paid by employees for shares of PTC Common Stock offered under the Employee Stock Purchase Plan is the lesser of 85% of the average market price of a share of PTC Common Stock on the first business day of the offering period or 85% of the average market price on the last business day of the offering period.

PENSION PLAN

  PTC maintains a Retirement Plan providing annual payments to a participant upon normal retirement age equal to 1.67% of the average of such participant's average compensation during the last five years of employment times years of credited service minus .4% of such five-year average annual compensation less than Social Security covered compensation multiplied by a maximum of 35 years of credited service. For purposes of the Retirement Plan, covered compensation is the amount shown in the cash compensation table above under Salaries, Fees, Directors Fees, Commissions and Bonuses plus life insurance premiums, personal use of automobiles and certain club dues attributable to personal use. The amounts included in the cash compensation table do not include contributions under the Retirement Plan.

  PTC also maintains a Benefit Restoration Plan which is designed to provide benefits which cannot be provided under its tax qualified plans including the Retirement Plan due to limitations imposed under the Code. Eligibility for participation is determined by the Compensation Committee of PTC. Once eligible, the plan covers the same time periods that are covered under the qualified plan. In certain cases, the first year of employment is also included. The same forms of payment provided under the qualified plans are provided in the Benefit Restoration Plan (lump sum, annuity or installment payments). Currently, Messrs. Cassell and Kuck are the only participants in the Benefit Restoration Plan.

  The table which follows is an illustration of pension benefits for persons not covered by the Benefit Restoration Plan in specified compensation and year-of-service classifications. Such benefits are presented on a straight life annuity basis and are not subject to any deduction for Social Security or other offset amount.

       FINAL                           YEARS OF SERVICE
      AVERAGE       ---------------------------------------------------------------------------
        PAY           15              20              25              30              35
      -------       -------         -------         -------         -------         -------
      $100,000      $23,500         $31,300         $39,200         $47,000         $54,800
       150,000       36,000          48,000          60,000          72,000          84,000
       200,000       36,000          48,000          60,000          72,000          84,000
       250,000       36,000          48,000          60,000          72,000          84,000

  The table which follows is an illustration of pension benefits for persons covered by the Benefit Restoration Plan (currently, Messrs. Cassell and Kuck) in specified compensation and year-of-service classifications. Such benefits are presented on a straight life annuity basis and are not subject to any deduction for Social Security or other offset amount.

       FINAL                           YEARS OF SERVICE
      AVERAGE       ---------------------------------------------------------------------------
        PAY           15              20              25              30              35
      -------       -------         -------         -------         -------         -------
      $100,000      $23,500         $31,300         $39,200         $47,000         $54,800
       150,000       36,000          48,000          60,000          72,000          84,000
       200,000       48,500          64,700          80,900          97,100         113,300
       250,000       61,100          81,400         101,800         122,100         142,500

  Messrs. Cassell, Kuck, McLean, Moller and Murray have 0, 37, 23, 15 and 19 years of credited service, respectively, under the Retirement Plan, and the Benefit Restoration Plan, if applicable, other than Mr. Cassell who has 1 year of credited service under the Benefit Restoration Plan.

  For a description of the treatment in the Merger of certain employee benefit plans principally affecting PTC's executive officers, see "THE MERGER-- Interests of Certain Persons in the Merger" and "--Effect on PTC Employee Benefit Plans."

TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

  In August of 1994, PTC renewed for an additional two-year period certain employment agreements with designated executive officers which were approved by the Executive Committee of the Board of Directors in

1984. The designated executive officers are: John H. Kuck, Executive Vice President, Chief Financial Officer and Treasurer; Haven A. Knight, former Senior Vice President--Trust Division, who retired on August 31, 1994; James F. McLean, Senior Vice President--Marketing; Wm. Richard Moller, Jr., Senior Vice President and Secretary; John A. Murray, former Senior Vice President--Data Processing, who retired on February 15, 1995; and Robert E. O'Brien, Senior Vice President--Loan Division. In March of 1995, PTC amended and restated employment agreements substantially similar to that of the prior designated executive officers with Michael M. Cassell, President and Chief Executive Officer and Michael A. Selikoff, Senior Vice President--Trust Division. As described below, these agreements contain certain provisions that become effective upon a change in control of PTC. Upon consummation of the Merger, these provisions will become effective. These agreements may make it more difficult for a potential acquiror to take control of PTC. See "THE MERGER-- Interests of Certain Persons in the Merger."

  The agreements require the executive to devote full time to PTC in the performance of such duties as are reasonably consistent with his current position, or as may be assigned from time to time. Compensation under the agreements is at the current base salary, which may be subsequently increased pursuant to the compensation policies of PTC, and provision for participation in employee benefit plans and incentive compensation arrangements available for similar management positions is included.

  Each agreement automatically terminates in the event of death or disability of the executive. PTC may terminate the agreement for cause upon the continued failure of the executive to substantially perform his duties, or by the executive engaging in grossly negligent, or willful conduct which is materially injurious to PTC. Each agreement is for a term of two years and automatically extends for successive two year periods unless PTC or the executive gives notice of an intention not to renew.

  The executive may terminate his employment under the agreement in the event of an acquisition by any person of 25% or more of the combined voting power of PTC or the change in the majority of the Board of Directors in a 24-month period; provided that the new management fails to elect or re-elect the executive to, or removes him from, the office held by him prior to the change in control or makes a significant change in the nature or scope of the authorities or duties attached to the executive's position, including an involuntary change in the location of the executive's workplace, in his working hours or in his participation in employee benefit plans.

  In this latter case and also in the event PTC terminates the agreement without cause, the executive is entitled to elect to receive a lump-sum payment equal to the executive's average annual compensation from PTC over either the two or five-year period prior to the change in control for three (3) years or for the period from the date of termination until the normal retirement date, whichever is shorter.

  During 1994, the firm of Whitman Breed Abbott and Morgan, of which Clark M. Whittemore, Jr., Director, is a partner, rendered legal services to PTC. The amount paid for services was $108,153. In the same year, the firm of Cummings & Lockwood, of which Philip M. Drake, Director, is a partner, rendered legal services to PTC. The amount for services was $4,500.

  PTC has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its directors and officers and some of their associates, on the same terms as those prevailing at the time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE

  The Audit Committee, which met four times in 1994, includes the following directors: R. Michael Dunne (Chairman), Michael E. Gellert, Mary Grant Lynch, Andrew Rockefeller and Clark M. Whittemore, Jr.

  The Audit Committee reviews PTC's internal audit reports, the reports of outside auditors and the FDIC and State of Connecticut examinations. The Committee reviews the appointment of, and the services provided by, Ernst & Young LLP, the independent auditors.

NOMINATING COMMITTEE

  The Nominating Committee, which met once in 1994, includes the following directors: Joan M. Warburg (Chairwoman), Michael M. Cassell, Robert H. Clark, Jr., Philip M. Drake, and David W. Wallace.

  The Nominating Committee has the responsibility of reviewing and making recommendations for re-election and to fill vacancies on the Board of Directors, including any which might be proposed by stockholders.

  The Board of Directors, on the recommendation of the Nominating Committee, has fixed the number of directors at 11 and proposed those named in this Proxy Statement-Prospectus as nominees.

  Gordon W. Reed, a Director since 1963, has retired to pursue other interests and will not be standing for re-election.

  Clark M. Whittemore, Jr., a Director since 1972, attained the mandatory retirement age of 72 and will not be standing for re-election.

  Joseph A. Wilcox, Jr., a Director since 1984, has retired to pursue other interests and will not be standing for re-election.

COMPENSATION COMMITTEE

  The Compensation Committee, which met six times in 1994, includes the following directors: George F. Clements, Jr. (Chairman), Robert H. Clark, Jr., Philip M. Drake, and Joseph S. Wilcox, Jr.

  The Compensation Committee reviews all director, officer and employee compensation as recommended by management and presents its findings to the Board of Directors for approval.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has determined that the firm of Ernst & Young LLP should be selected as independent auditors to audit the books and accounts of PTC for 1995. Ernst & Young LLP have been PTC's auditors for the past 27 years.

  Representatives of Ernst & Young LLP are expected to be present at the PTC Meeting and will have the opportunity to make a statement, and to respond to appropriate questions from shareholders.

                       PROPOSALS FOR 1996 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders of PTC must be received by February 14, 1996 for inclusion in PTC's Proxy Statement and Form of Proxy, subject to the earlier completion of the Merger.

  Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders of BNY must be received by November 29, 1995 for inclusion in BNY's Proxy Statement and Form of Proxy.

                           VALIDITY OF BNY SECURITIES

  The validity of the shares of BNY Common Stock issuable pursuant to the Merger has been passed upon by Paul A. Immerman, Senior Counsel of The Bank of New York.

                                    EXPERTS

  The consolidated financial statements of PTC and its subsidiaries at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in the Appendices to this Proxy

Statement-Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in such Appendices, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of BNY and its subsidiaries incorporated in this Proxy Statement-Prospectus by reference from BNY's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of National Community Banks, Inc. and its subsidiary for the year ended December 31, 1992, incorporated in this Proxy Statement-Prospectus by reference from BNY's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which has been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                    DATED AS OF THE 25TH DAY OF MARCH, 1995

                                 BY AND BETWEEN

                       THE BANK OF NEW YORK COMPANY, INC.

                                      AND

                     THE PUTNAM TRUST COMPANY OF GREENWICH

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 RECITALS..................................................................   1
 A.  BNY..................................................................    1
 B.  Putnam Trust.........................................................    1
 C.  The Merger...........................................................    1
 D.  Certain Letters......................................................    1
 E.  Intention of the Parties.............................................    1
 F.  Board Approvals......................................................    1
 G.  Shareholder and Regulatory Approvals.................................    1

                                   ARTICLE I

                          THE MERGER; EFFECTIVE TIME;
                    CLOSING; ORGANIZATION OF THE MERGER BANK

 1.1 The Merger...........................................................    2
 1.2 Effective Time.......................................................    2
 1.3 Closing..............................................................    2
 1.4 Organization of the Merger Bank......................................    2

                                   ARTICLE II

                NAME, MAIN OFFICE, GOVERNING DOCUMENTS, CAPITAL,
                  DIRECTORS AND OFFICERS OF THE SURVIVING BANK

 2.1 Name and Main Office of the Surviving Bank...........................    3
 2.2 Certificate of Incorporation of the Surviving Bank...................    3
 2.3 By-laws of the Surviving Bank........................................    3
 2.4 Directors of the Surviving Bank......................................    3
 2.5 Certain Officers of the Surviving Bank...............................    3
 2.6 Capital Stock of the Surviving Bank..................................    3

                                  ARTICLE III

                          EFFECT OF MERGER ON SHARES;
                         ELECTION; EXCHANGE PROCEDURES

 3.1 Conversion and Cancellation of Shares of Putnam Trust Common Stock...    4
 3.2 Exchange of Old Certificates for New Certificates....................    4
     (a)Appointment of Exchange Agent.....................................    4
     (b)Exchange Procedures...............................................    5
     (c)Fractional Shares.................................................    5
     (d)Distributions with Respect to Unexchanged Shares..................    5
     (e)Transfers.........................................................    5
     (f)No Liability......................................................    5
 3.3 Dissenters' Shares...................................................    6
 3.4 Shares of Merger Bank Common Stock...................................    6

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                                                                           PAGE
                                                                           ----
 4.1 Mutual Representations and Warranties of BNY and Putnam Trust.......   6
     (a)Recitals True....................................................   6
     (b)Corporate Qualification..........................................   6
     (c)Corporate Authority..............................................   6
     (d)Governmental Filings; No Violations..............................   7
     (e)Reports and Financial Statements.................................   7
     (f)Absence of Certain Events and Changes............................   8
     (g)Knowledge as to Conditions.......................................   8
     (h)Litigation.......................................................   8
     (i)Brokers and Finders..............................................   9
 4.2 Additional Representations and Warranties of BNY....................   9
     (a)Capital Stock....................................................   9
     (b)Representations Regarding the Merger Bank........................   9
 4.3 Additional Representations and Warranties of Putnam Trust...........   9
     (a)Capital Stock....................................................   9
     (b)Subsidiaries.....................................................  10
     (c)Loans; OREO......................................................  10
     (d)Properties.......................................................  10
     (e)Compliance with Laws.............................................  11
     (f)Taxes............................................................  11
     (g)Material Agreements..............................................  12
     (h)Labor Matters....................................................  13
     (i)Employee Benefits................................................  13
     (j)Environmental Matters............................................  14
     (k)Insurance........................................................  15
     (l)Interest of Certain Persons......................................  15
     (m)Administration of Fiduciary Accounts.............................  15
     (n)Interest Rate Risk Management Instruments; Derivatives; Certain
         Other Securities................................................  15
     (o)Noncompete Provisions............................................  16
     (p)Antitakeover Provisions Inapplicable.............................  16
     (q)Absence of Certain Developments..................................  16
 4.4 Exceptions to Representations and Warranties........................  16

                                   ARTICLE V

                                   COVENANTS

                                                                            PAGE
                                                                            ----
 5.1  Conduct of Business Pending the Effective Time......................   17
 5.2  Dividends...........................................................   19
 5.3  Certain Policies of Putnam Trust....................................   19
 5.4  Acquisition Proposals...............................................   19
 5.5  Shareholder Approval................................................   20
 5.6  Filings; Other Actions..............................................   20
 5.7  Information Supplied................................................   20
 5.8  Accountants' Letters................................................   21
 5.9  Access and Information..............................................   21
 5.10 Notification of Certain Matters.....................................   22
 5.11 Publicity...........................................................   22
 5.12 Employee Benefit Plans..............................................   22
 5.13 Options.............................................................   22
 5.14 Expenses............................................................   23
 5.15 Indemnification; Directors' and Officers' Insurance.................   23
 5.16 Antitakeover Provisions.............................................   24
 5.17 Affiliate Agreements................................................   24
 5.18 Stock Exchange Listing..............................................   24
 5.19 Efforts to Consummate...............................................   24
 5.20 Reports.............................................................   25
 5.21 Accounting and Tax Treatment........................................   25

                                   ARTICLE VI

                                   CONDITIONS

 6.1  Conditions to Each Party's Obligation to Effect the Merger..........   25
      (a)Shareholder Approval.............................................   25
      (b)Governmental and Regulatory Consents.............................   25
      (c)Litigation.......................................................   25
      (d)Registration Statement...........................................   25
      (e)Blue Sky Approvals...............................................   25
      (f)Listing..........................................................   25
      (g) Opinion of Tax Counsel..........................................   26
 6.2  Conditions to Obligation of BNY.....................................   26
      (a)Representations and Warranties...................................   26
      (b)Performance of Obligations of Putnam Trust.......................   26
      (c)Opinion of Counsel...............................................   26
 6.3  Conditions to Obligation of Putnam Trust............................   26
      (a)Representations and Warranties...................................   26
      (b)Performance of Obligations of BNY ...............................   26
      (c)Opinion of Counsel...............................................   27

                                  ARTICLE VII

                                  TERMINATION

                                                                            PAGE
                                                                            ----
 7.1  Termination.........................................................   27
 7.2  Effect of Termination and Abandonment...............................   27
 7.3  Termination Fee.....................................................   28

                                  ARTICLE VIII

                                 MISCELLANEOUS

 8.1  Survival............................................................   29
 8.2  Modification or Amendment...........................................   29
 8.3  Waiver of Conditions................................................   30
 8.4  Counterparts........................................................   30
 8.5  Governing Law.......................................................   30
 8.6  Notices.............................................................   30
 8.7  Entire Agreement, Etc...............................................   31
 8.8  Definitions of "subsidiary", "prior consultation" and "knowledge";
       Covenants with Respect to Subsidiaries.............................   31
 8.9  Captions............................................................   32
 8.10 Severability........................................................   32
 8.11 No Third Party Beneficiaries........................................   32

                                    ANNEXES

 1.   Form of Letter Agreement
 2.   Form of Supplement
 3.   Form of Certificate of Incorporation
 4.   Schedule of Certain Employment Agreements
 5.    Form of Affiliate Agreement

                             INDEX OF DEFINED TERMS

                                                                     LOCATION OF
TERM                                                                 DEFINITION
- ----                                                                 -----------
Acquisition Proposal................................................ 5.4
Acquisition Transaction............................................. 7.3(b)(i)
Affiliates.......................................................... 5.17(a)
Agreement........................................................... Preamble
Antitakeover Provisions............................................. 5.16
Asset Classification................................................ 4.3(c)(ii)
BHC Act............................................................. Recital A
Banking Regulators.................................................. 4.1(h)
BNY................................................................. Preamble
BNY Common Stock.................................................... Recital A
BNY Person.......................................................... 7.3(b)(i)
By-laws............................................................. 2.3
Certificate......................................................... 2.2
Claim............................................................... 5.15(a)
Closing............................................................. 1.3
Closing Date........................................................ 1.3
Commissioner........................................................ Recital G
Compensation Plans.................................................. 4.3(i)(i)
Contracts........................................................... 4.1(d)(ii)
CTBL................................................................ Recital G
Derivative Securities............................................... 4.3(n)
Disclosure Letter................................................... 4.4(a)
Dissenters' Shares.................................................. 3.1(c)
Effective Time...................................................... 1.2(a)
Employees........................................................... 4.3(i)(i)
Environmental Law................................................... 4.3(j)(i)
ERISA............................................................... 4.3(i)(i)
ERISA Affiliate..................................................... 4.3(i)(iii)
Exception Shares.................................................... 3.1(c)
Exchange Act........................................................ 4.1(d)(i)
Exchange Agent...................................................... 3.2(a)
Exchange Offer...................................................... 7.3(b)(iii)
Exchange Ratio...................................................... 3.1(a)(i)
Fair Lending Laws................................................... 4.1(h)
FDI Act............................................................. Recital G
FDIC Act............................................................ Recital G
Federal Reserve..................................................... Recital G
Fee................................................................. 7.3(a)
Fee Termination Event............................................... 7.3(a)
Fee Trigger Event................................................... 7.3(c)
Filing.............................................................. 1.2(a)
Governing Documents................................................. 4.1(b)(i)
Governmental Entity................................................. 4.1(d)(i)
Hazardous Substance................................................. 4.3(j)(i)
Indemnified Parties................................................. 5.15(a)
Internal Revenue Code............................................... Recital E
knowledge........................................................... 8.8(b)
Latest Balance Sheet................................................ 4.3(c)

                                                                     LOCATION OF
TERM                                                                 DEFINITION
- ----                                                                 -----------
Letter Agreements................................................... Recital D
Liabilities......................................................... 4.3(q)(i)
Liens............................................................... 4.3(a)(ii)
Material Adverse Effect............................................. 4.4(c)
Merger.............................................................. Recital C
Merger Bank......................................................... Recital C
NASD................................................................ 4.1(d)(i)
New Certificate..................................................... 3.1(a)(ii)
NYBL................................................................ Recital F
NYSE................................................................ 3.2(c)
Old Certificate..................................................... 3.1(a)(ii)
Old Shares.......................................................... 3.1(a)(ii)
OREO................................................................ 4.3(c)(iv)
Pension Plan........................................................ 4.3(i)(ii)
Permissible Activities.............................................. 4.3(o)
Person.............................................................. 4.3(b)
Plans............................................................... 4.3(i)(ii)
Preliminary Fee Trigger Event....................................... 7.3(b)
prior consultation.................................................. 8.8(b)
Proxy Statement..................................................... 5.6
Putnam Trust........................................................ Preamble
Putnam Trust Common Stock........................................... Recital B
Putnam Trust Meeting................................................ 5.5
Putnam Trust Options................................................ 5.13
Putnam Trust Preferred Stock........................................ Recital B
Putnam Trust Stock Plans............................................ 4.3(a)(i)
Registration Statement.............................................. 5.6
Regulatory Approvals................................................ Recital G
Reports............................................................. 4.1(e)
Representatives..................................................... 5.9
SCA................................................................. 3.1(c)
SEC................................................................. 4.1(e)(i)
Securities Act...................................................... 4.1(d)(i)
Securities Laws..................................................... 4.1(e)(ii)
subsidiary.......................................................... 8.8(a)
Superintendent...................................................... Recital G
Surviving Bank...................................................... Recital C
Tax................................................................. 4.3(f)(i)
Tender Offer........................................................ 7.3(b)(iii)

  AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of March, 1995 (this "Agreement"), by and between The Bank of New York, Inc. ("BNY") and The Putnam Trust Company of Greenwich ("Putnam Trust").

                                    RECITALS

  A. BNY. BNY has been duly incorporated and is an existing corporation in good standing under the laws of the State of New York, with its principal executive offices located in New York, New York. As of the date hereof, BNY has 350,000,000 authorized shares of common stock, par value $7.50 per share ("BNY Common Stock"), of which not more than 188,500,000 shares are outstanding as of the date hereof, 5,000,000 authorized shares of preferred stock, no par value per share, of which not more than 184,000 shares of 8.60% Cumulative Preferred Stock are outstanding as of the date hereof, and 5,000,000 authorized shares of Class A preferred stock, par value $2.00 per share, of which not more than 221,000 shares of Class A, 7.75% Cumulative Convertible Preferred Stock are outstanding as of the date hereof (no other class or series of capital stock being authorized). BNY is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

  B. PUTNAM TRUST. Putnam Trust has been duly organized and is an existing state bank and trust company in good standing under the laws of Connecticut, with its principal executive offices located in Greenwich, Connecticut. As of the date hereof, Putnam Trust has 10,000,000 authorized shares of common stock, no par value ("Putnam Trust Common Stock"), of which not more than 3,400,000 shares are outstanding as of the date hereof, and 5,000,000 authorized shares of preferred stock, par value $100 per share ("Putnam Trust Preferred Stock"), none of which is outstanding as of the date hereof (no other class or series of capital stock being authorized).

  C. THE MERGER. At the Effective Time (as defined in Section 1.2(a)), the parties to this Agreement intend to effect the merger (the "Merger") of Putnam Trust with and into a state bank and trust company that will be organized as a wholly owned subsidiary of BNY (the "Merger Bank"), with the Merger Bank the surviving state bank and trust company in the Merger (the "Surviving Bank"), but with the name changed to that of Putnam Trust.

  D. CERTAIN LETTERS. As an inducement to and condition of BNY's willingness to enter into this Agreement, the majority of the directors of Putnam Trust have entered into letter agreements with BNY, each in substantially the form of Annex 1 to this Agreement (collectively, the "Letter Agreements").

  E. INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (including the rules and regulations thereunder, the "Internal Revenue Code").

  F. BOARD APPROVALS. The Board of Directors of BNY (at a meeting duly called and held) has determined that this Agreement and the transactions contemplated hereby are in the best short-term and long-term interests of its shareholders and has approved this Agreement. The Board of Directors of Putnam Trust (at a meeting duly called and held), taking into consideration (i) the long-term as well as the short-term interests of Putnam Trust, (ii) the interests of the shareholders of Putnam Trust, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Putnam Trust, (iii) the interests of Putnam Trust's employees, customers, creditors and suppliers, (iv) community and societal considerations including those of each community in which an office or facility of Putnam Trust is located and (v) such other factors as the directors considered appropriate in determining what the directors believe to be in the best interests of Putnam Trust, has approved this Agreement.

  G. SHAREHOLDER AND REGULATORY APPROVALS. Consummation of the Merger is subject to (i) the prior approval of the shareholders of Putnam Trust, (ii) the prior approval of the Board of Governors of the Federal

Reserve System (the "Federal Reserve") under the BHC Act, (iii) the prior approval of the Federal Reserve under the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the Federal Reserve Act, as amended (in the event that BNY shall elect in accordance with Section 1.4(c) for the Merger Bank and/or the Surviving Bank to be organized as a member bank), (iv) the prior approval of the Federal Deposit Insurance Corporation (the "FDIC") under the FDI Act (in the event that BNY shall elect that the Merger Bank shall not be a member bank), (v) the prior approval of the Banking Commissioner of the State of Connecticut (the "Commissioner") under The Banking Law of Connecticut (the "CTBL") and (vi) the prior approval of the New York Superintendent of Banks (the "Superintendent") under the New York Banking Law (the "NYBL") (items (ii) through (vi) together with any other regulatory approvals required for the transactions contemplated hereby, collectively, the "Regulatory Approvals"), among other conditions specified herein.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                          THE MERGER; EFFECTIVE TIME;
                    CLOSING; ORGANIZATION OF THE MERGER BANK

  1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Putnam Trust and the Merger Bank shall consummate the Merger, in which Putnam Trust shall be merged with and into the Merger Bank, and the separate corporate existence of Putnam Trust shall thereupon cease. The Merger shall have the effects specified in the CTBL.

  1.2 EFFECTIVE TIME. (a) Subject to the terms and conditions of this Agreement, the parties to this Agreement will cause a copy of this Agreement and the approval of the Commissioner referred to in Recital G to be filed with the Secretary of the State of Connecticut as provided in Section 36-193u of the CTBL (the "Filing"). The Merger shall become effective at such time as the Filing has been filed with such Secretary of the State, or at such other time as the parties hereto may agree in writing in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

  (b) BNY and Putnam Trust will use reasonable efforts to cause the Effective Time to occur at a time and date specified by BNY, which time and date shall be not later than the opening of business on the first business day of the month next commencing after the date of satisfaction or waiver of the last of the conditions specified in Sections 6.1(a) and (b) of this Agreement; provided, that if such first business day of a month is to occur fewer than 5 days after such date of satisfaction or waiver, the Effective Time shall be not later than the opening of business on the first business day of the next succeeding month. Notwithstanding anything to the contrary in this Section 1.2, the parties hereto may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree in writing, consistent with the provisions of the CTBL.

  1.3 CLOSING. The closing of the Merger (the "Closing") shall take place at such place within The City of New York as the parties hereto shall agree, at 8:00 a.m. on the date when the Effective Time is to occur. The date upon which the Closing shall occur is herein referred to as the "Closing Date".

  1.4 ORGANIZATION OF THE MERGER BANK. (a) Subject to Section 8.2 and the receipt of the applicable Regulatory Approvals, prior to the Effective Time BNY will take all action necessary to (i) organize the Merger Bank as a state bank and trust company under the laws of the State of Connecticut and (ii) cause the Merger Bank to become a party to this Agreement, to be evidenced by the execution by the Merger Bank and each of the members of its Board of Directors of a supplement to this Agreement, in substantially the form of Annex 2, and delivery thereof to each of BNY and Putnam Trust.

  (b) Putnam Trust agrees to, and BNY agrees to cause the Merger Bank to, enter into any additional merger or related agreements between Putnam Trust and the Merger Bank and make any additional regulatory filings as BNY shall determine to be appropriate or necessary in order to consummate the Merger.

  (c) As promptly as reasonably practicable after the date hereof, BNY shall elect, after prior consultation with Putnam Trust, whether the Merger Bank and/or the Surviving Bank shall be organized as a state member bank of the Federal Reserve System. BNY shall promptly notify Putnam Trust upon the making of such election, and thereafter Putnam Trust shall cooperate in the making of any applications and filings as may be reasonably appropriate or necessary as a result thereof.

                                   ARTICLE II

                NAME, MAIN OFFICE, GOVERNING DOCUMENTS, CAPITAL,
                  DIRECTORS AND OFFICERS OF THE SURVIVING BANK

  2.1 NAME AND MAIN OFFICE OF THE SURVIVING BANK. The name of the Surviving Bank shall be "The Putnam Trust Company of Greenwich", and the main office of the Surviving Bank shall be located in Greenwich, Connecticut at the present main office of Putnam Trust. The Surviving Bank shall continue as a state bank and trust company organized under the CTBL.

  2.2 CERTIFICATE OF INCORPORATION OF THE SURVIVING BANK. At the Effective Time, the certificate of incorporation of the Merger Bank, as then in effect, shall by virtue of the Merger be amended and restated to read as set forth in Annex 3, until duly amended in accordance with the terms thereof and the CTBL; such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Bank (the "Certificate").

  2.3 BY-LAWS OF THE SURVIVING BANK. By virtue of the Merger, the by-laws of the Surviving Bank shall be amended to read as the by-laws of Putnam Trust, as in effect at the Effective Time (the "By-laws"), until duly amended in accordance with the terms thereof, the Certificate and the CTBL.

  2.4 DIRECTORS OF THE SURVIVING BANK. The directors of the Merger Bank at the Effective Time shall continue as the directors of the Surviving Bank and, together with such additional directors as may thereafter be elected, shall hold such office until such time as their successors are elected and qualified in accordance with the terms of the CTBL, the Certificate and the By-laws. The board of directors of the Surviving Bank shall initially consist of not less than seven nor more than twenty-five members.

  2.5 CERTAIN OFFICERS OF THE SURVIVING BANK. At the Effective Time, the employment agreements set forth in Annex 4 to this Agreement and relating to certain officers of Putnam Trust as of the date hereof shall, by virtue of the Merger, be assumed by the Surviving Bank, and the Merger Bank, by executing and delivering the supplement to this Agreement referred to in Section 1.4, agrees as the Surviving Bank in the Merger to perform each such agreement in the same manner and to the same extent that Putnam Trust would have been required to perform such agreement absent consummation of the Merger.

  2.6 CAPITAL STOCK OF THE SURVIVING BANK. The amount of capital stock of the Surviving Bank at the Effective Time shall consist of not less than $4,000,000, divided into not less than 20,000 shares of issued and outstanding common stock, par value $200 per share.

                                  ARTICLE III

                          EFFECT OF MERGER ON SHARES;
                         ELECTION; EXCHANGE PROCEDURES

  3.1 CONVERSION AND CANCELLATION OF SHARES OF PUTNAM TRUST COMMON
STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

    (i) Subject to Section 3.2(c), each share of Putnam Trust Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (as defined in Section 3.1(c)), shall be converted at the Effective Time into the right to receive 1.312 (the "Exchange Ratio") duly authorized, validly issued, fully paid and nonassessable shares of BNY Common Stock (together with any related preferred stock purchase rights); provided, that the Exchange Ratio may be adjusted in accordance with
  Section 3.1(b) (whereupon any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted).

    (ii) All shares of Putnam Trust Common Stock, other than Dissenters' Shares (as defined in Section 3.1(c)), issued and outstanding immediately prior to the Effective Time (collectively, the "Old Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing the Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 3.2, a certificate representing the shares of BNY Common Stock (a "New Certificate") and any payment to which such holder is entitled pursuant to this Article III.

  (b) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of BNY Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of BNY, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

  (c) For purposes of this Agreement, "Exception Shares" means (i) shares of Putnam Trust Common Stock owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by BNY or a subsidiary (as defined in Section 8.8) of BNY or held by Putnam Trust or a subsidiary of Putnam Trust in treasury or (ii) shares of Putnam Trust Common Stock ("Dissenters' Shares") that have not been voted in favor of approval of the Merger and with respect to which dissenters' rights have been perfected in accordance with Section 36-193u of the CTBL and Section 33-374 of the Connecticut Stock Corporation Act (the "SCA").

  3.2 EXCHANGE OF OLD CERTIFICATES FOR NEW CERTIFICATES. (a) Appointment of Exchange Agent. From and after the Effective Time until the end of the six-month period following the Effective Time, BNY shall make available or cause to be made available to an exchange agent (which may be a subsidiary of BNY) appointed prior to the Effective Time by BNY and reasonably satisfactory to Putnam Trust (the "Exchange Agent") New Certificates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article III. At the end of such six-month period, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to BNY. Any former holders of Old Shares who have not theretofore exchanged their Old Certificates for New Certificates and cash payment pursuant to this
Article III shall thereafter be entitled to look exclusively to BNY and only as general creditors thereof for the shares of BNY Common Stock and any cash payment to which they become entitled upon exchange of their Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Old Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (b) Exchange Procedures. Promptly after the Effective Time, BNY shall cause the Exchange Agent to mail or deliver to each person who was, at the Effective Time, a holder of record of Old Shares (other than Exception Shares) a form of letter of transmittal (designed by BNY and reasonably satisfactory to Putnam Trust) containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this
Article III. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Certificate representing the shares of BNY Common Stock, and a check in the amount, if any, to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any amount payable upon surrender of Old Certificates. If any New Certificate or cash payment is to be issued or made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of BNY that any such taxes have been paid or are not applicable. An Affiliate (as defined in Section 5.17) of Putnam Trust shall not be entitled to receive any New Certificate or cash payment pursuant to this Article III until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 5.17.

  (c) Fractional Shares. Notwithstanding Section 3.1 or any other provision of this Agreement, no fractional shares of BNY Common Stock will be issued in exchange for Old Shares hereunder, and any holder of Old Shares entitled hereunder to receive a fractional share of BNY Common Stock but for this
Section 3.2(c) will be entitled hereunder to receive instead a cash payment in lieu thereof, without interest, in an amount equal to the product of the fraction of a share to which such holder would otherwise have been entitled and the per share closing sale price of BNY Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (or, in the absence thereof, as reported in such other source upon which BNY and Putnam Trust shall agree) for the immediately preceding day on which BNY Common Stock is traded on the NYSE.

  (d) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividends or other distributions with a record date after the Effective Time shall be paid to any person holding an Old Certificate until such Old Certificate has been surrendered for exchange as provided herein. Following surrender of any such Old Certificate, there shall be paid to the holder of the New Certificate issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable in respect of the shares of BNY Common Stock represented thereby.

  (e) Transfers. At and after the Effective Time, there shall be no further registration or transfers of shares of Putnam Trust Common Stock, and the stock ledgers of Putnam Trust shall be closed. After the Effective Time, Old Certificates presented to the Surviving Bank for transfer shall be cancelled and exchanged for the BNY Common Stock and any cash payment to which the holder thereof is entitled pursuant to this Article III (any certificates representing Dissenters' Shares so presented for transfer shall be treated in accordance with the provisions of Section 3.3).

  (f) No Liability. In the event that any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by BNY, the posting by such person of a bond in such amount as BNY may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, BNY shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued the shares of BNY Common Stock and pay or cause to be paid the amounts, if any, deliverable in respect thereof pursuant to this Article III.

  3.3 DISSENTERS' SHARES. Dissenters' Shares shall be purchased and paid for in accordance with Section 33-374 of the SCA, and the holder thereof shall not be entitled to the shares of BNY Common Stock and any other amounts otherwise issuable and payable in connection with the Merger in respect of such shares of Putnam Trust Common Stock.

  3.4 SHARES OF MERGER BANK COMMON STOCK. Shares of common stock of the Merger Bank issued and outstanding at the Effective Time shall remain outstanding and unchanged as shares of common stock of the Surviving Bank, shall not be affected by the Merger, and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Bank.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

  4.1 MUTUAL REPRESENTATIONS AND WARRANTIES OF BNY AND PUTNAM TRUST. Subject to
Section 4.4, BNY hereby represents and warrants to Putnam Trust, and Putnam Trust hereby represents and warrants to BNY, that:

    (a) Recitals True. The statements of fact set forth in Recitals A, B and F of this Agreement with respect to it are true.

    (b) Corporate Qualification. (i) It is in good standing as a foreign corporation (or, in the case of Putnam Trust, as a foreign banking corporation) in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to the other party hereto a complete and correct copy of its Governing Documents (as defined below), each as amended to the date hereof and currently in full force and effect. "Governing Documents" with respect to any corporation or banking organization means, as of any time,
  (A) those instruments that at such time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificates of its incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (B) its by-laws.

    (ii) Each of Putnam Trust and any subsidiary of BNY that accepts demand deposits (other than any such subsidiary that accepts solely trust funds) is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, having its deposits insured by the FDIC, subject to applicable FDIC coverage limitations.

    (c) Corporate Authority. (i) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only in the case of Putnam Trust to the approval by the holders of two-thirds of the outstanding shares of Putnam Trust Common Stock of the Merger insofar as required by Section 36-193u of the CTBL, to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of it enforceable against it in accordance with the terms hereof.

    (ii) Its Board of Directors (at a meeting duly called and held) has by requisite vote authorized and approved this Agreement and the transactions, including the Merger, contemplated hereby, and, in the case of Putnam Trust, (A) directed that the Merger be submitted for the approval of its shareholders in accordance with Section 36-193u of the CTBL and (B) approved the Merger and each of the Letter Agreements (at least one day prior to the execution by BNY of this Agreement and by any director of Putnam Trust of any Letter Agreement) in accordance with Sections 33-374a through 33-374f of the SCA. In the case of Putnam Trust, the majority of its nonemployee members of its Board of Directors (of which there are at least two) have approved the Merger and each of the Letter Agreements in accordance with Section 33-374e of the SCA.

    (d) Governmental Filings; No Violations. (i) Other than the Regulatory Approvals (and it knows of no Regulatory Approvals other than as specifically set forth in Recital G) and as provided in Section 1.2, and other than as required under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), state securities and "Blue Sky" laws, the CTBL, the NYBL and the rules of the NYSE or the National Association of Securities Dealers, Inc. (the "NASD"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

    (ii) The execution, delivery and performance of this Agreement by it does not and will not, and the consummation by it of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its Governing Documents or the Governing Documents of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (as defined in Section 4.3(a)) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit, franchise or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts (in each case, with or without the giving of notice, the lapse of time or both). Paragraph 4.1(d) of its Disclosure Letter (as defined in Section 4.4(a)) contains a list of all consents of third parties required under any Contracts to be obtained by it or its subsidiaries prior to consummation of the Merger.

    (e) Reports and Financial Statements. (i) With respect to periods since January 1, 1992, each of it and its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Securities and Exchange Commission (the "SEC"), (B) the Federal Reserve, (C) the FDIC, (D) the Commissioner, (E) the Superintendent, (F) any other applicable federal or state banking, insurance, securities, or other regulatory authorities or
  (G) the NYSE or the NASD, as the case may be, and has paid all fees and assessments due or payable in connection therewith, and each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of the date thereof (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date of this Agreement).

    (ii) In the case of Putnam Trust, Putnam Trust has delivered to BNY each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act, the Exchange Act and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, with respect to Putnam Trust, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the SEC, the FDIC or the Commissioner (or if not so filed, in the form used or circulated), including, without limitation, its Annual Report on Form F-2 for the year ended December 31, 1993 and its Quarterly Reports on Form F-4 for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994.

    (iii) In the case of BNY, BNY has delivered to Putnam Trust copies of its Annual Report on Form 10-K for the year ended December 31, 1993 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, June 30, 1994 and September 30, 1994 (collectively, with respect to BNY, its "Reports") each in the form (including exhibits and any amendments thereto) filed with the SEC.

    (iv) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of its Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of its Reports filed after the date of this Agreement, will comply) in all material respects with the applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (v) Each of its consolidated balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presents (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presents (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

    (f) Absence of Certain Events and Changes. Since September 30, 1994, there has not been, in the business directly or indirectly conducted by it, any change or development or combination of changes or developments affecting it but not similarly affecting financial institutions in the Greater New York Metropolitan Area, in the case of BNY, or the State of Connecticut, in the case of Putnam Trust, that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect (as defined in Section 4.4(c)).

    (g) Knowledge as to Conditions. As of the date of this Agreement, to its knowledge (as defined in Section 8.8(b)) there is no reason why the Regulatory Approvals and, to the extent necessary for the consummation of the transactions contemplated hereby, any other approvals, authorizations, filings, registrations and notices should not be obtained without the imposition of any condition or restriction described in the proviso to
  Section 6.1(b) or why the opinion of tax counsel referred to in Section 6.1(g) cannot be obtained.

    (h) Litigation. Except as disclosed in its Reports filed with the SEC or FDIC prior to the date hereof, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any person (including any Governmental Entity) pending or, to its knowledge, threatened or contemplated, against it or any of its subsidiaries (including, without limitation, under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Truth in Lending Act, the Fair Credit Reporting Act and any other applicable fair lending laws or other laws relating to discrimination in the granting or denial of credit (collectively, the "Fair Lending Laws")); and neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or in receipt of a commitment or supervisory letter or similar submission from, any Governmental Entity charged with the supervision or regulation of depository institutions or their affiliates or engaged in the insurance of deposits, including, without limitation, the Federal Reserve and the FDIC (collectively, the "Banking Regulators") or the supervision or regulation of it or any of its subsidiaries, and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment or supervisory letter or similar submission.

    (i) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except for Putnam Trust's employment of Brown Brothers Harriman & Co. pursuant to a letter agreement it has made available to BNY, as currently in full force and effect.

  4.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BNY. In addition to its representations and warranties in Section 4.1 and subject to Section 4.4, BNY represents and warrants to Putnam Trust that:

    (a) Capital Stock. The shares of BNY Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other Liens.

    (b) Representations Regarding the Merger Bank. At the time of the execution and delivery by the Merger Bank of the supplement to this Agreement referred to in Section 1.4, BNY shall be deemed hereby to represent and warrant to Putnam Trust that:

    (i) Corporate Organization and Qualification. The Merger Bank is a state bank and trust company duly organized, validly existing and in good standing under the laws of Connecticut and is a wholly owned subsidiary of BNY. The Merger Bank is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties or the assets owned or leased by it makes such qualification necessary.

    (ii) Corporate Authority. The Merger Bank has requisite corporate power and authority and has taken all action necessary (including the receipt of any requisite vote by BNY as sole shareholder of the Merger Bank) in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of the Merger Bank enforceable in accordance with its terms.

  4.3 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PUTNAM TRUST. In addition to its representations and warranties in Section 4.1 and subject to Section 4.4, Putnam Trust hereby represents and warrants to BNY that:

    (a) Capital Stock. (i) As of the date of this Agreement, there were outstanding under the stock option and other plans identified in paragraph 4.3(a) of its Disclosure Letter (the "Putnam Trust Stock Plans"), options or rights to acquire not more than an aggregate of 175,000 shares of Putnam Trust Common Stock (subject to adjustment on the terms set forth in the Putnam Trust Stock Plans) on the terms set forth in said paragraph 4.3(a) of its Disclosure Letter. As of the date of this Agreement, Putnam Trust has no shares of Putnam Trust Common Stock reserved for issuance, other than no more than 404,500 shares for issuance under the Putnam Trust Stock Plans, and has no shares of Putnam Trust Preferred Stock reserved for issuance. All the outstanding shares of Putnam Trust Common Stock have been duly authorized and validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable.

    (ii) All the outstanding shares of capital stock of each of Putnam Trust's subsidiaries owned by Putnam Trust or a subsidiary of Putnam Trust have been duly authorized and validly issued and are fully paid and nonassessable and owned by Putnam Trust or a subsidiary of Putnam Trust free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens").

    (iii) Except as set forth above in Recital B and except for Putnam Trust Common Stock to be issued after the date hereof pursuant to the Putnam Trust Stock Plans, there are no shares of capital stock of Putnam Trust authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Putnam Trust or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of Putnam Trust or any of its subsidiaries (including, without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof).

    (b) Subsidiaries. Paragraph 4.3(b) of its Disclosure Letter lists all of the subsidiaries of Putnam Trust as of the date of this Agreement and the amount and percent of its stock-ownership thereof; except as so listed, neither Putnam Trust nor any of its subsidiaries owns any stock, partnership, joint venture or limited liability company interest or any other equity security issued by any other corporation, organization or other entity (collectively, together with any individual, a "Person") other than in a bona fide fiduciary capacity. Each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Putnam Trust has made available to BNY complete and correct copies of the Governing Documents of each of its subsidiaries, each such Governing Document as amended to the date hereof and currently in full force and effect.

    (c) Loans; OREO. (i) The allowance for possible loan losses shown on Putnam Trust's Latest Balance Sheet (as defined below) was (or, in the case of each Latest Balance Sheet as of a date after the date hereof, will be) adequate as of the date thereof, to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio. The term "Latest Balance Sheet" shall mean the latest balance sheet in the most recent Report of Putnam Trust provided to BNY.

    (ii) Paragraph 4.3(c) of its Disclosure Letter sets forth a list, accurate and complete in all respects, of the aggregate amounts of loans, leases, extensions of credit, commitments to extend credit and other assets of Putnam Trust and its subsidiaries that have been criticized or classified as of December 31, 1994 by it or any such subsidiary, separated by category of classification or criticism (the "Asset Classification"); no amounts of loans, leases, extensions, commitments or other assets that have been classified or criticized as of the date hereof by any representative of any Banking Regulator as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or its subsidiaries prior to the date hereof; and no amounts of loans, leases, extensions, commitments or other assets as of December 31, 1994 that have been or, to its knowledge, should have been classified as "non-accrual", "restructured", "90 days past due", "still accruing and doubtful of collection" or any comparable classification are excluded from the amounts disclosed in the Asset Classification.

    (iii) As of December 31, 1994, there are no agreements or commitments binding on Putnam Trust or any of its subsidiaries to extend credit in the amount per "one borrower" (as defined for purposes of 12 C.F.R. Part 32) of $1,000,000 or more.

    (iv) The Other Real Estate Owned ("OREO") included in any non-performing assets of Putnam Trust or its subsidiaries is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

    (d) Properties. (i) Except as disclosed in its Reports filed with the FDIC prior to the date hereof, Putnam Trust and its subsidiaries own good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest Balance Sheet or acquired since the date thereof (other than real property reflected on the Latest Balance Sheet as OREO), free and clear of all Liens, except for (A) encumbrances that do not affect the aggregate value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (B) Liens for current taxes and special assessments not yet due and payable, (C) leasehold estates with respect to multi-tenant buildings owned by it or any of its subsidiaries (which leases are listed in paragraph 4.3(d)(i) of its Disclosure Letter) and (D) property disposed of since the date of the Latest Balance Sheet in the ordinary course of business.

    (ii) Paragraph 4.3(d)(ii) of its Disclosure Letter correctly sets forth a brief description, including the term, of each lease for real or personal property to which Putnam Trust or any subsidiary of it is a party as lessee with respect to (A) each individual lease that involves a remaining aggregate balance of lease payments payable of more than $100,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $250,000, (B) each lease that is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (C) each lease that was not entered into in the ordinary course of business. Putnam Trust has delivered or made available to BNY complete and accurate copies of each of the leases identified in paragraphs 4.3(d)(i) or (ii) of its Disclosure Letter, and such leases are in full force and effect and have not been amended or modified. Putnam Trust or one of its subsidiaries has a valid and existing leasehold interest under each lease described in paragraph 4.3(d)(ii) of its Disclosure Letter for the term set forth therein, and neither it nor any of its subsidiaries is in default, nor to its knowledge are any of the other parties to any of such leases in default, and to its knowledge no circumstances exist that could result in such a default under any of such leases. To its knowledge, there has been no cancellation, breach or anticipated breach by any other party to any lease described in paragraphs 4.3(d)(i) or (ii) of its Disclosure Letter.

    (iii) All the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Putnam Trust on a consolidated basis are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of Putnam Trust and its subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

    (e) Compliance with Laws. Putnam Trust and each of its subsidiaries:

    (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Fair Lending Laws;

    (ii) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, any Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

    (iii) has received since January 1, 1993 no notification or communication from any Governmental Entity (including any Banking Regulator and any insurance and securities regulatory authorities) or the staff thereof (A) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization; or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist);

    (iv) is not required to give prior notice to the FDIC of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;

    (v) is not subject to the limitations on acceptance of deposits set forth in Section 29 of the FDI Act; and

    (vi) with respect to Putnam Trust, has been assigned a rating of "outstanding record of meeting community credit needs" or "satisfactory record of meeting community credit needs" in its most recent examination under Section 4 of the Community Reinvestment Act (no subsidiary of it being an "insured depository institution" as defined in the FDI Act).

    (f) Taxes. (i) For the purposes of this Agreement, the term "Tax" shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, disability, real or personal property, sales, use, transfer, ad valorem, alternative or add-on minimum or other taxes, any customs duty, unemployment insurance, social security and workers' compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged), imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency thereof.

    (ii) Each of Putnam Trust, its subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which it or any such subsidiary is a member has filed or will file all Tax returns or reports (including all Tax-related information returns or reports) required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time, and have paid (or have accrued or will accrue, prior to the Effective Time, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued-taxes-payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Latest Balance Sheet are sufficient for the payment of all unpaid Taxes of Putnam Trust and its subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest Balance Sheet or which may subsequently be determined to be owing with respect to any such period.

    (iii) Neither Putnam Trust nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. No Tax returns or reports of Putnam Trust or its subsidiaries have to its knowledge been audited by any Governmental Entity, and there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Putnam Trust or any of its subsidiaries. Neither Putnam Trust nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made against Putnam Trust or any of its subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which it or any of such subsidiaries was at any time a member.

    (iv) Each of Putnam Trust and its subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time shall have been paid by or on behalf of Putnam Trust and its subsidiaries or shall be reflected on the books of it and its subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheet.

    (g) Material Agreements. (i) Except for this Agreement and as set forth in paragraph 4.3(g) of its Disclosure Letter or filed as an exhibit to its Reports prior to the date hereof, neither Putnam Trust nor any of its subsidiaries (A) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person,
  (B) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement that has been entered into in the ordinary course of business for normal funding purposes and that provides for a repurchase date 30 days or less after the purchase date, (C) is a party to any (x) contract or group of related contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a purchase price in excess of $100,000 for any individual contract or $250,000 for any group of related contracts in the aggregate, (y) other contract that is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (z) other agreement that was not entered into in the ordinary course of business and that is not disclosed in paragraphs 4.3(d)(i) or (ii) of its Disclosure Letter or (D) has any commitments for capital expenditures in excess of $100,000.

    (ii) To the knowledge of Putnam Trust, as of the date hereof no customer has indicated that it will stop or decrease the rate of business done with it or any of its subsidiaries (except for changes in the ordinary course of such business).

    (iii) Each of Putnam Trust and its subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth in paragraph 4.3(g) of its Disclosure Letter, and none of it or any of its subsidiaries is in receipt of any claim of default under any such contract or commitment or has any present expectation or intention of not fully performing any obligation pursuant to any such contract or commitment. To the knowledge of Putnam Trust, there has been no cancellation, breach or anticipated breach by any other party to any such contract or commitment.

    (h) Labor Matters. Neither Putnam Trust nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or work slowdown involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor to the knowledge of Putnam Trust is there any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

    (i) Employee Benefits. (i) As of the date of this Agreement, paragraph 4.3(i)(i) of its Disclosure Letter sets forth a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts and all other employee benefit plans or arrangements that cover employees or former employees of Putnam Trust and its subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans covering current or former employees or directors of Putnam Trust or its subsidiaries (its "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all amendments thereto, have been made available to BNY.

    (ii) All of Putnam Trust and its subsidiaries' employee benefit plans, within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, covering Employees (collectively, the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of the Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Putnam Trust is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Putnam Trust's knowledge, threatened litigation relating to the Plans. Neither Putnam Trust nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Putnam Trust or any of its subsidiaries to a material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

    (iii) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by Putnam Trust or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate"). Putnam Trust and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a

  "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of the Pension Plans or by any of the ERISA Affiliates within the 12-month period ending on the date hereof.

    (iv) All contributions required to be made by Putnam Trust and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected on its balance sheet. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither Putnam Trust nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Sections 401(a)(29) or 412(f)(3) of the Internal Revenue Code or Sections 306 or 307 of ERISA.

    (v) Under each of the Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and to its knowledge, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year which reasonably could be expected to change such conclusion. There would be no withdrawal liability of Putnam Trust and its subsidiaries under each Benefit Plan that is a multiemployer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof.

    (vi) Except as disclosed in paragraph 4.3(i)(vi) of its Disclosure Letter, neither Putnam Trust nor its subsidiaries have any obligations for retiree health and life insurance benefits. There are no restrictions on the rights of Putnam Trust or its subsidiaries to amend or terminate any Compensation Plan providing for such benefits without incurring any liability thereunder.

    (vii) Except as disclosed in paragraph 4.3(i)(vii) of its Disclosure Letter, this Agreement and the transactions contemplated hereby will not result in the vesting or acceleration of any amounts under any Compensation Plan, any increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

    (j) Environmental Matters. (i) For purposes of this Section 4.3(j), "Environmental Law" means any current law, regulation, order, decree, opinion, common law doctrine, requirement or agency policy relating to the protection of the environment or human health and safety, and "Hazardous Substance" means any material, waste or mixture containing any substance that is listed, classified or regulated under any Environmental Law, including petroleum products, asbestos and polychlorinated biphenyls.

    (ii) Putnam Trust and its subsidiaries are and have been in compliance with all Environmental Laws.

    (iii) No real property owned or operated by Putnam Trust or its subsidiaries has been contaminated with any Hazardous Substances.

    (iv) No real property formerly owned or operated by Putnam Trust or its subsidiaries was contaminated with any Hazardous Substances during the period of ownership or operation by it or such subsidiaries.

    (v) Putnam Trust and its subsidiaries are not liable under any Environmental Law for any off-site disposal or contamination of Hazardous Substances.

    (vi) Putnam Trust and its subsidiaries have not received any written claims or notices concerning their liability under any Environmental Law.

    (vii) There are no circumstances or conditions involving Putnam Trust or its subsidiaries or their properties (including any participation in the management of, or the holding of a security interest in, a borrower or any other third party or property or otherwise in a role as mortgagor, trustee or fiduciary) that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law.

    (k) Insurance. (i) Each of Putnam Trust and its subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) that are known to it. Paragraph 4.3(k) of its Disclosure Letter contains a list of all directors' and officers' liability insurance policies maintained by it or its subsidiaries.

    (ii) Putnam Trust and its subsidiaries are presently, and since December 31, 1990 have been, insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Putnam Trust and its subsidiaries are in full force and effect, it and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the reasonable judgment of the management of Putnam Trust, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof (assuming operation of Putnam Trust or the Surviving Bank, as the case may be, substantially in accordance with the operation of Putnam Trust at the date hereof).

    (l) Interest of Certain Persons. Except as disclosed in its Proxy Statement for its 1994 Annual Meeting of Shareholders, no officer or director of Putnam Trust, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any of such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Putnam Trust or any of its subsidiaries meeting the standards for disclosure under the Exchange Act.

    (m) Administration of Fiduciary Accounts. Each of Putnam Trust and, to the extent applicable, its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of Putnam Trust, any of its subsidiaries, or any director, officer or employee of it or such subsidiary has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

    (n) Interest Rate Risk Management Instruments; Derivatives; Certain Other Securities. (i) Paragraph 4.3(n)(i) of its Disclosure Letter sets forth an accurate and complete list of (A) all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which Putnam Trust or any of its subsidiaries is a party or to which any of their properties or assets may be subject and (B) all securities owned by Putnam Trust or its subsidiaries that are generally known as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities"). Neither Putnam Trust nor any of its subsidiaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or Person for which it or any such subsidiary acts as a trustee, fiduciary or investment adviser.

    (ii) All Derivative Securities to which Putnam Trust or any of its subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Banking Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. Putnam Trust and each of the its subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    (o) Noncompete Provisions. Neither Putnam Trust nor any of its subsidiaries are subject to, or obligated under, any agreement, arrangement or understanding that restricts its ability to engage in any and all activities permissible for banks, savings banks, bank holding companies or savings and loan holding companies under applicable laws and regulations ("Permissible Activities"). No agreement, arrangement or understanding would materially limit or restrict the ability of BNY or its subsidiaries (including Putnam Trust and its subsidiaries after the Merger) to engage in any and all Permissible Activities upon consummation of the transactions contemplated hereby.

    (p) Antitakeover Provisions Inapplicable. Putnam Trust has taken all actions required to exempt irrevocably this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby from the provisions of Sections 33-374a through 33-374f of the SCA and any other state antitakeover law.

    (q) Absence of Certain Developments. (i) Putnam Trust and its subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including Taxes (collectively, "Liabilities"), except: (A) as reflected on its Last Balance Sheet or (B) Liabilities that have arisen in the ordinary course of business after the date of the Last Balance Sheet; provided that such Liabilities are included in the next following Report of it provided to BNY.

    (ii) During the period between September 30, 1994 and the date hereof, neither Putnam Trust nor any subsidiary of it has taken, or agreed, promised or committed to take, any action that, if taken or agreed, promised or committed to after the date hereof, would violate or conflict with Section 5.1.

  4.4 EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES. (a) On or prior to the date hereof, BNY has delivered to Putnam Trust and Putnam Trust has delivered to BNY a letter (as the case may be, its "Disclosure Letter") setting forth, among other things, exceptions to any or all of its representations and warranties in this Article IV; provided, that (i) no such exception is required to be set forth in a Disclosure Letter if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.4(b) and (ii) the mere inclusion of an exception in a Disclosure Letter shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect. Each exception set forth in a paragraph of a party's Disclosure Letter corresponding to any representation and warranty in this
Article IV shall be deemed an exception to any other representations and warranties of such party in this Article IV; provided, that the exception contains disclosure reasonably sufficient to put the other party on notice that the exception is applicable to such other representation and warranty; and provided, further, that an exception set forth in a Disclosure Letter shall be deemed an exception to any of the representations and warranties set forth in Sections 4.1(d) through (h) and Sections 4.3(a), (e), (l), (o) or (q)(ii), respectively, only if such exception is contained in the paragraph of the Disclosure Letter corresponding to such representation and warranty.

  (b) No representation or warranty of BNY or Putnam Trust contained in this
Article IV (other than Section 4.1(f)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, would not, or is not reasonably likely to, have a Material Adverse Effect.

  (c) As used in this Agreement, the term "Material Adverse Effect" means an effect that (i) is materially adverse to the business, financial condition, results of operations or prospects of BNY or Putnam Trust, as the case may be (or, with respect to 6.1(b)(i), of the Surviving Bank), in each case together with the subsidiaries thereof taken as a whole, (ii) significantly and adversely affects the ability of any party hereto to consummate the transactions contemplated hereby by January 31, 1996 or to perform its material obligations hereunder or
(iii) enables any person to prevent the consummation by January 31, 1996 of the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

  5.1 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. Putnam Trust agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as BNY shall otherwise consent in writing or except as otherwise expressly contemplated by this Agreement or as set forth in paragraph 5.1 of the Disclosure Letter of Putnam Trust:

    (a) The business of Putnam Trust and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

    (b) Putnam Trust and its subsidiaries will take no action that would adversely affect or delay the ability of any party hereto to obtain any necessary approvals, consents or waivers of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 6.1(b) or perform its obligations under this Agreement or that is reasonably likely to have a Material Adverse Effect.

    (c) Other than in the ordinary course of business consistent with past practice, Putnam Trust and its subsidiaries will not (i) incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) make any loan or advance; provided, that, other than residential mortgage and consumer loans made in accordance with their loan policies as in effect on the date hereof, Putnam Trust and any of its subsidiaries will neither make any agreements or commitments binding it to extend credit in the amount per "one borrower" (as defined for purposes of 12 C.F.R. Part 32) in excess of $500,000, nor, without prior consultation with BNY, purchase any portfolio of loans with an aggregate principal balance in excess of $500,000.

    (d) Putnam Trust will not (i) adjust, split, combine or reclassify any capital stock or (ii) sell or pledge or agree to sell or pledge or permit any Lien to exist on any stock owned by it of any of its subsidiaries.

    (e) Neither Putnam Trust nor any of its subsidiaries will (i) other than as permitted by Section 5.2, make, declare, set aside or pay any dividend payable in cash, stock or other property with respect to any of its capital stock; (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock; or (iii) notwithstanding anything to the contrary contained in Section 5.4, grant, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or stock appreciation rights with respect to, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, with the exception of Putnam Trust Common Stock issuable as of the date hereof pursuant to the Putnam Trust Stock Plans.

    (f) Neither Putnam Trust nor its subsidiaries will (i) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any of it or its subsidiaries' material properties or assets or encumber any property or assets other than in the ordinary and usual course of business; (ii) cancel, release, assign or modify any material amount of indebtedness of any other Person other than in the ordinary and usual course of business; or (iii) authorize any capital expenditures other than capital expenditures for replacements and repairs in amounts less than $250,000 in the aggregate (provided, that no capital expenditures shall relate to the replacement, upgrade or other modification of existing branch banking information systems or similar technology).

    (g) Except for internal reorganizations involving existing subsidiaries, neither Putnam Trust nor any of its subsidiaries will make any material acquisition of, or investment in, the assets or stock of any other Person except in satisfaction of a debt previously contracted in good faith, including OREO.

    (h) Neither Putnam Trust nor any of its subsidiaries will, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with a title of Vice President or above, other than (i) bonuses, increases or promotions in the ordinary course and which have been previously approved by BNY in writing or (ii) increases not exceeding $50,000 annualized in the aggregate and $5,000 annualized in the case of any one person.

    (i) Except as may be required to satisfy the requirements of applicable law, neither Putnam Trust nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees.

    (j) Neither Putnam Trust nor any of its subsidiaries will implement or adopt any accounting principles, practices or methods, other than as may be required by generally accepted accounting principles as concurred in by Putnam Trust's independent auditors, and neither Putnam Trust nor any of its subsidiaries will reverse any liabilities existing as of the date hereof for accrued expenses.

    (k) Neither Putnam Trust nor any of its subsidiaries will amend its Governing Documents or permit the amendment of the Governing Documents of any of its subsidiaries.

    (l) Except as provided for in the Letter Agreements, Putnam Trust will not enter into or take any action to cause its shareholders or any of them to enter into any shareholder agreement, understanding or commitment or cooperate in any formation of any voting trust relating to the right of shareholders of the Putnam Trust to vote any shares of its capital stock; provided, that Putnam Trust shall be permitted to vote any shares of its capital stock held in a bona fide fiduciary capacity.

    (m) Neither Putnam Trust nor any of its subsidiaries will (i) take any action with respect to investment securities held or controlled by it for its own account inconsistent with past practices, (ii) alter its investment portfolio duration or practices as heretofore in effect, (iii) purchase any Derivative Security for, or invest in any Derivative Security any assets of, any account or Person for which it acts as a trustee, fiduciary or investment adviser or (iv) without prior consultation with BNY (A) purchase for its own account any Derivative Security, (B) take any action that would be inconsistent with its past practices with respect to holding for its own account any Derivative Security or (C) take any action that would have or could reasonably be expected to have a material effect on Putnam Trust's consolidated asset/liability or interest rate sensitivity position.

    (n) Without prior consultation with BNY, neither Putnam Trust nor any of its subsidiaries will enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation that is set forth in paragraph 4.1(h) of its Disclosure Letter or to which it or any of its subsidiaries becomes a party after the date of this Agreement (other than any action, suit, proceeding or order that both is not or would not be required to be disclosed in its Reports filed with the FDIC after the date of this Agreement and is related solely to the collection of any loan or other extension of credit in default or to the realization on any related collateral).

    (o) With respect to properties leased by Putnam Trust or any of its subsidiaries, neither Putnam Trust nor any such subsidiaries will renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with BNY.

    (p) Putnam Trust and its subsidiaries will not effect a significant change to their respective capital structures.

    (q) Neither Putnam Trust nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (p) above.

    (r) Each of Putnam Trust and its subsidiaries will use all reasonable efforts to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the cancelled, terminated or lapsed policies are in full force and effect.

  5.2 DIVIDENDS. Putnam Trust agrees that, from and after the date hereof until the Effective Time, (i) it may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the then issued and outstanding shares of Putnam Trust Common Stock in an amount not to exceed $0.12 per share and (ii) direct and indirect wholly owned subsidiaries of it may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property. Unless BNY otherwise agrees in writing, none of Putnam Trust or its subsidiaries will declare or pay any dividend or distribution on shares of its capital stock, whether payable in cash, stock or other property, other than those dividends expressly permitted by the immediately preceding sentence.

  5.3 CERTAIN POLICIES OF PUTNAM TRUST. At the request of BNY, Putnam Trust shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) immediately prior to the Effective Time on a mutually satisfactory basis so as to be consistent with those of BNY and generally accepted accounting principles. Putnam Trust's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.3.

  5.4 ACQUISITION PROPOSALS. Putnam Trust agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of its subsidiaries shall, and it shall direct and use all reasonable efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any such person relating to an Acquisition Proposal (other than any discussion limited solely to Putnam Trust's disinterest in such Acquisition Proposal without regard to the substantive terms thereof); provided, however, that, if Putnam Trust is not otherwise in violation of this Section 5.4, the Board of Directors of Putnam Trust may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the written advice of outside counsel (a copy of which advice shall be provided to BNY), has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable Connecticut law. If any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Putnam Trust, it will promptly notify BNY. Putnam Trust will use all reasonable efforts to enforce any confidentiality agreement with any third party.

  5.5 SHAREHOLDER APPROVAL. Putnam Trust agrees to take, in accordance with applicable law and its Governing Documents, all action necessary to convene a meeting of holders of Putnam Trust Common Stock (the "Putnam Trust Meeting") as promptly as practicable after the Registration Statement (as defined in Section 5.6) is declared effective to consider and vote upon the approval of the Merger. Subject to the next succeeding sentence, the Board of Directors of Putnam Trust will recommend such approval, and Putnam Trust will take all reasonable lawful action to solicit such approval by its shareholders. The Board of Directors of Putnam Trust may fail to make such a recommendation, or withdraw, modify or change any such recommendation if and only if such Board of Directors, after having consulted with and considered the written advice of outside counsel (a copy of which advice shall be provided to BNY), has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable Connecticut law.

  5.6 FILINGS; OTHER ACTIONS. (a) BNY and Putnam Trust agree to cooperate in the preparation of a registration statement on Form S-4 to be filed by BNY with the SEC in connection with the issuance of BNY Common Stock in the Merger (including the proxy statement for the Putnam Trust Meeting and the prospectus and other proxy solicitation materials constituting a part thereof (the "Proxy Statement"), the "Registration Statement"). BNY agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. BNY also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement (provided, that in connection therewith BNY will not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction), and Putnam Trust agrees to furnish all information concerning Putnam Trust and the holders of Putnam Trust capital stock as may be reasonably requested in connection with any such action.

  (b) Each of BNY and Putnam Trust agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including without limitation the Regulatory Approvals, and to take or do, or cause to be taken or done, all actions or things necessary or reasonably advisable to consummate the transactions contemplated by this Agreement (including, without limitation, at the election of BNY to transfer to BNY or an affiliate, or to divest or discontinue, the business of Putnam Travel, Inc. at or subsequent to the Effective Time).

  (c) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

  (d) Putnam Trust agrees to use its best efforts to obtain, as promptly as possible and in any event prior to the date of the Putnam Trust Meeting, a Letter Agreement from each director of it that has not executed and delivered to BNY a Letter Agreement as of the date hereof.

  5.7 INFORMATION SUPPLIED. Each of BNY and Putnam Trust agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein no misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of Putnam Trust and at the time of the Putnam Trust Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by BNY or Putnam Trust without prior consultation with the other party and its counsel.

  5.8 ACCOUNTANTS' LETTERS. (a) BNY agrees to use all reasonable efforts to cause to be delivered to Putnam Trust a letter of Deloitte & Touche, BNY's independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Closing Date, each addressed to Putnam Trust, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

  (b) Putnam Trust agrees to use all reasonable efforts to cause to be delivered to BNY and its directors and officers who sign the Registration Statement, a letter of Ernst & Young, LLP, Putnam Trust's independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Closing Date, each addressed to BNY and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

  5.9 ACCESS AND INFORMATION. (a) Upon reasonable notice, Putnam Trust agrees to (and shall cause each of its subsidiaries to) afford BNY's officers, employees, counsel, accountants and other authorized representatives (its "Representatives") access (together with the right to copy), during normal business hours throughout the period until the Closing Date, to its books, properties, contracts and records (including without limitation, tax returns and work papers of independent auditors) and, during such period, shall (and shall cause each of its subsidiaries to) furnish to BNY and its Representatives all information concerning its business, property and personnel as may reasonably be requested and instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, BNY and its Representatives at reasonable hours and with reasonable notice and to cooperate with BNY in planning for the integration of the business of Putnam Trust and its subsidiaries with the business of BNY and its subsidiaries; provided, that no investigation pursuant to this Section 5.9(a) shall affect or be deemed to modify any representation or warranty made by Putnam Trust.

  (b) Each of BNY and Putnam Trust agree that it will not, and will cause its Representatives not to, use any nonpublic information obtained from the other party in connection with or relating to this Agreement, the investigation leading up to its execution or the transactions contemplated hereby (including, without limitation, by BNY pursuant to Section 5.9(a)) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Pending consummation of the transactions herein contemplated, each of BNY and Putnam Trust agrees that it will keep confidential, and will cause its Representatives to keep confidential, all nonpublic information and documents so obtained from the other party; provided, that the obligation to keep such information or documents confidential shall not apply to (i) any information or document that (A) was already in BNY or Putnam Trust's possession prior to the disclosure thereof by the other party, (B) was then generally known to the public, (C) became known to the public through no fault of BNY or Putnam Trust, as the case may be, or (D) was disclosed to BNY or Putnam Trust, as the case may be, by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents obtained by it or any of its Representatives and then in their possession (other than documents of the type described in the proviso to the preceding sentence) and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it or of its Representatives containing or reflecting any nonpublic information obtained from the other party (other than information of the type described in the proviso to the preceding sentence), except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity. Promptly after any such termination, each of BNY and Putnam Trust shall deliver to the other a certificate signed on its behalf by a senior executive officer to the effect of its compliance with the agreements of it set forth in the preceding sentence.

  (c) Without in any way limiting the provisions of Section 5.9(a), Putnam Trust shall provide to BNY within 30 days of the end of each calendar month between the date hereof and the Closing Date (i) consolidated financial statements (including a balance sheet and income statement) as of, and for the period ended, on such month-end that are in conformity with generally accepted accounting principles and the representations and warranties set forth in
Section 4.1(e), (ii) a complete and accurate copy of all information distributed to its directors in connection with any meeting of the Board of Directors of Putnam Trust and (iii) such other information customarily prepared by Putnam Trust as may be reasonably requested by BNY.

  5.10 NOTIFICATION OF CERTAIN MATTERS. Each of BNY and Putnam Trust will give prompt notice to the other of the occurrence or failure to occur of any fact, event or circumstance that would or is reasonably likely to result in (i) a Material Adverse Effect, (ii) any of the representations or warranties of such party contained herein being untrue or inaccurate when made (subject to Section 4.4), at the Effective Time or at any time prior to the Effective Time, (iii) a material breach of any of covenants or agreements of such party contained herein or (iv) the failure of a condition to consummation set forth in Article VI to be satisfied on or prior to January 31, 1996.

  5.11 PUBLICITY. The initial press release relating hereto will be a joint press release and thereafter BNY and Putnam Trust shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with the NYSE or the NASD with respect thereto.

  5.12 EMPLOYEE BENEFIT PLANS. BNY shall, or shall cause the Surviving Bank to, maintain for a period of two years immediately following the Effective Time employee benefit plans, programs and policies (other than stock option or other plans involving the issuance of capital stock of Putnam Trust) that are no less favorable in the aggregate than the employee benefit plans, programs and policies of Putnam Trust and its subsidiaries that are set forth in paragraph 4.3(i)(i) of its Disclosure Letter and are in effect immediately prior to the Effective Time (other than stock option plans or other plans involving the issuance of capital stock of Putnam Trust); provided, however, that the actions set forth in the Memorandum of Understanding on behalf of BNY and the Board of Directors of Putnam Trust shall be deemed to provide employee benefit plans, programs and policies that, in the aggregate, meet such standard. Putnam Trust agrees to amend its Retirement Plan for Employees to make it clear that the Merger will not require that such Plan be terminated.

  5.13 OPTIONS. (a) At the Effective Time, all options to purchase Putnam Trust Common Stock granted by Putnam Trust under its Incentive Stock Option Plan that are outstanding at the Effective Time (collectively, "Putnam Trust Options"), whether or not exercisable, shall be converted into and become options to purchase BNY Common Stock, and BNY shall assume each of the Putnam Trust Options, in accordance with the terms of the Incentive Stock Option Plan and the stock option agreement by which such Putnam Trust Option is evidenced. From and after the Effective Time, (i) each Putnam Trust Option assumed by BNY shall be exercisable solely for shares of BNY Common Stock, (ii) the number of shares of BNY Common Stock subject to such Putnam Trust Option shall be equal to the number of shares of Putnam Trust Common Stock subject to such Putnam Trust Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each such Putnam Trust Option shall be adjusted by dividing the per share exercise price under each such Putnam Trust Option immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption by BNY shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any Putnam Trust Option that is an "incentive stock option". BNY agrees to take all necessary action to effectuate the provisions of this Section 5.13(a), including causing the registration under the Securities Act of shares of BNY Common Stock issuable upon exercise of Putnam Trust Options converted in accordance with the terms hereof.

  (b) At the Effective Time, all options to purchase Putnam Trust Common Stock granted by Putnam Trust under its Stock Option Plan that are outstanding at the Effective Time, whether or not exercisable, shall be converted into the right to receive cash in accordance with the provisions of the Stock Option Plan and the stock option agreement by which such stock option is evidenced; provided, that any such stock option shall be deemed a Putnam Trust Option and converted in accordance with Section 5.13(a) if the Putnam Stock Option Plan and/or the option agreement evidencing such stock option are amended to so provide prior to the Effective Time.

  (c) Putnam Trust shall take all appropriate action to cease all payroll deductions and acceptance of lump sum payments under its Employee Stock Purchase Plan as of the earlier of the Effective Time or July 31, 1995, including the adoption of amendments to the Employee Stock Purchase Plan (if necessary). If the Effective Time occurs prior to July 31, 1995, all options to purchase Putnam Trust Common Stock related to accumulated payroll deductions and lump sum payments under the Employee Stock Purchase Plan shall be converted into and become options to purchase BNY Common Stock, BNY shall assume such options, which shall be exercised as soon as practicable after the Effective Time (i) solely for the number of shares of BNY Common Stock equal to the number of shares of Putnam Trust Common Stock subject to each such option immediately prior to the Effective Time multiplied by the Exchange Ratio and
(ii) at a per share exercise price equal to the per share exercise price under each such option immediately prior to the Effective Time, divided by the Exchange Ratio and rounded down to the nearest cent. It is intended that the foregoing assumption by BNY shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any such option.

  5.14 EXPENSES. Each of BNY and Putnam Trust shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that BNY and Putnam Trust each shall bear and pay one-half of the following expenses:
(a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing) of the Registration Statement and applications to Governmental Entities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and fees paid for filings with Governmental Entities.

  5.15 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, BNY agrees to indemnify, defend and hold harmless each present and former director and officer of Putnam Trust and its subsidiaries determined as of the Effective Time (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments of or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Putnam Trust or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time to the full extent to which such Indemnified Parties were entitled under Putnam Trust or such subsidiaries' Governing Documents or applicable law (and BNY shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible by applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

  (b) Any Indemnified Party wishing to claim indemnification under Section 5.15(a), upon learning of any Claim, shall promptly notify BNY, but the failure to so notify shall not relieve BNY of any liability it may have to such Indemnified Party if such failure does not prejudice BNY. In the event of any Claim, (i) BNY shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if BNY elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BNY and the

Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BNY shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, (ii) the Indemnified Parties will cooperate in the defense of any such Claim and (iii) BNY shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

  (c) From and after the Effective Time, the directors and officers of Putnam Trust and its subsidiaries who become directors or officers of BNY or any of its subsidiaries, except for the indemnification rights set forth in Section 5.15(a), will have indemnification rights only with respect to events occurring after the Effective Time and only to the extent that other directors and officers of BNY or such subsidiaries are entitled to indemnification for similar events under the provisions of the Governing Documents of BNY and its subsidiaries as in effect from time to time after the Effective Time, as applicable, and applicable law as in effect from time to time after the Effective Time.

  (d) For a period of three years after the Effective Time, BNY will use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of Putnam Trust or any its subsidiaries with respect to claims against such officers and directors arising from facts or events that occurred before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by Putnam Trust; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums paid by Putnam Trust for such coverage as of the date hereof, and that officers and directors of Putnam Trust or any of its subsidiaries may be required to provide customary representations and warranties to BNY's insurance carrier for the purpose of obtaining such insurance.

  5.16 ANTITAKEOVER PROVISIONS. If any "business combination", "moratorium", "control share" or other state antitakeover statute or regulation (collectively, "Antitakeover Provisions") may become applicable to the transactions contemplated hereby, Putnam Trust and the members of its Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Antitakeover Provision on any of the transactions contemplated by this Agreement.

  5.17 AFFILIATE AGREEMENTS. (a) As soon as practicable after the date hereof, Putnam Trust shall identify to BNY all persons who are at the date hereof (or at another reasonably proximate date) possible "affiliates" of Putnam Trust as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Affiliates"). Putnam Trust shall use all reasonable efforts to obtain a written agreement in the form of Annex 5 from each person who is so identified as a possible Affiliate and shall deliver copies of such written agreements to BNY as soon as practicable.

  (b) As soon as practicable after the date of the Putnam Trust Meeting, Putnam Trust shall identify to BNY all persons who were, at the time thereof, possible Affiliates and who were not previously identified in accordance with Section 5.17(a). Putnam Trust shall use all reasonable efforts to obtain a written agreement in the form of Annex 5 from each person who is so identified and shall deliver copies of such written agreements to BNY as soon as practicable.

  5.18 STOCK EXCHANGE LISTING. BNY agrees to use all reasonable efforts to cause to be listed on the NYSE, subject to official notice of issuance, the shares of BNY Common Stock to be issued in the Merger.

  5.19 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of BNY and Putnam Trust agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

  5.20 REPORTS. Each of BNY and Putnam Trust agrees to file, and to cause its respective subsidiaries to file, all reports required to be filed with all Governmental Entities pursuant to the Securities Laws or Federal or state banking laws between the date of this Agreement and the Effective Time, and to deliver to the other party copies of all such reports promptly after the same are filed.

  5.21 ACCOUNTING AND TAX TREATMENT. Neither BNY nor Putnam Trust will take, cause or to the best of its ability permit to be taken any action that would adversely affect the qualification of the Merger as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code.

                                   ARTICLE VI

                                   CONDITIONS

  6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of BNY and Putnam Trust to consummate the Merger is subject to the fulfillment or written waiver by BNY and Putnam Trust prior to the Effective Time of each of the following conditions:

    (a) Shareholder Approval. The Merger shall have been duly approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Putnam Trust Common Stock in accordance with Section 36-193u of the CTBL, other applicable law and the Governing Documents of Putnam Trust.

    (b) Governmental and Regulatory Consents. The Regulatory Approvals shall have been obtained and shall be in full force and effect and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of either of BNY or Putnam Trust or their respective subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that (i) would result in a Material Adverse Effect on the Surviving Bank or BNY or (ii) would both (A) reduce the benefits of the transactions contemplated by this Agreement to BNY in such a manner that BNY, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or restriction been known at the date hereof and (B) would result in the imposition of conditions or restrictions other than those customarily imposed by the applicable Governmental Entity in similar circumstances (provided, that divestiture of the business of Putnam Travel, Inc. shall be deemed not to be such a condition or restriction).

    (c) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement or would have a Material Adverse Effect on the Surviving Bank.

    (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.1(d)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of BNY Common Stock to be issued in the Merger shall have been received and be in full force and effect.

    (f) Listing. The shares of BNY Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (g) Opinion of Tax Counsel. BNY and Putnam Trust shall have received an opinion of Sullivan & Cromwell, dated the Closing Date, to the effect that
  (i) the Merger is a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by BNY, Putnam Trust or Merger Bank as a result of the Merger, (iii) no gain or loss will be recognized by shareholders of Putnam Trust who exchange their shares of Putnam Trust Common Stock for BNY Common Stock in the Merger (except to the extent of any cash paid in lieu of fractional shares or any state and local transfer taxes paid on behalf of a shareholder),
  (iv) the adjusted tax basis of whole shares of BNY Common Stock received by shareholders of Putnam Trust who exchange their shares of Putnam Trust Common Stock for BNY Common Stock in the Merger will be the same as the adjusted tax basis of the shares of Putnam Trust Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received) and (v) the holding period of the shares of BNY Common Stock received in the Merger will include the period during which the shares of Putnam Trust Common Stock exchanged therefor were held, provided such shares of Putnam Trust Common Stock were held as capital assets at the Effective Time. In rendering their opinion, Sullivan & Cromwell may require and rely on representations contained in certificates of officers of Putnam Trust and BNY and of any holder of 5% or more of the outstanding shares of Putnam Trust Common Stock immediately prior to the Effective Time.

  6.2 CONDITIONS TO OBLIGATION OF BNY. The obligation of BNY to consummate the Merger is also subject to the fulfillment or written waiver by BNY prior to the Effective Time of each of the following conditions:

    (a) Representations and Warranties. The representations and warranties of Putnam Trust set forth in this Agreement shall be true and correct (subject to Section 4.4) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and BNY shall have received a certificate, dated the Closing Date, signed on behalf of Putnam Trust by the Chief Executive Officer and the Chief Financial Officer of Putnam Trust to such effect.

    (b) Performance of Obligations of Putnam Trust. Putnam Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BNY shall have received a certificate, dated the Closing Date, signed on behalf of Putnam Trust by the Chief Executive Officer and the Chief Financial Officer of Putnam Trust to such effect.

    (c) Opinion of Counsel. BNY shall have received an opinion, dated the Closing Date, of counsel to Putnam Trust, reasonably satisfactory to BNY, covering such matters as are reasonably requested by BNY, including matters of Connecticut law, and which otherwise shall be in the form and substance (and shall contain such opinions) as BNY shall reasonably request.

  6.3 CONDITIONS TO OBLIGATION OF PUTNAM TRUST. The obligation of Putnam Trust to consummate the Merger is also subject to the fulfillment or written waiver by Putnam Trust prior to the Effective Time of each of the following conditions:

    (a) Representations and Warranties. The representations and warranties of BNY set forth in this Agreement shall be true and correct (subject to Section 4.4) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Putnam Trust shall have received a certificate, dated the Closing Date, signed on behalf of BNY by a senior executive officer and the Chief Financial Officer of BNY to such effect.

    (b) Performance of Obligations of BNY. BNY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and

  Putnam Trust shall have received a certificate, dated the Closing Date, signed on behalf of BNY by a senior executive officer and the Chief Financial Officer of BNY to such effect.

    (c) Opinion of Counsel. Putnam Trust shall have received an opinion, dated the Closing Date, of counsel to BNY, reasonably satisfactory to Putnam Trust, covering such matters as are reasonably requested by Putnam Trust, and which otherwise shall be in the form and substance (and shall contain such opinions) as Putnam Trust shall reasonably request.


                                  ARTICLE VII

TERMINATION

  7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Putnam Trust of the Merger:

    (a) By the mutual written consent of BNY and Putnam Trust;

    (b) By action of the Board of Directors of either BNY or Putnam Trust if
  (i) the Merger shall not have been consummated by January 31, 1996, (ii) any approval or authorization of any Governmental Entity, the lack of which would result in the failure to satisfy the closing condition set forth in
  Section 6.1(b), shall have been denied by such Governmental Entity or such Governmental Entity shall have requested the permanent withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 6.1(b) with respect to, such approval or authorization or (iii) the approval of the shareholders of Putnam Trust referred to in Section 6.1(a) shall not have been obtained at the Putnam Trust Meeting or at any adjournment thereof (provided, that in the case of termination by the Board of Directors of Putnam Trust pursuant to this clause (iii), Putnam Trust is not then in material breach of its obligations under Section 5.4);

    (c) By action of the Board of Directors of BNY if (i) Putnam Trust shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Putnam Trust of such breach, (ii) the Board of Directors of Putnam Trust shall have withdrawn, modified or changed in a manner adverse to BNY its approval or recommendation of this Agreement or (iii) the Board of Directors of Putnam Trust shall have authorized or engaged in any negotiations as permitted by the proviso to the first sentence of Section 5.4;

    (d) By action of the Board of Directors of Putnam Trust if BNY shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.3(a) or 6.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BNY of such breach; or

    (e) By action of the Board of Directors of Putnam Trust as of the first date, if any, after the date hereof but before the Closing Date on which the BNY Average Price (as defined below) shall be less than $25.00; provided, that Putnam Trust give notice to BNY of an election to terminate pursuant to this Section 7.1(e) within the fifteen-day period commencing with such first date (after the expiration of such fifteen-day period, Putnam Trust shall have no further rights under this Section 7.1(e)). For purposes of this Agreement, "BNY Average Price" means, as of any date, the average of the per share closing sale prices of BNY Common Stock as reported on the NYSE Composite Transactions Tape (or, in the absence thereof, as reported in such other source upon which BNY and Putnam Trust shall agree) during the twenty consecutive NYSE trading days on which BNY Common Stock is traded on the NYSE ending on, and including, the NYSE trading day immediately prior to such date.

  7.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 7.3 and 8.1 and (ii) termination will not relieve a breaching party from liability for any breach directly or indirectly giving rise to such termination.

  7.3 TERMINATION FEE. (a) Putnam Trust hereby agrees to pay to BNY, and BNY shall be entitled to payment of, a fee (the "Fee") of $7,000,000 following the occurrence of a Fee Trigger Event (as defined below); provided that BNY's right to receive the Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Fee Trigger Event:

    (i) The Effective Time;

    (ii) Termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Fee Trigger Event (as defined below), other than a termination by BNY pursuant to Section 7.1(c) at a time when Putnam Trust is not entitled to terminate pursuant to Section 7.1(d); or

    (iii) Eighteen months after the date of termination of this Agreement if such termination (A) follows, or occurs at the same time as, the occurrence of a Preliminary Fee Trigger Event or (B) is a termination by BNY pursuant to Section 7.1(c) at a time when Putnam Trust shall not have been entitled to terminate pursuant to Section 7.1(d).

  (b) The term "Preliminary Fee Trigger Event" means the occurrence of any of the following events or transactions after the date hereof:

    (i) Putnam Trust or any subsidiary of it shall have agreed to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Section 7.3 having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than BNY or any subsidiary of BNY (each a "BNY Person"), or the Board of Directors of Putnam Trust shall have recommended that the shareholders of Putnam Trust approve or accept any Acquisition Transaction (as defined below) with any person other than a BNY Person. The term "Acquisition Transaction" means (A) a merger or consolidation, or any similar transaction, involving Putnam Trust or any of its subsidiaries, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Putnam Trust or any of its subsidiaries or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Putnam Trust or any of its subsidiaries;

    (ii) (A) Any person, other than a BNY Person, alone or together with such person's affiliates and associates (as the terms "affiliate" and "associate" are defined in Rule 12b-2 under the Exchange Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Putnam Trust Common Stock (the term "beneficial ownership" for purposes of this Section 7.3 having the meaning assigned thereto in Section 13(d) of the Exchange Act) or (B) any group (as such term "group" is defined for purposes of Section 13(d)(3) of the Exchange Act), other than a group of which a BNY Person is a member, shall have been formed that beneficially owns 20% or more of the Putnam Trust Common Stock then outstanding; provided, that no Preliminary Fee Trigger Event shall occur based on the acquisition of beneficial ownership of additional shares of Putnam Trust Common Stock by any Person who is an Affiliate of Putnam Trust on the date hereof and has executed and delivered to BNY a Letter Agreement or any group of Persons each of whom is such an Affiliate.

    (iii) Any person, other than a BNY Person, shall have made a bona fide proposal to Putnam Trust or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than a BNY Person, shall have (A) filed an application with any Governmental Entity for approval to engage in such Acquisition Transaction or (B) commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or filed a registration statement under the

  Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Putnam Trust Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Putnam Trust Common Stock (such an offering referred to in this Section 7.3 as a "Tender Offer" or an "Exchange Offer", respectively));

    (iv) After a proposal is made by any person, other than a BNY Person, to Putnam Trust or its shareholders to engage in an Acquisition Transaction, or such person states its intention to Putnam Trust to make such a proposal, Putnam Trust shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle BNY to terminate this Agreement under Section 7.1(c)(i) of this Agreement (without regard to any grace period provided for therein unless such breach promptly is cured without jeopardizing consummation of the Merger in accordance with the terms of this Agreement);

    (v) The Putnam Trust Meeting shall not have been held or shall have been cancelled prior to termination of this Agreement, or the Board of Directors of Putnam Trust fails to recommend approval (or withdraws its recommendation of approval) of the Merger, or such Board of Directors modifies such recommendation in a manner adverse to the interests of BNY; or

    (vi) Any person, other than a BNY Person, shall have filed an application or notice with the Federal Reserve, or other federal or state bank regulatory authority, which application or notice has been accepted as informationally complete, for approval to engage in an Acquisition Transaction.

  (c) The term "Fee Trigger Event" means the occurrence of either of the following events or transactions after the date hereof:

    (i) The acquisition by any Person, other than a BNY Person or any Person who is an Affiliate of Putnam Trust on the date hereof and has executed and delivered to BNY a Letter Agreement or any group of Persons each of whom is such an Affiliate, alone or together with such person's affiliates and associates, or any group, of beneficial ownership of 35% or more of the Putnam Trust Common Stock; or

    (ii) The occurrence of a Preliminary Fee Trigger Event described in
  Section 7.3(b)(i), except that the percentage referred to in clause (C) of the definition of "Acquisition Transaction" shall be 25%.

  (d) Putnam Trust shall notify BNY promptly in writing of its knowledge of the occurrence of any Preliminary Fee Trigger Event or Fee Trigger Event; provided, however, that the giving of such notice by Putnam Trust shall not be a condition to the right of BNY to the Fee.

  (e) BNY shall give written notice to Putnam Trust of its exercise of its right to payment of the Fee within 90 days of receipt of notice of a Fee Trigger Event. Putnam Trust shall pay the Fee to BNY in immediately available funds not later than the fifth business day after its receipt of such notice from BNY.

                                  ARTICLE VIII

                                 MISCELLANEOUS

  8.1 SURVIVAL. Only those agreements and covenants of the parties that by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Time. If the Merger shall be abandoned and this Agreement terminated, the provisions of Sections 7.2 and 7.3 shall apply and the agreements of the parties in Sections 5.9(b), 5.11 and 5.14 shall survive such abandonment.

  8.2 MODIFICATION OR AMENDMENT. (a) Subject to the applicable provisions of the CTBL and SCA, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

  (b) At any time prior to the Effective Time, BNY shall be entitled to revise the structure of the Merger or the other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, (i) subject any of the shareholders of Putnam Trust to adverse Tax consequences, (ii) adversely affect the consideration to be received by any such shareholder or (iii) result in any material delay in the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

  8.3 WAIVER OF CONDITIONS. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

  8.4 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  8.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

  8.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

  (a) If to BNY:

    The Bank of New York Company, Inc.
    Attention: Chief Legal Officer
    One Wall Street
    New York, New York 10286
    Facsimile: (212) 635-1698

with copies to:

    The Bank of New York Company, Inc.
    Attention: Corporate Secretary's Office
    48 Wall Street
    New York, New York 10286
    Facsimile: (212) 495-2456

and

    H. Rodgin Cohen
    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Facsimile: (212) 558-3988

  (b) If to Putnam Trust:

    Michael M. Cassell
    President and Chief Executive Officer
    The Putnam Trust Company of Greenwich
    10 Mason Street
    P.O. Box 989
    Greenwich, Connecticut 06836
    Facsimile: (203) 863-2725

with copies to:

    David W. Wallace
    Two Greenwich Plaza
    Suite 100
    P.O. Box 2505
    Greenwich, Connecticut 06836
    Facsimile: (203) 869-3120

and

    Paul G. Hughes
    Cummings & Lockwood
    4 Stamford Plaza
    107 Elm Street
    P.O. Box 120
    Stamford, Connecticut 06836
    Facsimile: (203) 351-4499

  8.7 ENTIRE AGREEMENT, ETC. (a) This Agreement (including the Annexes hereto and the Disclosure Letters) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

  8.8 DEFINITIONS OF "SUBSIDIARY", "PRIOR CONSULTATION" AND "KNOWLEDGE"; COVENANTS WITH RESPECT TO SUBSIDIARIES. (a) When a reference is made in this Agreement to a subsidiary of a person, the term "subsidiary" means those corporations, banks, savings banks, associations and other entities of which such person owns or controls 25% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that, except for purposes of
Section 4.3(j), there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

  (b) When a reference is made in this Agreement to prior consultation with respect to any action, the term "prior consultation" means advance notice of such action and a reasonable opportunity to discuss such action in good faith prior to the taking thereof. For purposes of this Agreement, references to a party's "knowledge" refer to the knowledge of the executive officers of such party after reasonable investigation of the relevant matters, including without limitation inquiries of the officers or employees of the party or its subsidiaries that reasonably should be expected to have knowledge regarding such matters.

  (c) Insofar as any provision of this Agreement shall require a subsidiary to take or omit to take any action, such provision shall be deemed a covenant by BNY or Putnam Trust, as the case may be, to cause such action or omission to occur.

  8.9 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  8.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

  8.11 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies except that the provisions of Section 5.13 shall inure to the benefit of the holders of stock options and Section 5.15 shall inure to the benefit of the persons referred to therein.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          THE BANK OF NEW YORK
                                            COMPANY, INC.

                                          By: /s/ Thomas A. Renyi
                                             ----------------------------------
                                             Name: Thomas A. Renyi
                                             Title: President

                                          THE PUTNAM TRUST COMPANY
                                          OF GREENWICH

                                          By: /s/ David W. Wallace
                                             ----------------------------------
                                             Name: David W. Wallace
                                             Title: Chairman of the Board

  Pursuant to the requirements of Section 36-193u of The Banking Law of Connecticut, this Agreement has been signed by the following persons, each in the capacity of member of the Board of Directors of The Putnam Trust Company of
Greenwich:

       /s/ Michael M. Cassell                   /s/ Robert H. Clark, Jr.
- -------------------------------------     -------------------------------------
         Michael M. Cassell                       Robert H. Clark, Jr.

                                                   /s/ Philip M. Drake
- -------------------------------------     -------------------------------------
       George F. Clements, Jr.                       Philip M. Drake

        /s/ R. Michael Dunne
- -------------------------------------     -------------------------------------
          R. Michael Dunne                        Desmond G. FitzGerald

       /s/ Michael E. Gellert                     /s/ Mary Grant Lynch
- -------------------------------------     -------------------------------------
         Michael E. Gellert                         Mary Grant Lynch

                                                  /s/ David W. Wallace
- -------------------------------------     -------------------------------------
         Andrew Rockefeller                         David W. Wallace

         /s/ Joan M. Warburg                  /s/ Clark M. Whittemore, Jr.
- -------------------------------------     -------------------------------------
           Joan M. Warburg                      Clark M. Whittemore, Jr.

- -------------------------------------
        Joseph S. Wilcox, Jr.

                                                                         ANNEX 1

                    [FORM OF DIRECTOR AND EXECUTIVE OFFICER
                               LETTER AGREEMENT]

                                                                    [Date], 1995

The Bank of New York Company, Inc.,
One Wall Street,
New York, New York 10286.

  Re: Proposed Agreement and Plan of
    Merger by and between The Bank
    of New York Company, Inc. and
    The Putnam Trust Company of Greenwich

Ladies and Gentlemen:

  The undersigned is a director of The Putnam Trust Company of Greenwich, a Connecticut state bank and trust company ("Putnam Trust"), and is the beneficial holder of the number of shares of common stock of Putnam Trust set forth next to the signature line of this Letter Agreement (the "Shares").

  Putnam Trust and The Bank of New York Company, Inc. ("BNY") are considering execution of an Agreement and Plan of Merger (the "Merger Agreement") contemplating a statutory merger of Putnam Trust with and into a wholly owned subsidiary of BNY (the "Merger"), such execution being subject in the case of BNY to the execution and delivery of this Letter Agreement. In consideration of the substantial expenses and other obligations BNY will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce BNY to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in the undersigned's capacity as a shareholder of Putnam Trust and not in the undersigned's capacity as a director or executive officer of Putnam Trust, as follows:

    1. The undersigned will vote or cause to be voted for approval of the Merger all of the Shares; provided, that, with respect to any Shares held by the undersigned in a bona fide fiduciary capacity, the undersigned may otherwise vote or cause to be voted such shares if, after having consulted with and considered the written advice of counsel (a copy of which shall be provided to BNY), the undersigned has determined that to vote or cause to be voted such Shares in favor of the Merger would cause the undersigned to breach his/her fiduciary duties under applicable Connecticut law.

    2. The undersigned will not effect any voluntary transfer or other disposition of any of the Shares or of any interest therein, unless the person acquiring the Shares agrees to be bound by the terms hereof; provided, that, with respect to any Shares held by the undersigned in a bona fide fiduciary capacity, the undersigned may transfer or dispose of such Shares other than in compliance with the preceding clause if, after having consulted with and considered the written advice of counsel (a copy of which shall be provided to BNY), the undersigned has determined that to not so transfer or dispose of such Shares would cause the undersigned to breach his/her fiduciary duties under applicable Connecticut law. In the case of any transfer by operation of law, this Letter Agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void.
    3. The undersigned shall take or cause to be taken all action reasonably necessary or desirable on the undersigned's part so as to permit consummation of the Merger at the earliest possible date and shall not take, or cause or to the best of the undersigned's ability permit to be taken, any action which would substantially impair the prospects of completing the Merger pursuant to the Merger Agreement.
    4. This letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any willful breach of any covenant or representation contained herein.

  This Letter Agreement constitutes the complete understanding between the undersigned and BNY concerning the subject matter hereof. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

                                          Very truly yours,

Number of Shares Held:
                                          -------------------------------------
                                          Signature

- -------------------------------------
                                          -------------------------------------
                                          Print Name

ACCEPTED

THE BANK OF NEW YORK
     COMPANY, INC.

By: _________________________________

                                                                         ANNEX 2

                      [FORM OF SUPPLEMENT FOR MERGER BANK]

  SUPPLEMENT, dated as of the [day] day of [month], 1995 (this "Supplement"), to the Agreement and Plan of Merger, dated as of the 25th day of March, 1995 (the "Merger Agreement"), by and between The Bank of New York Corporation, Inc. ("BNY") and the Putnam Trust Company of Greenwich.

  WHEREAS, pursuant to Section 1.4 of the Merger Agreement, BNY has agreed to have the undersigned become a party to the Merger Agreement.

  NOW, THEREFORE, by its execution of this Supplement, as of the date hereof the undersigned adopts and becomes a party to the Merger Agreement, as required by Section 1.4 thereof, and agrees to perform all obligations and agreements of it set forth therein.

  IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned officer duly authorized thereunto as of the date first hereinabove written.

                                          [Name of Merger Bank]

                                          By: _________________________________
                                             Name:
                                             Title:

  Pursuant to the requirements of Section 36-193u of The Banking Law of Connecticut, this Supplement has been signed by the following persons, each in the capacity of member of the Board of Directors of [name of Merger Bank].

_____________________________________     _____________________________________
               [name]                                    [name]


_____________________________________     _____________________________________
               [name]                                    [name]


_____________________________________     _____________________________________
               [name]                                    [name]


_____________________________________     _____________________________________
               [name]                                    [name]


_____________________________________     _____________________________________
               [name]                                    [name]


_____________________________________     _____________________________________
               [name]                                    [name]


_____________________________________     _____________________________________
               [name]                                    [name]

                                                                         ANNEX 3

                          CERTIFICATE OF INCORPORATION

                                       OF

                     THE PUTNAM TRUST COMPANY OF GREENWICH

  FIRST. The corporation is a capital stock state bank and trust company. The name of the corporation is The Putnam Trust Company of Greenwich.

  SECOND. The main office of the corporation is located in Greenwich, Connecticut.

  THIRD. The authorized capital stock of the corporation is $4,000,000, and the total number of shares that the corporation shall have authority to issue is 20,000 shares of Common Stock, with a par value of $200 per share.

  FOURTH. The minimum amount of equity capital with which the corporation shall commence business is $5,000,000.

  FIFTH. A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Banking Law of Connecticut as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article FIFTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

  SIXTH. The name and business address of the sole organizer is [ABC], [address], New York, New York [zip code]. The organizer is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

  SEVENTH. The name, occupation and business address of each prospective initial director of the corporation are:

      FULL
      NAME    OCCUPATION BUSINESS ADDRESS
      ----    ---------- ----------------
      [name]
      [name]
      [name]

  IN WITNESS WHEREOF, this certificate of incorporation has been executed and acknowledged by a duly authorized officer of the organizer named herein this [day] day of [month], 199[5].

                                          ABC

                                          By: _________________________________
                                            Name:
                                            Title:

State of New York    )
                     )   ss.:
County of New York   )

  On this       day of        , 199[5] personally appeared before me [name] to
me known to be the person described in and who executed the foregoing certificate, and acknowledged that he executed the same.


                                          -------------------------------------

                                                                         ANNEX 4

               SCHEDULE OF CERTAIN ASSUMED EMPLOYMENT AGREEMENTS

1. Employment Agreement, dated as of the 14th day of March 1995, between The Putnam Trust Company of Greenwich ("Putnam Trust") and Michael M. Cassell.

2. Employment Agreement, dated as of the 9th day of March 1995, between Putnam Trust and Michael A. Selikoff.

3. Employment Agreement, dated as of the 22nd day of April 1985, between Putnam Trust and James F. McLean (as extended and amended on March 28, 1994).

4. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and John H. Kuck (as extended and amended on March 28, 1994).

5. Employment Agreement, dated as of the 15th day of June 1990, between Putnam Trust and Robert E. O'Brien, Jr. (as extended and amended on March 28,
   1994).

6. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and William R. Moller (as extended and amended on March 28, 1994).

7. Employment Agreement, dated as of the 18th day of November 1991, between Vincent A. Griffin, Jr. and Putnam Trust.

8. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and Haven A. Knight.

9. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and Donald R. Blair.

10. Employment Agreement, dated as of the 25th day of July 1984, between Putnam Trust and John A. Murray.

                                                                         ANNEX 5

                         [FORM OF AFFILIATE AGREEMENT]

The Bank of New York Corporation, Inc.,
One Wall Street,
New York, New York 10286.

  Re: Agreement and Plan of Merger by
    and between The Bank of New York
    Company, Inc. and
    The Putnam Trust Company of Greenwich

Ladies and Gentlemen:

  I have been advised that I may be considered an "affiliate" of The Putnam Trust Company of Greenwich ("Putnam Trust") for purposes of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Agreement and Plan of Merger, dated as of the 25th day of March, 1995 (the "Merger Agreement"), by and between you and Putnam Trust, I will receive shares of common stock of The Bank of New York Company, Inc. (the "Shares") in exchange for the shares of stock of Putnam Trust owned by me at the effective time of the merger provided for in the Merger Agreement (the "Merger").

  I represent and warrant to, and agree with, you that:

    A. I will not make any sale, transfer or other disposition of my Shares in violation of the Securities Act or the Rules and Regulations.

    B. I have been advised that the offering, sale and delivery of the Shares to me in the Merger have been registered under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be considered an "affiliate" of Putnam Trust at the time the Merger is submitted for a vote of the shareholders of Putnam Trust, any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration under the Securities Act of the Shares to be offered and sold, (ii) compliance by me with SEC Rule 145 under the Securities Act in connection with such offer and sale or (iii) the availability of another exemption from registration of such Shares under the Securities Act for such offer and sale.

    C. I have carefully read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for Putnam Trust.

    D. I have been informed by Putnam Trust that the Shares have not been registered under the Securities Act for distribution by me and that the Shares must be held by me for at least two years unless (i) such Shares have been registered for distribution under the Securities Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of SEC Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to you, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer or other disposition of the Shares.

    E. I understand you are under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available to me.

    F. I also understand that stop transfer instructions will be given to all transfer agents for the Shares and that there will be placed on the certificates for the Shares issued to me, or any replacements or substitutes therefor, a legend stating in substance:

      "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement, dated [date], 1995, between the registered holder hereof and the issuer, a copy of which agreement will be mailed to the holder hereof without charge promptly after receipt by the issuer of a written request therefor."

    G. I also understand that, unless the transfer by me of my Shares has been registered under the Securities Act or is a sale made in conformity with the provisions of SEC Rule 145, you shall have the right to place the following legend on the certificates issued to any transferee of such
  Shares:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

  It is understood and agreed that the legends set forth in paragraphs F and G above shall be removed by the delivery of substitute certificates without such legend if I shall have delivered to you a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to you, to the effect that such legend is not required for purposes of the Securities Act.

  By your acceptance hereof, you agree, for a period of three years after the effective time of the Merger, that you will file on a timely basis all reports required to be filed by you pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of SEC Rule 144(c) under the Securities Act are satisfied and the resale provisions of SEC Rules 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Shares issued to me in the Merger.

  This letter constitutes the complete understanding between us concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

                                          Very truly yours,

                                          -------------------------------------
                                                   (Name of Affiliate)

                                          Address for notices:

ACCEPTED:

  THE BANK OF NEW YORK
     COMPANY, INC.

By: _________________________________

                                                                      APPENDIX B

                           BANKING LAW OF CONNECTICUT

  SEC. 36A-125. (FORMERLY SEC. 36-193U). MERGER AND CONSOLIDATION OF CONNECTICUT BANKS.

  (h) Upon the effectiveness of the agreement of merger or consolidation, the shareholders, if any, of the constituent banks, except to the extent that they have received cash, property or other securities of the resulting bank or shares or other securities of any other corporation in exchange for or upon conversion of their shares, shall be shareholders of the resulting bank. Unless such agreement otherwise provides, the resulting bank may require each shareholder to surrender such shareholder's certificates of stock in the constituent bank and in that event no shareholder, until such surrender of that shareholder's certificates, shall be entitled to receive a certificate of stock of the resulting bank or to vote thereon or to collect dividends declared thereon, or to receive cash, property or other securities of the resulting bank, or shares or other securities of any other corporation. Any shareholder of any of such constituent banks who, on or before the date of such meeting of shareholders of the constituent bank of which that shareholder holds shares, gave written notice to the secretary of the constituent bank of objection thereto may, provided none of that shareholder's shares shall have been voted in favor of the merger or consolidation, require the constituent bank to purchase the shareholder's shares at fair value by delivering to the secretary of such constituent bank a demand to that effect in writing within ten days after the date of such meeting. Any such demand shall comply with the requirements of section 33-374 and, after the delivery of such demand, it shall be deemed for all purposes to have been delivered pursuant to section 33-374, and the effect of such demand and the rights and obligations of the obligations of the objecting shareholders and the bank shall be determined in accordance with section 33-374. The stock of the resulting bank up to an amount of the combined stock of the constituent banks shall be exempt from any franchise tax.

                       CONNECTICUT STOCK CORPORATION ACT

(S) 33-374. PROCEDURE FOR OBJECTING SHAREHOLDER

  (a) As used in this section, the term (1) "corporation" includes, if the context so indicates, the successor, surviving or new corporation which acquires the property of a predecessor corporation upon a sale of assets for securities, merger or consolidation; (2) "the date on which the exchange was effective" means the date on which the corporation first actually consummated an exchange of shares or, if it reserved the right to postpone the operation or effectiveness of all acceptances of its offer of exchange, the date on which it declared the acceptance operative or effective; (3) "sale of assets for securities" means a sale of assets entitling objecting shareholders to be paid the value of shares pursuant to subsection (d) of section 33-373; (4) "shares" of a shareholder means those shares owned by him as to which he is entitled to be paid the value pursuant to the provisions of section 33-373.

  (b) Any shareholder designated in section 33-373 as having the right to be paid the value of shares as provided in this section may elect to exercise such right by giving notice to the corporation, in writing, objecting to the proposed corporate transaction giving rise to such right. (1) In the case of a shareholder so designated in subsections (a), (c) and (d) of section 33-373 such notice shall be delivered to the corporation prior to the meeting of shareholders called for the purpose of voting on such transactions, or at such meeting prior to voting on such transaction, or prior to the time action taken by consents as provided in section 33-330 shall become effective. If such transaction is approved, any such shareholders so notifying the corporation, provided none of his shares shall have been voted in favor thereof, may require the corporation to purchase his shares at fair value by delivering to the corporation a demand to that effect in writing within ten days after the date on which the vote was taken or action taken by consents as provided in section 33-330 became effective. (2) In the case of a shareholder so designated in subsection (b) of section 33-373, such notice shall be delivered to the corporation within fifteen days after the date of mailing the offer. If an exchange is effected with any shareholder, any such shareholder so notifying the corporation, provided none of his shares shall have been so exchanged, may require the corporation to purchase his shares at fair value by delivering to the corporation a demand to that effect in writing, within ten days after the date on which the exchange was effective if the corporation shall give notice of such date to such shareholder or within sixty days after delivering the written notice to the corporation, whichever is the earlier. (3) A shareholder so designated in subsection (e) of section 33-373 may require the corporation to purchase his shares at fair value by delivering such notice to the corporation within fifteen days after the date of mailing the distribution or any notice thereof from the corporation, whichever is earlier, accompanied by a demand to that effect in writing, provided such shareholder shall not have accepted such distribution. (4) In the case of a shareholder so designated in subsection (c) of section 33-373, where a merger has been effected as provided in section 33-370, such notice shall be delivered to the corporation within fifteen days after the date of mailing the plan of merger, and be accompanied by a demand in writing that the corporation purchase his shares at fair value.

  (c) Any demand to purchase shares under subsection (b) of this section shall state the number and classes of shares of the shareholder making the demand. Except as provided in subsection (i) of this section, any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote, to receive dividends or to exercise any other rights of a shareholder in respect of such shares. No such demand may be withdrawn unless the corporation consents thereto. Any shareholder failing to make demand as provided in subsection (b) of this section shall be bound by the corporate transaction involved in accordance with its terms.

  (d) At any time after the receipt of a notice by a shareholder objecting to the proposed corporate transaction giving rise to rights under this section, but not later than ten days after receipt of a demand to purchase shares or ten days after the corporate transaction is effective, whichever is later, the corporation shall make a written offer, to each shareholder who makes demand as provided in this section, to pay for his shares at a specified price deemed by such corporation to be the fair value thereof as of the day prior to the date on which notice of the proposed corporate transaction was mailed, exclusive of any element of value arising from the expectation or accomplishment of such corporate transaction.

  (e) Within twenty days after demanding the purchase of his shares, each shareholder so demanding shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If shares represented by a certificate on which notation has been so made are transferred, each new certificate issued therefor shall bear similar notation, together with the name of the shareholder of such shares who made such demand, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which such shareholder had after making such demand.

  (f) If the corporation and any shareholder making a demand to purchase shares under subsection (b) of this section agree in writing as to the value of the shares, the corporation shall pay such shareholder such value upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares duly endorsed for transfer. If the corporation defaults in or refuses to make such payment, such shareholder may file a petition in the superior court for the judicial district where the principal office of the corporation is located, praying that judgment be entered for such amount, and such shareholder shall be entitled to judgment for such amount. If any such shareholder should be a party to a proceeding under subsection (g) of this section, the court in such proceeding shall upon motion of either the corporation or such shareholder dismiss the proceeding with respect to such shareholder.

  (g) At any time during the period of sixty days after the date the corporation is obliged to make an offer under subsection (d) of this section, the corporation, or any shareholder who has made a demand to purchase shares under subsection (b) of this section and who has not accepted the offer made by the corporation and acting in the name of the corporation, may file a petition in the superior court for the judicial district where its principal office is located, or before any judge thereof, praying that the value of the shares of such shareholders be found and determined. All shareholders making demand under subsection (b) of this section who have not accepted the offer made by the corporation, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each such shareholder who is a resident of this state and shall be served by registered or certified mail on each such shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares as of the day prior to the date on which notice of the proposed corporate transaction was mailed, exclusive of any element of value arising from the expectation or accomplishment of such corporate transaction. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The court shall by its judgement determine the fair value of the shares of the shareholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the shareholders entitled thereto. The judgement may include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date notice of the proposed corporate transaction was mailed to the date of payment. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all shareholders who are parties to the proceeding to whom the corporation has made an offer to pay for the shares if the court finds that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for an reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

  (h) Any judgement entered under subsection (f) or (g) of this section shall be enforceable as other decrees of the superior court may be enforced and shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares for which payment is due, duly endorsed for transfer. Upon payment of any such judgement, the shareholder shall cease to have any interest in such shares. The liability to pay for shares or to pay damages imposed by this section on a corporation extends to be successor corporation which acquires the assets of the predecessor, whether by merger, consolidation or sale of assets for securities. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, unless in the case of a merger or consolidation the plan of merger or consolidation otherwise provides.

  (i) If a demand to purchase shares under subsection (b) of this section is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or of a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall thereupon be restored.

                                                                 APPENDIX C

                               [LETTERHEAD]

                                          March 24, 1995

Private and Confidential

The Board of Directors

The Putnam Trust Company of Greenwich

10 Mason Street

Greenwich, CT 06830

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Putnam Trust Company of Greenwich ("Putnam") of the terms of a proposed merger (the "Merger") whereby Putnam will be merged with and into a wholly-owned subsidiary of The Bank of New York Company, Inc. (the "Bank of New York"). The terms of the Merger are set forth in the Agreement and Plan of Merger dated as of March 25, 1995 (the "Merger Agreement").

  The terms of the Merger Agreement provide that each share of Putnam common stock other than shares held by persons exercising dissenters' rights will be exchanged for 1.312 shares of Bank of New York common stock. The Merger Agreement further provides that if the average closing price for Bank of New York common stock during any 20 day period prior to the Effective Time of the Merger is less than $25.00 per share, Putnam will have the right, for a period of 15 days, to terminate the Merger Agreement.

  Brown Brothers Harriman & Co., in its capacity as financial advisor, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, equity and debt financings, and valuations for estate, corporate, and other purposes. We have advised Putnam in its discussions and negotiations with the Bank of New York and, through our participation in such discussions and our advice to Putnam, have assisted in the development of the terms of the Merger Agreement.

  In connection with our analysis of the proposed merger, Putnam and the Bank of New York have furnished us with information concerning the Merger Agreement and their respective businesses and operations, and we have reviewed financial and operating data provided to us by Putnam and the Bank of New York, as well as information contained in documents filed with regulatory authorities or otherwise available from published sources. We have relied without independent verification upon the accuracy and completeness of all the financial and other information received by us for the purposes of this opinion. We have reviewed the Merger Agreement and supporting documentation and have had discussions with management personnel of Putnam and the Bank of New York with respect to the foregoing. Our review also included consideration of the following:

                       BROWN BROTHERS HARRIMAN & CO.

  1. financial and statistical information for Putnam and the Bank of New York, including comparative per share data and the pro forma financial effects of the combination;

  2. the business, operations, and general prospects of Putnam and the Bank of New York as discussed by their respective managements with us;

  3. the reported share price ranges and dividend histories for the equity securities of Putnam and the Bank of New York;

  4. general financial and statistical comparative analyses of Putnam and the Bank of New York, with selected public companies in the same industry;

  5. the terms and conditions of other business combinations in the U.S. commercial banking industry which we deemed to be comparable or otherwise relevant; and

  6. such other financial studies, analyses and investigations as we deemed necessary.

  We have relied on the accuracy (without independent verification) of the information furnished to us, or otherwise made available, by Putnam and the Bank of New York.

  Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the terms of the exchange provided for in the Merger Agreement are fair to the stockholders of Putnam from a financial point of view.

                                         Yours very truly,

                                         /s/ Brown Brothers Harriman & Co.

                                                                      APPENDIX D

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               AMENDMENT NO. 1 TO

                                    FORM F-2

                       ANNUAL REPORT UNDER SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                         FDIC CERTIFICATE NUMBER 9226-6

                     THE PUTNAM TRUST COMPANY OF GREENWICH
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)

                                  CONNECTICUT
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   06-0502105
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                 10 MASON STREET, GREENWICH, CONNECTICUT 06830
                    (ADDRESS OF PRINCIPAL OFFICE) (ZIP CODE)

          BANK'S TELEPHONE NUMBER, INCLUDING AREA CODE: (203) 869-3000

             SECURITIES REGISTERED UNDER SECTION 12(G) OF THE ACT:

                          COMMON STOCK (NO PAR VALUE)

  Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [_]

  The aggregate market value of voting stock held by nonaffiliates of the registrant as of April 26, 1995:

                    COMMON STOCK, NO PAR VALUE--$99,128,790

  The number of shares outstanding of the registrant's classes of common stock as of April 26, 1995:

                  COMMON STOCK, NO PAR VALUE--3,335,908 SHARES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents are incorporated in Form F-2 by reference:

  Part II --Annual Report to Stockholders for the year ended December 31,
          1994
  Part IV --Annual Report to Stockholders for the year ended December 31,
          1994

                                     PART I

ITEM 1--BUSINESS

  The Putnam Trust Company of Greenwich is a full service commercial bank providing the customary services associated with such a bank, including personal and commercial deposit accounts, consumer and commercial loans, full trust services and safe deposit boxes. Putnam Travel, Inc., a wholly owned subsidiary, is a travel agency providing both personal and commercial travel services.

  The Bank is chartered as a state bank and trust company by the State of Connecticut and is a member of the Federal Deposit Insurance Corporation. The Bank has seven banking offices located in the Town of Greenwich and one in the Town of Fairfield. The principal office is at 10 Mason Street, Greenwich. The modern buildings housing this office and the branch located at 1150 East Putnam Avenue in Riverside are owned by the Bank or Ten Mason Realty Corporation, its wholly-owned subsidiary. In Fairfield, the Bank's Southport trust and banking office at 292 Pequot Avenue is housed in a building owned by 292 Pequot Realty Corp., another wholly owned subsidiary. The Bank utilizes the first floor and rents the remaining space to tenants. The other five offices are leased under what the Bank considers to be favorable terms.

  Although the Bank does business throughout the State of Connecticut, it has concentrated its efforts on servicing the towns of Greenwich and Fairfield which have populations of approximately 57,720 and 53,270, respectively. The Bank has provided approximately $263 million in real estate loans secured by 1-4 family residential properties located primarily in the Town of Greenwich.

  On March 27, 1995, the Bank announced that it had signed a merger agreement with The Bank of New York Company, Inc. which calls for stockholders of the Bank to receive 1.312 shares of The Bank of New York Company's common stock for each share of Putnam Trust Company's common stock. Completion of the transaction is subject to certain conditions, including regulatory and shareholder approvals.

  The Interstate Banking Act of 1994 provides that beginning on September 29, 1995, the Federal Reserve Board may permit adequately capitalized and adequately managed bank holding companies to acquire all or substantially all of the assets of an out-of-state bank. At the local level, the Connecticut General Assembly is expected to reaffirm current state law which already permits full nationwide interstate banking in Connecticut subject to reciprocity by the laws of the state where the out-of-state institution is located. This legislation permits banking institutions and holding companies from states outside New England and from foreign countries to acquire Connecticut banking institutions and holding companies. Out-of-state holding companies are permitted to establish new banking institutions in Connecticut. The Bank has no plans to branch into other states.

  There is substantial competition for banking business from other banking institutions. Greenwich has 27 banking offices of seven commercial banks and 5 offices of two savings banks. The average population per banking office in Greenwich is approximately 1,804, an indication that the area is well served. Fairfield has 18 banking offices of six commercial banks, 6 offices of two savings banks and 1 office of a savings and loan association. The average population per banking office in Fairfield is approximately 2,131. In addition, the Bank competes with existing limited service nonbank offices of bank holding company subsidiaries offering loan and trust services and with a wide variety of financial institutions in neighboring communities.

  Of the nine banking institutions in Greenwich, the Bank ranks first based on the amount of deposits in Greenwich offices and seventh in total deposits.

  The Bank has a substantial number of customers and no part of its business is dependent on a single customer or a few customers, the loss of which would have a material adverse effect on the business of the Bank. The Bank employed 285 full-time equivalent non-union employees at December 31, 1994 and provides medical, pension and profit sharing plans.

  Since Greenwich is substantially a residential community, the business of the Bank is not subject to significant seasonal fluctuations. Total deposits in 1994 attained a high of $690.6 million on April 17 and a low of $574.5 million on September 22.

ITEM 2--PROPERTIES

  The Bank and its wholly-owned subsidiaries, Ten Mason Realty Corporation and 292 Pequot Realty Corp., own the land and bank buildings at the following Connecticut locations:

GREENWICH

  10 Mason Street--a modern four-story building housing the senior officers, the trust headquarters, Putnam Travel, Inc., the interbank service department, a large safe deposit facility, and a general banking office with three drive-in windows and an automated teller machine.

  43 and 47 Mason Street--an improved employee parking lot.

  1150 East Putnam Avenue--a modern two-story building housing the auditing, accounting, deposit account operations, loan operations and data processing departments. The general banking services offered include safe deposit facilities, an automated teller machine, and three drive-in windows. Also on the property is a renovated two-story building housing the systems and programming department.

  1181 East Putnam Avenue--an improved employee parking lot.

FAIRFIELD

  292 Pequot Avenue--a modern two-story building housing a trust office and a general banking office with safe deposit facilities and an automated teller machine.

  The Bank leases the following branch offices all of which are located in Greenwich, Connecticut:

  197 Greenwich Avenue--providing general banking services.

  500 West Putnam Avenue--providing general banking services, with two drive-in windows.

  Glen Plaza Shopping Center--providing general banking services.

  1073 North Street--providing general banking services, with one drive-in window and an automated teller machine.

  260 Sound Beach Avenue--providing general banking services.

  The Bank also leases 8,400 square feet of office space at 35 Mason Street in Greenwich for the trust operations department.


ITEM 3--LEGAL PROCEEDINGS

  The Bank is subject to various claims and legal actions in the ordinary course of its business. The Bank believes that such claims will not materially adversely affect the Bank's business, financial condition or results of operations.

ITEM 4--SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Bank's common stock as of April 26, 1995 by (i) each person known by the Bank to be the beneficial owner of more than 5% of the Bank's common stock,
(ii) each director of the Bank, (iii) each principal executive officer of the Bank and (iv) all directors and executive officers of the Bank as a group. The persons named in the table have sole voting and investment power with respect to all shares owned by them unless otherwise disclosed.

                                                    AMOUNT AND
             NAME AND ADDRESS OF                    NATURE OF          PERCENT
             BENEFICIAL OWNER *1               BENEFICIAL OWNERSHIP    OF CLASS
             -------------------               --------------------    --------
DIRECTORS
  David W. Wallace............................       318,368 *2           9.5%
  Michael M. Cassell..........................        14,017 *3            .4%
  Robert H. Clark, Jr. .......................         1,100 *4           .03%
  George F. Clements, Jr. ....................         3,300               .1%
  Philip M. Drake.............................         7,000               .2%
  R. Michael Dunne............................         3,630               .1%
  Desmond G. FitzGerald.......................        55,000              1.7%
  Michael E. Gellert..........................        58,300              1.8%
  Mary Grant Lynch............................           990              .03%
  Andrew Rockefeller..........................         2,044              .06%
  Joan M. Warburg.............................         3,300               .1%
  Clark M. Whittemore, Jr. ...................         1,623              .05%
  Joseph S. Wilcox, Jr. ......................         9,779               .3%
EXECUTIVE OFFICERS
  Michael M. Cassell..........................        14,017 *3            .4%
  John H. Kuck................................        28,640 *3            .9%
  James F. McLean.............................         2,904              .09%
  Wm. Richard Moller, Jr. ....................            44             .001%
  Robert E. O'Brien, Jr. .....................         1,412              .04%
  Michael A. Selikoff.........................           550              .02%
  All executive officers and directors as a
   group (18).................................       963,079 *5         28.87%

- --------
*1 The address of each of the foregoing persons is c/o The Putnam Trust
   Company, 10 Mason Street, Greenwich, CT 06830.
*2 David W. Wallace's shares include 135,006 shares owned by his wife. Mr.
   Wallace is President and Trustee of The Robert R. Young Foundation, a charitable corporation. Mr. Wallace receives no compensation from this foundation and he disclaims beneficial ownership of the 341,078 shares (10%) held by The Robert R. Young Foundation.
*3 The share totals of Messrs. Cassell, Kuck, McLean, O'Brien and Selikoff include shares obtainable pursuant to options exercisable within the next 60 days. See Stock Option section below at Item 10.
*4 Mr. Clark disclaims beneficial ownership of 110,000 shares held by Case,
   Pomeroy & Company, Inc.
*5 This figure and percentage include the shares of which Mr. Wallace has disclaimed beneficial ownership, as noted in footnote *2, and they also include the shares held by Case, Pomeroy and Company, Inc. of which Robert
   H. Clark, Jr., has disclaimed beneficial ownership, as noted in footnote *4. This figure and percentage also include option shares exercisable within 60 days held by executive officers but not exercised. See Stock Option section below at Item 10.

                                    PART II

ITEM 5--MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

  The Additional Management Notes section of the Annual Report to Stockholders for the year ended December 31, 1994 is incorporated herein by reference.

ITEM 6--SELECTED FINANCIAL DATA

  The Selected Financial Data section of the Annual Report to Stockholders for the year ended December 31, 1994 is incorporated herein by reference.

ITEM 7--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Annual Report to Stockholders for the year ended December 31, 1994 is incorporated herein by reference.

ITEM 8--FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The financial statements of the registrant and its subsidiaries, the report of management, and the report of independent auditors are included in the Annual Report to Stockholders for the year ended December 31, 1994 and are incorporated herein by reference.

                                    PART III

ITEM 9--DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK

  The names of the directors of the Bank, their age, the year each became a director of the Bank, their principal occupation during the past five years, and their other directorships are set forth below.

  MICHAEL M. CASSELL is President and Chief Executive Officer of The Putnum Trust Company. He was formerly Chief Operating Officer of the Private Banking Group of Chemical Bank and Executive Vice President of Manufacturers Hanover Trust Company prior to its merger with Chemical Bank. Mr. Cassell, 51, has been a director of the Bank since 1993. Mr. Cassell is also a Director of William Penn Life Insurance Company of New York, a subsidiary of the Legal and General Group Ltd., London.

  ROBERT H. CLARK, JR. is President and Chief Executive Officer of Case, Pomeroy & Company, Inc. (mining, oil and gas, real estate, and investments). Mr. Clark, 54, has been a Director of the Bank since 1988. Mr. Clark is also a Director of Case, Pomeroy & Company, Inc., and Homestake Mining Company.

  GEORGE F. CLEMENTS, JR. is President of Whitestone Corporation (energy) and is Chairman of the Board, Whitestone Capital Corporation. Mr. Clements, 69, has been a Director of the Bank since 1984. Mr. Clements is also a Director of Whitestone Corporation; Kirby Corporation; A.S.P.C.A., New York, NY; and National Schools Committee for Economic Education, Inc., Cos Cob, CT.

  PHILIP M. DRAKE is an attorney (formerly Managing Partner) with Cummings & Lockwood (attorneys at law). Mr. Drake, 69, has been a Director of the Bank since 1982. Mr. Drake is also a Director of the Charles E. Culpeper Foundation, and is a Trustee of the University of Virginia Law School Foundation.

  R. MICHAEL DUNNE is a Marketing Executive with the Prudential-Brad Hvolbeck Real Estate Company and was formerly Commissioner, Department of Administrative Services, State of Connecticut and Chairman Emeritus, Greenwich Chamber of Commerce. Prior to that, he was Vice President of Razook's Inc. (retail). Mr. Dunne, 60, has been a Director of PTC since 1984.

  DESMOND G. FITZGERALD is Chairman of the Board and President of North American Equities, Ltd., is Chairman of the Board of U.S. Guarantee Finance Corp., and was formerly Chairman of the Board of North American Housing Corp. Mr. FitzGerald, 51, has been a Director of the Bank since 1988. Mr. FitzGerald is also a Director of First Boston Investment Funds, Inc. and Hilliard Farber & Co., Inc. In addition, he is a Trustee of the Children's Aid Society, New York, NY; a Trustee of St. Mark's School, Southborough, MA; and an Overseer of the Corcoran Gallery of Art, Washington, D.C.

  MICHAEL E. GELLERT is a General Partner of Windcrest Partners (private investments), a Partner of Rock Partners (real estate). Mr. Gellert was formerly Chairman of the Board, the Tierco Group, Inc. (now known as Premier Parks, Inc.) theme parks; and was formerly Chairman of the Board, Alaska Basic Industries (sand and gravel, concrete). Mr. Gellert, 63, has been a Director of the Bank since 1990. Mr. Gellert is also a Director of Devon Energy Corp.; The Harvey Group, Inc.; Humana, Inc.; Premier Parks, Inc.; North American Housing; Worldwide Securities, Ltd.; and Worldwide Special Fund N.V. Mr. Gellert is also a Trustee of Greenwich Library, a Trustee for the New School for Social Research, and is Vice Chairman of the Board of Trustees of Caramoor Center for Music and the Arts.

  MARY GRANT LYNCH is General Partner of Lake Circle Company (real estate) and was formerly a General Partner of Grant-Conyers Development Company (real estate). Mrs. Lynch, 59, has been a Director of the Bank since 1986.

  GORDON W. REED, a Director since 1963, has retired to pursue other interests and will not be standing for re-election.

  ANDREW ROCKEFELLER is President of Indian Rock Corporation (investments), President of Indian Spring Land Company (real estate), and President of Matterhorn Corporation (management services). Mr. Rockefeller, 65, has been a Director of the Bank since 1989. Mr. Rockefeller is also a Director of Indian Rock Corporation, Indian Spring Land Company, and Greenwich Land Trust.

  DAVID W. WALLACE is Chairman of the Board of The Putnam Trust Company, Chairman of FECO Engineered Systems, Inc. (manufacturing), Chairman and Chief Executive Officer, Lone Star Industries (cement), and formerly was Chairman of the Board of National Funds (mutual funds), Chairman of the Board of Bangor Punta and Piper Aircraft, Inc. and Chairman and Chief Executive Officer of Todd Shipyards, Inc. Mr. Wallace, 70, has been a Director of the Bank since 1986. Mr. Wallace is also a Director of Lone Star Industries, Holmes Protection Corp. and Zurn Industries. Mr. Wallace is President and Trustee of the Robert R. Young Foundation, a Governor of New York Hospital and Trustee of Greenwich Hospital.

  JOAN M. WARBURG is President of The Bydale Foundation. Mrs. Warburg, 71, has been a Director of the Bank since 1979. Mrs. Warburg is also a Director of The Bydale Foundation and is a permanent member of The Simmons College Corporation, having been Chairwoman from January 1992 to January 1995.

  CLARK M. WHITTEMORE, JR. is an attorney and a partner of Whitman Breed Abbott & Morgan (attorneys at law), general counsel to the Bank. Mr. Whittemore, 71, has been a Director of the Bank since 1972. Mr. Whittemore is also a Director of The Charles A. Dana Foundation. Mr. Whittemore will shortly attain the mandatory retirement age of 72 and will not be standing for re-election.

  JOSEPH S. WILCOX, JR. is a real estate investor. He is also a partner of Beech Tree Realty Company. Formerly, Mr. Wilcox was President of Wilcox & Company (real estate). Mr. Wilcox, 68, has been a Director of the Bank since 1984. Mr. Wilcox has decided to pursue other interests and will not be standing for re-election.

  The principal officers of the Bank, their positions, the date of their election and their age are as follows:

             PRINCIPAL OFFICERS AND POSITION              DATE OF ELECTION  AGE
             -------------------------------              ----------------- ---
Michael M. Cassell....................................... November 15, 1993  51
 President and Chief Executive Officer

  During the previous five years, Mr. Cassell served as Chief Operating Officer of the Private Banking Group of
Chemical Bank of New York; Executive Vice President of
Manufacturers Hanover Trust Company; and President and
Chief Executive Officer of Manufacturers Hanover Bank
(Del.).

John H. Kuck............................................. July 1, 1987       62
 Executive Vice President, Chief Financial Officer and
 Treasurer
James F. McLean.......................................... January 1, 1986    56
 Senior Vice President
William Richard Moller, Jr. ............................. December 12, 1984  53
 Senior Vice President and Secretary
John A. Murray........................................... July 1, 1987       57
 Senior Vice President

  Mr. Murray elected to take early retirement February 10, 1995.

Robert E. O'Brien, Jr. .................................. July 1, 1990       45
 Senior Vice President                                    January 1, 1982
 Vice President
Michael A. Selikoff...................................... July 25, 1994      39
 Senior Vice President

  Before joining the Bank, Mr. Selikoff had been employed at Shawmut Bank (CT) in the Personal Trust Division as Vice President and Area Manager of the Eastern Fairfield Region.

  There are no family relationships between any of the directors or principal officers of the Bank. All directors are elected annually, and all executive officers are appointed annually and serve until their successors are duly elected and qualified.

ITEM 10--COMPENSATION AND OTHER TRANSACTIONS WITH
     MANAGEMENT AND OTHERS

  The following table shows the direct remuneration paid during 1994 by the Bank to each of the five most highly compensated officers, whose aggregate remuneration in each case exceeded $60,000, and to its directors and officers as a group.

                                                                 SALARIES, FEES, AMOUNT ACCRUED
                                                                 DIRECTORS FEES,     UNDER
                                                                   COMMISSIONS   PROFIT-SHARING
 NAME OF INDIVIDUAL OR              CAPACITY IN WHICH              AND BONUSES     PLAN--1994
   IDENTITY OF GROUP            REMUNERATION WAS RECEIVED           (NOTE 1)        (NOTE 2)
 ---------------------   --------------------------------------- --------------- --------------
Michael M. Cassell...... President and Chief                       $  200,000       $ 33,169
                          Executive Officer
John H. Kuck............ Executive Vice President,                 $  145,000       $ 23,840
                          Chief Financial Officer
                          and Treasurer
James F. McLean......... Senior Vice President                     $  120,000       $ 19,404
W.R. Moller, Jr......... Senior Vice President and Secretary       $  104,500       $ 16,906
John A. Murray.......... Senior Vice President (Retired 2/15/95)   $   95,000       $ 14,453
All officers and direc-
 tors as a
 group (20) (Note 3)....                                           $1,041,523       $142,304

  Note 1: Certain of the Bank's officers have purchased shares pursuant to the Bank's Employee Stock Purchase Plan from time to time. In addition, Mr. Cassell purchased shares in 1994 at purchase prices equivalent to those available under the Employee Stock Purchase Plan. The table does not include the economic benefits of such purchases which did not exceed $10,000 for any officer in 1994.

  Note 2: The preceding table does not include payments under the Bank's defined benefit retirement plan because payment with respect to a specific individual is not readily ascertainable to the actuaries of the plan. Estimated annual benefits to be paid at normal retirement, calculated as of January 1, 1994, and total years of service that will have been attained at that time by the above eligible officers are as follows: Messrs. Kuck $89,878 (43 yrs.); McLean $53,564 (34 yrs.); Moller $41,174 (28 yrs.); Murray $37,501 (28 yrs.);
and all officers as a group $291,445.

  Note 3: Certain of the Bank's officers utilize Bank-owned automobiles and are reimbursed for club membership expenses. The remuneration specified in the preceding table does not include the economic benefit for personal use which is incidental to the business use. The value of such personal use was less than $40,000 for 1994.

STOCK OPTIONS

  The following tabulation shows as to certain principal officers and as to all principal officers as a group (i) the amount of options granted during 1994,
(ii) the amount of shares acquired through the exercise of options during 1994,
(iii) the amount of shares sold during 1994, (iv) the amount of shares subject to all unexercised options held as of December 31, 1994 and (v) certain other information.

                                                                          ALL PRINCIPAL
                          MICHAEL M. JOHN H. JAMES F. WILLIAM R. JOHN A.   OFFICERS AS
                           CASSELL    KUCK    MCLEAN    MOLLER    MURRAY     A GROUP
COMMON SHARES (NOTE 1)    ---------- ------- -------- ---------- -------- -------------
OPTIONS GRANTED DURING
 1994
 Number of shares.......     1,269        0        0       0            0      6,269
 Average per share op-
  tion price............    $19.70      n/a      n/a     n/a          n/a     $26.12
OPTIONS EXERCISED DURING
 1994
 Number of shares.......     1,269        0        0       0        4,264      6,853
 Aggregate option price
  of options exercised..   $24,999      n/a      n/a     n/a      $75,814   $130,368
 Aggregated market value
  of shares on date
  options exercised.....   $34,263      n/a      n/a     n/a     $117,303   $187,048
OPTION SHARES SOLD DUR-
 ING 1994
 Number of shares.......         0        0        0       0            0          0
 Sales dates............       n/a      n/a      n/a     n/a          n/a        n/a
OPTIONS UNEXERCISED AT
 12/31/94
 Number of shares.......    25,000   11,000    2,640       0        1,016     45,206
 Average per share op-
  tion price............    $27.50   $17.84   $20.29     n/a       $22.39     $24.58

  Note 1: All common share figures have been adjusted in accordance with the terms of the options to reflect the 10% stock dividend in 1993.

  In August of 1994, the Bank renewed for an additional two-year period certain employment agreements with designated executive officers which were originally approved by the Executive Committee of the Board of Directors in 1984. The designated executive officers are: John H. Kuck, Executive Vice President, Chief Financial Officer and Treasurer; Haven A. Knight, former Senior Vice President--Trust Division, who retired on August 31, 1994; James F. McLean, Senior Vice President--Marketing; Wm. Richard Moller, Jr., Senior Vice President and Secretary; John A. Murray, former Senior Vice President--Data Processing, who retired on February 15, 1995; and Robert E. O'Brien, Senior Vice President--Loan Division. On March 9, 1995, the Bank entered into an employment agreement substantially similar to that of the prior designated executive officers with Michael A. Selikoff, Senior Vice President--Trust Division.

  The agreements require the executive to devote full time to the Bank in the performance of such duties as are reasonably consistent with his current position, or as may be assigned from time to time. Compensation under the agreements is at the current base salary, which may be subsequently increased pursuant to the compensation policies of the Bank, and provision for participation in employee benefit plans and incentive compensation arrangements available for similar management positions is included.

  Each agreement automatically terminates in the event of death or disability of the executive. The Bank may terminate the agreement for cause upon the continued failure of the executive to substantially perform his duties, or by the executive engaging in grossly negligent, or willful conduct which is materially injurious to the Bank.

  The executive may terminate his employment under the agreement in the event of an acquisition by any person of 25% or more of the combined voting power of the Bank or the change in the majority of the Board of Directors in a 24-month period; provided that the new management fails to elect or re-elect the executive to, or removes him from, the office held by him prior to the change in control or makes a significant change in the nature or scope of the authorities or duties attached to the executive's position, including an involuntary change in the location of the executive's workplace, in his working hours or in his participation in employee benefit plans.

  In this latter case and also in the event the Bank terminates the agreement without cause, the executive is entitled to elect to receive a lump-sum payment equal to the executive's average annual compensation from the Bank over the five-year period prior to the change in control for three (3) years or for the period from the date of termination until the normal retirement date, whichever is shorter.

  During 1994, the firm of Whitman Breed Abbott & Morgan, of which Clark M. Whittemore, Jr., Director, is a partner, rendered legal services to the Bank. The amount paid for services was $108,153. In the same year, the firm of Cummings & Lockwood, of which Philip M. Drake, Director, is a partner, rendered legal services to the Bank. The amount paid for services was $4,500.

                                    PART IV

ITEM 11--EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM F-3

(a)(1)--Listing of Financial Statements

  The following financial statements, the report of management, and the report of independent auditors are included in the Annual Report to Stockholders for the year ended December 31, 1994 and are incorporated herein by reference:

  Balance Sheet--December 31, 1994 and December 31, 1993

  Statement of Income--Years ended December 31, 1994, December 31, 1993, and December 31, 1992

  Statement of Changes in Stockholders' Equity--Years ended December 31, 1994, December 31, 1993, and December 31, 1992

  Statement of Cash Flows--Years ended December 31, 1994, December 31, 1993, and December 31, 1992

  Notes to Financial Statements--December 31, 1994

(a)(2)--Listing of Financial Statement Schedules

  The following financial statement schedules are included on pages 17 through 21 of Form F-2:

  Consent of Independent Auditors

  Schedule I--U.S. Treasury Securities, Obligations of Other U.S. Government Agencies and Corporations, Securities of States and Political Subdivisions, and Other Securities

  Schedule II--Loans to Officers, Directors, Principal Security Holders, and any Associates of the Foregoing Persons

  Schedule IV--Bank Premises and Equipment

  The following financial statement schedules appear in the notes to financial statements section of the Annual Report to Stockholders for the year ended December 31, 1994 and are incorporated herein by reference:

  Schedule III--Loans

  Schedule VI --Allowance for Loan Losses

  The following schedule has been omitted because it is inapplicable:

  Schedule V--Investments in, Income from Dividends, and Equity in Earnings or Losses of Subsidiaries and Associated Companies

(a)(3)--Listing of Exhibits Required by Paragraph (c) of Item 11:

  Employment agreement, dated May 20, 1994, with Michael A. Selikoff

  Employment agreement, dated March 9, 1995, with Michael A. Selikoff

  Employment agreement, dated March 14, 1995, with Michael M. Cassell

  Stock Option Plan, dated November 17, 1993 and approved by stockholders May 17, 1994

  Annual Report to Stockholders for the year ended December 31, 1994

                         [ERNST & YOUNG LLP LETTERHEAD]

                        CONSENT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
The Putnam Trust Company of Greenwich

  We consent to the incorporation by reference in this Annual Report (Form F-2) of The Putnam Trust Company of Greenwich of our report dated January 23, 1995 included in the Preliminary Annual Report to Shareholders of The Putnam Trust Company of Greenwich and subsidiaries.

  Our audits also included the financial statement schedules of The Putnam Trust Company of Greenwich and subsidiaries listed in Part IV Item 1l(a)(l). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Stamford, Connecticut
March 22, 1995

                     THE PUTNAM TRUST COMPANY OF GREENWICH

   SCHEDULE I--U.S. TREASURY SECURITIES, OBLIGATIONS OF OTHER U.S. GOVERNMENT AGENCIES AND CORPORATIONS, SECURITIES OF STATES AND POLITICAL SUBDIVISIONS, AND
                                OTHER SECURITIES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                        DECEMBER 31, 1994
                                                    --------------------------
            TYPE AND MATURITY GROUPINGS             COST BASIS(A) MARKET VALUE
            ---------------------------             ------------- ------------
U.S. Treasury securities:
  Within 1 year....................................   $  1,000      $  1,008
  After 1 but within 5 years.......................     76,571        73,628
  After 5 but within 10 years......................      2,985         3,010
                                                      --------      --------
                                                        80,556        77,646
Securities of other U.S. Government agencies and
 corporations:
  Within 1 year....................................     13,609        13,581
  After 1 but within 5 years.......................     88,191        84,505
  After 5 but within 10 years......................     30,667        28,900
                                                      --------      --------
                                                       132,467       126,986
Securities of states and political subdivisions:
  Within 1 year....................................        --            --
  After 1 but within 5 years.......................     10,705        10,501
  After 5 but within 10 years......................     17,067        16,223
  After 10 years...................................      2,566         2,571
                                                      --------      --------
                                                        30,338        29,295
Other debt securities..............................     42,488        41,833
Equity securities..................................      2,600         2,600
                                                      --------      --------
                                                      $288,449      $278,410
                                                      ========      ========

- --------
(A) Securities are stated at cost adjusted for amortization of premiums and accretion of discounts.

                     THE PUTNAM TRUST COMPANY OF GREENWICH

  SCHEDULE I -- U.S. TREASURY SECURITIES, OBLIGATIONS OF OTHER U.S. GOVERNMENT AGENCIES AND CORPORATIONS, SECURITIES OF STATES AND POLITICAL SUBDIVISIONS, AND
                 OTHER SECURITIES (DOLLAR AMOUNTS IN THOUSANDS)

                                                             DECEMBER 31, 1993
                                                               COST
                                                              BASIS    MARKET
 TYPE AND MATURITY GROUPINGS                                   (A)     VALUE
- -----------------------------                                -------- --------
U.S. Treasury securities:
  Within 1 year............................................. $ 15,044 $ 15,338
  After 1 but within 5 years................................   63,516   66,536
  After 5 but within 10 years...............................    9,070    9,819
                                                             -------- --------
                                                               87,630   91,693
Securities of other U.S. Government agencies and corpora-
 tions:
  Within 1 year.............................................    1,999    2,080
  After 1 but within 5 years................................   70,064   72,511
  After 5 but within 10 years...............................   48,689   50,629
                                                             -------- --------
                                                              120,752  125,220
Securities of states and political subdivisions:
  Within 1 year.............................................    2,573    2,621
  After 1 but within 5 years................................    3,817    4,104
  After 5 but within 10 years...............................   23,658   24,595
  After 10 years............................................    3,200    3,250
                                                             -------- --------
                                                               33,248   34,570
Other debt securities.......................................   48,057   50,791
Marketable equity securities................................      270      899
                                                             -------- --------
                                                             $289,957 $303,173
                                                             ======== ========

- --------
(A)Securities are stated at cost adjusted for amortization of premiums and accretion of discounts.

                     THE PUTNAM TRUST COMPANY OF GREENWICH

 SCHEDULE II--LOANS TO OFFICERS, DIRECTORS, PRINCIPAL SECURITY HOLDERS, AND ANY ASSOCIATES OF THE FOREGOING PERSONS (DOLLAR AMOUNTS IN THOUSANDS)

                                                               AMOUNTS
                                         BALANCE AT           COLLECTED BALANCE
       AGGREGATE NUMBER                  BEGINNING            AND OTHER AT END
         OF BORROWERS                     OF YEAR   ADDITIONS  CHANGES  OF YEAR
       ----------------                  ---------- --------- --------- -------
For Year Ended December 31, 1994
  Directors as a group(1)(A)............   $  224    $  835    $   13   $ 1,046
                                           ------    ------    ------   -------
                                           $  224    $  835    $   13   $ 1,046
                                           ======    ======    ======   =======
For Year Ended December 31, 1993
  Donald R. Blair.......................   $  658    $ None    $  658    $ None
  Directors as a group(1)(B)............      540      None       540      None
                                           ------    ------    ------   -------
                                           $1,198    $ None    $1,198    $ None
                                           ======    ======    ======   =======
For Year Ended December 31, 1992
  Donald R. Blair.......................   $ None    $  660    $    2   $   658
  Directors as a group(1)...............      549    $  500       509       540
                                           ------    ------    ------   -------
                                           $  549    $1,160    $  511   $ 1,198
                                           ======    ======    ======   =======

- --------
Note A: The beginning balance includes a loan of $224 that was not required to be reported at December 31, 1993.
Note B: The loan reduction included a $37 loan balance no longer required to be reported.

                     THE PUTNAM TRUST COMPANY OF GREENWICH

                    SCHEDULE IV--BANK PREMISES AND EQUIPMENT
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                       AMOUNTS
                                                         ACCUMULATED   AT WHICH
                                              GROSS BOOK DEPRECIATION CARRIED ON
                                                VALUE        AND       BALANCE
                                                 (A)     AMORTIZATION   SHEET
                                              ---------- ------------ ----------
December 31, 1994
  Bank premises (including land $1,378)......  $ 6,928      $3,310      $3,618
  Equipment..................................    7,197       4,663       2,534
  Leasehold improvements.....................      490         305         185
                                               -------      ------      ------
                                               $14,615      $8,278      $6,337
                                               =======      ======      ======
December 31, 1993
  Bank premises (including land $1,137)......  $ 6,751      $3,197      $3,554
  Equipment..................................    7,399       4,700       2,699
  Leasehold improvements.....................      443         302         141
                                               -------      ------      ------
                                               $14,593      $8,199      $6,394
                                               =======      ======      ======

- --------
(A)Gross book value is stated at cost.

                                   SIGNATURES

  Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE PUTNAM TRUST COMPANY OF
                                           GREENWICH

Date: April 28, 1995                      By /s/ John H. Kuck
                                             ----------------------------------
                                              JOHN H. KUCK
                                              EXECUTIVE VICE PRESIDENT, CHIEF
                                              FINANCIAL OFFICER AND TREASURER

                                                                      APPENDIX E

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                                 BALANCE SHEET
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                DECEMBER 31
                                                             ------------------
                                                               1994      1993
                                                             --------  --------
ASSETS
Cash and due from banks....................................  $ 37,853  $ 31,886
Federal funds sold.........................................    37,000    34,000
Investment securities......................................   278,410   303,173
Loans......................................................   315,886   303,792
Allowance for loan losses..................................    (6,292)   (5,143)
                                                             --------  --------
      NET LOANS............................................   309,594   298,649
Premises and equipment.....................................     6,337     6,394
Accrued income.............................................     8,125     8,133
Deferred taxes.............................................     8,785       --
Other assets...............................................       301       349
                                                             --------  --------
      TOTAL ASSETS.........................................  $686,405  $682,584
                                                             ========  ========
LIABILITIES
Deposits:
  Noninterest-bearing......................................  $119,207  $105,670
  Interest-bearing.........................................   504,396   506,975
                                                             --------  --------
      TOTAL DEPOSITS.......................................   623,603   612,645
Dividend payable...........................................       400       394
Accrued interest payable...................................     1,854     1,190
Other liabilities..........................................     4,095     6,789
                                                             --------  --------
      TOTAL LIABILITIES....................................   629,952   621,018
STOCKHOLDERS' EQUITY
Preferred stock, par value $100:
  Authorized shares--5,000,000
  Outstanding shares--none.................................       --        --
Common stock, no par value:
  Authorized shares--10,000,000
  Outstanding shares--3,329,392 in 1994 and 3,284,006 in
   1993....................................................    14,536    13,655
Retained earnings..........................................    47,692    40,191
Net unrealized (depreciation) appreciation in fair value of
 investment securities.....................................    (5,775)    7,720
                                                             --------  --------
      TOTAL STOCKHOLDERS' EQUITY...........................    56,453    61,566
                                                             --------  --------
                                                             $686,405  $682,584
                                                             ========  ========

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                              STATEMENT OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31
                                                           -----------------------
                                                            1994    1993    1992
                                                           ------- ------- -------
INTEREST REVENUE
Loans, including fees..................................... $21,147 $21,087 $24,278
Investment securities:
  Taxable.................................................  17,885  18,175  17,188
  Exempt from federal income taxes........................   1,520   1,509   1,447
Federal funds sold........................................     888     225     174
Trading account assets....................................     --      --       27
                                                           ------- ------- -------
      TOTAL INTEREST REVENUE..............................  41,440  40,996  43,114
INTEREST EXPENSE
Deposits..................................................  12,231  12,503  17,190
Other.....................................................      30     121     202
                                                           ------- ------- -------
      TOTAL INTEREST EXPENSE..............................  12,261  12,624  17,392
                                                           ------- ------- -------
      NET INTEREST REVENUE................................  29,179  28,372  25,722
Provision for loan losses.................................   1,200   1,650   2,400
                                                           ------- ------- -------
      NET INTEREST REVENUE AFTER
       PROVISION FOR LOAN LOSSES..........................  27,979  26,722  23,322
NONINTEREST REVENUE
Trust fees................................................   7,321   6,688   5,908
Service charges on deposit accounts.......................   1,413   1,280   1,194
Travel agency revenue.....................................   1,379   1,307   1,293
Trading account losses....................................     --      --     (138)
Investment securities gains...............................     778      85     122
Other revenue.............................................     481     689     736
                                                           ------- ------- -------
      TOTAL NONINTEREST REVENUE...........................  11,372  10,049   9,115
NONINTEREST EXPENSE
Salaries..................................................  10,333   9,613   9,253
Employee benefits.........................................   4,334   4,033   3,678
Premises..................................................   1,407   1,669   1,400
Equipment.................................................   1,922   1,825   1,759
Other expense.............................................   7,161   7,151   6,418
                                                           ------- ------- -------
      TOTAL NONINTEREST EXPENSE...........................  25,157  24,291  22,508
                                                           ------- ------- -------
      INCOME BEFORE INCOME TAXES..........................  14,194  12,480   9,929
INCOME TAXES
Federal...................................................   3,565   3,196   2,464
State.....................................................   1,541   1,509   1,338
                                                           ------- ------- -------
      TOTAL INCOME TAXES..................................   5,106   4,705   3,802
                                                           ------- ------- -------
                                                           $ 9,088 $ 7,775 $ 6,127
      NET INCOME.......................................... ======= ======= =======
NET INCOME PER SHARE...................................... $  2.75 $  2.40 $  1.92
                                                           ======= ======= =======
AVERAGE SHARES OUTSTANDING................................   3,303   3,240   3,199
                                                           ======= ======= =======

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                      1994     1993     1992
                                                     -------  -------  -------
Common stock--no par value
  Balance at beginning of year...................... $13,655  $ 4,696  $ 4,379
  Net issuance of stock under employee stock plans..     881      939      317
  10% stock dividend................................     --     8,020      --
                                                     -------  -------  -------
  Balance At End Of Year............................  14,536   13,655    4,696
                                                     -------  -------  -------
Retained earnings
  Balance at beginning of year......................  40,191   41,899   37,170
  Net income........................................   9,088    7,775    6,127
10% stock dividend:
   Shares issued....................................     --    (8,020)     --
   Payments for fractional shares...................     --       (10)     --
  Cash dividends declared--
   $.48, $.45, $.44 per share.......................  (l,587)  (1,453)  (1,398)
                                                     -------  -------  -------
  Balance At End Of Year............................  47,692   40,191   41,899
                                                     -------  -------  -------
  Net unrealized (depreciation) appreciation in fair
   market value of investment securities
  Balance at beginning of year......................   7,720      --
  (Decrease) increase............................... (13,495)   7,720
                                                     -------  -------
  Balance At End Of Year............................  (5,775)   7,720
                                                     -------  -------
TOTAL STOCKHOLDERS' EQUITY.......................... $56,453  $61,566  $46,595
                                                     =======  =======  =======
Common stock, outstanding shares
Balance at beginning of year........................   3,284    2,924    2,900
  Net issuance of stock under employee stock plans..      45       63       24
  10% stock dividend................................     --       297      --
                                                     -------  -------  -------
  Balance At End Of Year............................   3,329    3,284    2,924
                                                     =======  =======  =======

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                            STATEMENT OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                     1994     1993      1992
                                                    -------  -------  --------
OPERATING ACTIVITIES
Interest received.................................. $40,906  $41,183  $ 43,719
Fees and commissions received......................  10,606    9,633     8,864
Interest paid...................................... (11,597) (12,814)  (18,785)
Cash paid to suppliers and employees............... (23,067) (21,820)  (20,805)
Proceeds from sales of trading securities..........     --       --    135,364
Purchases of trading securities....................     --       --   (135,502)
Income taxes paid..................................  (7,497)  (5,838)   (3,615)
Other--net.........................................      48    1,421       890
                                                    -------  -------  --------
      Net Cash Provided By Operating Activities....   9,399   11,765    10,130
INVESTING ACTIVIITES
Proceeds from sales of investment securities.......  17,008    1,044    22,182
Proceeds from maturities of investment securities..  50,636   40,878    34,357
Purchases of investment securities................. (65,554) (68,475)  (91,663)
Net (originations) repayments of loans............. (11,707)  (9,068)      759
Proceeds from sales of loans.......................     257    4,754     3,033
Additions to premises and equipment................  (1,330)  (2,554)     (815)
                                                    -------  -------  --------
      Net Cash Used By Investing Activites......... (10,690) (33,421)  (32,147)
FINANCING ACTIVITIES
Net increase in demand, savings, open, club, and
 mortgage escrow accounts..........................  14,565   52,553    67,909
Net decrease in certificates of deposit............  (3,607) (16,142)  (46,515)
Proceeds from issuance of common stock.............     881      939       317
Dividends paid.....................................  (1,581)  (1,420)   (1,395)
                                                    -------  -------  --------
      Net Cash Provided By Financing Activities....  10,258   35,930    20,316
                                                    -------  -------  --------
      Net Increase (Decrease) In Cash And Cash
       Equivalents.................................   8,967   14,274    (1,701)
Cash and cash equivalents at beginning of year.....  65,886   51,612    53,313
                                                    -------  -------  --------
Cash And Cash Equivalents At End of Year........... $74,853  $65,886  $ 51,612
                                                    =======  =======  ========

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                       (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

  The consolidated financial statements include the accounts of The Putnam Trust Company of Greenwich (the "Bank") and three wholly-owned subsidiaries; Ten Mason Realty Corporation which owns the main office premises, 292 Pequot Realty Corp. which owns the Southport office premises, and Putnam Travel, Inc. which operates a travel agency. Intercompany accounts and transactions are eliminated in consolidation.

INVESTMENT SECURITIES:

  Beginning on December 31, 1993, in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investment securities are classified as "available-for-sale" securities since management does not have the positive intent to hold the securities until their contractual maturities. "Available-for-sale" securities are carried at fair value with unrealized gains and losses, net of tax effect, reported in stockholders' equity. Cost is adjusted for amortization of premiums and accretion of discounts computed by methods approximating the level yield method. The adjusted cost of specific securities sold is used to compute securities gains or losses which are recognized in income when the securities are sold.

ALLOWANCE FOR LOAN LOSSES:

  The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's quarterly assessment of the adequacy of the allowance is based on an evaluation of the portfolio, past loan experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

  The following methods and assumptions were used by the Bank in estimating the fair value of financial instruments for financial statement disclosure purposes:


    Cash and due from banks, and federal funds sold: The carrying amounts reported in the balance sheet for cash and due from banks, and federal funds sold approximate their fair values.

    Investment securities: Fair values of investment securities are based on quoted market prices.

    Loans: For variable-rate loans that reprice annually or more frequently and have no significant change in credit characteristics, fair values are considered to be the same as the carrying values.

  The fair values of other mortgage loans, credit card loans, and consumer loans are based on indications of value received from several external securities dealers. The carrying amount of accrued income approximates its fair value.

    Off-balance-sheet instruments: Loan commitments and standby letters of credit are granted only for relatively short time periods or on a variable rate basis and, therefore, have no significant reportable fair value.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)
    Deposit liabilities: Noninterest-bearing deposits are due on demand. The fair values for demand deposits which also include savings and money market accounts are considered to be equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-term certificates of deposit and open accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

PREMISES AND EQUIPMENT:

  Premises and equipment are stated at cost, less accumulated depreciation and amortization (1994--$8,278 and 1993--$8,199). The provisions for depreciation and amortization are computed by the declining balance and straight-line methods.

STATEMENT OF CASH FLOWS:

  For purposes of this Statement, cash and due from banks, and federal funds sold are considered cash equivalents.

INTEREST AND FEES ON LOANS:

  Interest on loans is credited to income as earned and is based primarily upon contractual rates applied to the principal balance of loans outstanding. Loan fees and related direct costs of originating loans are deferred and amortized by an interest method over the life of the loans.

INCOME TAXES:

  Beginning in 1993, the Bank determines the balance of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities and by reference to enacted tax rates and laws that will be in effect when the differences are expected to reverse (i.e., the liability method). The cumulative effect of adopting the liability method as of January 1, 1993 was not material. The provision for income taxes represents the change in the deferred tax asset or liability balance, except changes that result from items directly reflected in stockholders' equity, as well as the amount of taxes due for the current period. Prior to 1993, the provision for income taxes was based on income as reported in the statement of income. Deferred taxes were provided when income or expense were recognized in different periods for financial statement and tax purposes.

NET INCOME PER COMMON SHARE:

  Net income per common share is based upon the weighted average number of common shares outstanding during the year. The dilutive effects of common stock equivalents (employee stock options) are not material (see Note G). All share and per share amounts have been adjusted for the 10% stock dividend paid December 1, 1993 to stockholders of record October 1, 1993.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

NOTE B. CASH FLOWS

  A reconcilement of net income to net cash provided by operating activities is as follows:

                                                      YEAR ENDED DECEMBER 31
                                                      ------------------------
                                                       1994    1993     1992
                                                      ------  -------  -------
Net income........................................... $9,088  $ 7,775  $ 6,127
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Amortization of premiums and accretion of discounts
   on investments, net...............................    195      635    1,223
  Amortization of loan fees and costs................   (713)    (820)    (485)
  Provision for loan losses..........................  1,200    1,650    2,400
  Depreciation and amortization......................  1,387    1,178    1,177
  Gain on sale of investment securities, net.........   (778)     (85)    (122)
  Loss (gain) on sale of assets......................     18     (200)    (221)
  (Decrease) increase in taxes payable............... (1,661)    (139)     241
  Deferred income tax benefit........................   (730)    (995)     (54)
  (Increase) decrease in interest receivable.........    (16)     372     (133)
  Decrease in other assets...........................     48    1,422      890
  Increase (decrease) in accrued interest payable....    664     (190)  (1,393)
  Decrease (increase) in fees and commissions receiv-
   able..............................................     23     (101)     (46)
  Increase in accrued postretirement benefits........     52       58       56
  Increase in accrued expenses.......................    622    1,205      470
                                                      ------  -------  -------
    Total Adjustments................................    311    3,990    4,003
                                                      ------  -------  -------
    Net Cash Provided By Operating Activities........ $9,399  $11,765  $10,130
                                                      ======  =======  =======

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

NOTE C. INVESTMENT SECURITIES

  The amortized cost and fair value of investment securities were as follows:

                                                   DECEMBER 31, 1994
                                        ----------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- --------
U.S. Treasury securities..............  $ 80,556   $    127   $ (3,037) $ 77,646
Securities of U.S. Government
 agencies.............................   132,467         51     (5,532)  126,986
Securities of states and political
 subdivisions.........................    30,338        196     (1,239)   29,295
Corporate securities..................    26,414         71       (826)   25,659
Other debt securities.................    16,074        256       (106)   16,224
Equity securities.....................     2,600        --         --      2,600
                                        --------   --------   --------  --------
                                        $288,449   $    701   $(10,740) $278,410
                                        ========   ========   ========  ========
                                                   DECEMBER 31, 1993
                                        ----------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- --------
U.S. Treasury securities..............  $ 87,630   $  4,207   $   (144) $ 91,693
Securities of U.S. Government
 agencies.............................   120,752      4,574       (106)  125,220
Securities of states and political
 subdivisions.........................    33,248      1,322        --     34,570
Corporate securities..................    21,968        931        --     22,899
Other debt securities.................    26,089      1,803        --     27,892
Marketable equity securities..........       270        629        --        899
                                        --------   --------   --------  --------
                                        $289,957   $ 13,466   $   (250) $303,173
                                        ========   ========   ========  ========

  Investment securities include securities with interest payments based on nontraditional indices or formulas with an amortized cost of $24,567 and $24,403 and fair value of $22,488 and $24,804 at December 31, 1994 and 1993, respectively. The carrying amount and market value of debt securities at December 31, 1994 and 1993 by contractual maturity are shown below. Actual maturities are expected to differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                         DECEMBER 31, 1994    DECEMBER 31, 1993
                                        -------------------- -------------------
                                        AMORTIZED            AMORTIZED    FAIR
                                          COST    FAIR VALUE    COST     VALUE
                                        --------- ---------- ---------- --------
Due in one year or less...............  $ 24,632   $ 24,676   $ 21,618  $ 22,044
Due after one year through five years.   207,932    200,430    167,533   175,245
Due after five years through ten
 years................................    50,719     48,133     95,297    99,650
Due after ten years...................     2,566      2,571      5,239     5,335
                                        --------   --------   --------  --------
                                        $285,849   $275,810   $289,687  $302,274
                                        ========   ========   ========  ========

  Gross gains of $906, $85 and $462 and gross losses of $128, $0 and $340 were realized on sales and calls of investments in debt securities during 1994, 1993 and 1992, respectively. Proceeds from these transactions totaled $24,747, $9,160 and $23,567 for 1994,1993 and 1992, respectively. Securities carried at approximately $15,784 and $15,372 were pledged to secure public deposits at December 31,1994 and 1993.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

NOTE D. LOANS

  The carrying amount and fair value of loans outstanding consisted of the following:

                                        DECEMBER 31, 1994   DECEMBER 31, 1993
                                        ------------------  ------------------
                                        CARRYING    FAIR    CARRYING    FAIR
                                         AMOUNT    VALUE     AMOUNT    VALUE
                                        --------  --------  --------  --------
Real estate loans--residential......... $262,574  $257,761  $251,823  $258,777
Real estate loans--commercial and
 construction..........................   30,797    30,435    27,515    27,342
Commercial and industrial loans........    7,943     7,862     9,620     9,590
Loans to individuals for household,
 family and other consumer
 expenditures..........................   13,432    13,276    13,873    13,842
Other (including overdrafts)...........    1,140     1,140       961       961
                                        --------  --------  --------  --------
                                        $315,886  $310,474  $303,792  $310,512
                                        ========  ========  ========  ========
Deferred net loan origination fees
 netted against loans outstanding...... $   (836) $   (836) $   (910) $   (910)
                                        ========  ========  ========  ========

  The Bank is a party to financial instruments with off-balance sheet risk entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments include the undrawn portion of consumer credit lines and unfunded loans. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments and evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate, and securities.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued at the customer's request to support various personal and/or business obligations. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate, and securities.

  The Bank's maximum exposure to credit loss from loan commitments and standby letters of credit outstanding at December 31, 1994 is as follows:

                                                                        STANDBY
                           EXPIRATION                         LOAN      LETTERS
                              DATE                         COMMITMENTS OF CREDIT
                           ----------                      ----------- ---------
       1995...............................................   $15,675    $1,265
       1996...............................................     1,160       275
       1997...............................................        92        --
       1998...............................................     1,264        --
       1999...............................................       530        --
       Thereafter.........................................    30,257       110
                                                             -------    ------
                                                             $48,978    $1,650
                                                             =======    ======

  Although the Bank does business throughout the State of Connecticut, it has concentrated its effort on servicing Greenwich and Fairfield. Substantially all of the Bank's real estate loans are secured by 1-4 family

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)
residential properties located in Greenwich. The Bank has no loans or groups of loans outstanding to any individual, company, foreign country, or industry comprising more than 10 percent of the total loan portfolio.

  Nonaccrual loans were $2,765 and $3,175 at December 31, 1994 and 1993, respectively.

  Changes in the allowance for loan losses were as follows:

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1994     1993     1992
                                                      -------  -------  -------
Balance at beginning of year......................... $ 5,143  $ 4,072  $ 4,186
Provision charged to operations......................   1,200    1,650    2,400
Recoveries...........................................      73      101       43
Loan charge-offs.....................................    (124)    (680)  (2,557)
                                                      -------  -------  -------
                                                      $ 6,292  $ 5,143  $ 4,072
                                                      =======  =======  =======

NOTE E.  DEPOSITS

  At December 31,1994 and 1993, certificates of deposit of $100 or more totaled
$52,832 and $37,526, respectively. Interest expense on deposits (all domestic)
was as follows:
                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1994     1993     1992
                                                      -------  -------  -------
Savings deposits..................................... $ 6,832  $ 7,744  $ 9,884
Certificates of deposit of $100 or more..............   1,374    1,124    1,783
Other time deposits..................................   4,025    3,635    5,523
                                                      -------  -------  -------
                                                      $12,231  $12,503  $17,190
                                                      =======  =======  =======

NOTE F.  PENSION, PROFIT SHARING AND OTHER POSTRETIREMENT BENEFIT PLANS

  The Bank has a noncontributory defined benefit pension plan covering substantially all employees. Pension benefits are generally calculated using a percentage based upon length of employment applied to the average of the final five years compensation adjusted for a Social Security offset. It is the Bank's policy to make annual contributions to the plan, based upon advice of consulting actuaries, sufficient to maintain a fully funded status.

  A summary of the components of net periodic cost for the pension plan follows:

                                                               1994  1993  1992
                                                               ----  ----  ----
Pension Plan:
  Service cost-benefits earned during the period.............. $741  $532  $479
  Interest cost on projected benefit obligation...............  898   825   772
  Actual return on plan assets................................ (426) (822) (553)
  Net amortization and deferral............................... (691) (274) (476)
                                                               ----  ----  ----
    Net Pension Cost.......................................... $522  $261  $222
                                                               ====  ====  ====

  Assumptions used in the accounting for the pension plan were:

                                                                DECEMBER 31
                                                               ----------------
                                                               1994  1993  1992
                                                               ----  ----  ----
Weighted average discount rates............................... 8.00% 6.75% 8.00%
Rates of increase in compensation levels...................... 6.00  5.00  6.00
Expected long-term rate of return on assets................... 8.50  8.50  8.50

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

  The following table sets forth the funded status and amounts recognized in the balance sheet for the Bank's pension plan:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1993
                                                              -------  -------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
   of $8,269 in 1994 and $8,927 in 1993...................... $ 8,731  $ 9,381
                                                              =======  =======
  Projected benefit obligation for service rendered to date.. $11,464  $11,990
Plan assets at market value, principally listed stocks and
 bonds.......................................................  13,191   13,112
                                                              -------  -------
Plan assets in excess of projected benefit obligation........   1,727    1,122
Prior service cost not yet recognized in net pension cost....     104      141
Unrecognized net (gain) loss from past experience different
 from that assumed...........................................  (1,007)      28
Unrecognized net asset.......................................  (1,334)  (1,452)
                                                              -------  -------
Accrued pension cost included in other liabilities........... $  (510) $  (161)
                                                              =======  =======

  The Bank also has a noncontributory profit sharing plan covering substantially all employees who have completed one year of continuous service. Contributions to the plan are discretionary and determined annually by the Board of Directors. Profit sharing expense was $1,365 in 1994, $1,359 in 1993, and $1,014 in 1992.

  In addition to the Bank's defined benefit pension plan and profit sharing plan, Putnam Trust sponsors a defined benefit health care plan. The health care plan provides postretirement medical benefits to full-time employees who were hired before January 1, 1992, work 25 years and attain age 55 while in the service of the Bank.

  The health care plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing provisions that are consistent with the Bank's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year.

  For individuals retiring before February 1, 1992, the health care plan provided a 5-year medical benefit for those retiring after age 55 with at least 10 years of service but with fewer than 25 years of service. For individuals retiring before February 1, 1992, the health care plan also provided life insurance coverage.

  The health care plan is currently funded on a pay-as-you-go basis and does not have any assets. There are no significant non-benefit liabilities.

  The following table represents the amounts recognized in the Bank's balance sheet:

                                                                  DECEMBER 31
                                                                 -------------
                                                                  1994   1993
                                                                 ------ ------
Accumulated postretirement benefit obligations:
  Retirees...................................................... $1,278 $1,660
  Fully eligible active plan participants.......................    251    281
  Other active plan participants................................    650    635
  Unrecognized net gain (loss)..................................    307   (142)
                                                                 ------ ------
    Accrued postretirement benefit cost included in other lia-
     bilities................................................... $2,486 $2,434
                                                                 ====== ======
Net periodic postretirement benefit cost includes the following components:
  Service cost.................................................. $   61 $   50
  Interest cost.................................................    157    183
                                                                 ------ ------
    Net periodic postretirement benefit cost.................... $  218 $  233
                                                                 ====== ======

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

          (DOLLAR AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
  The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.1% for 1995 and 10.3% for 1996 and is assumed to decrease gradually to 5.6% for 2029 and remain level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $224 and the aggregate of the service and interest cost components of net periodic post retirement benefit cost for 1994 by approximately $25.

  The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%.

NOTE G. EMPLOYEE STOCK PLANS

 Employee Stock Purchase Plan:

  Under the Purchase Plan eligible employees may purchase, through payroll withholdings, common stock at 85% of the lesser of the average market price on the first or last day of the plan year.

 Incentive Stock Option Plans:

  Under two separate stock option plans, sales or awards of common stock options, to the extent approved by the stockholders, may be made available to key employees at the discretion of the Compensation Committee of the Board of Directors.

                                                           1994   1993    1992
                                                          ------ ------- -------
Employee Stock Purchase Plan:
  Shares purchased....................................... 34,089  28,418  25,653
    Price per share...................................... $19.70 $ 15.16 $ 12.36
  Plan amendment to increase shares available............ 50,000     --   55,000
  Shares available for future issuance at end of year.... 66,056  50,145  78,563
Incentive Stock Option Plans:
  Options outstanding at beginning of year............... 51,040 107,690 110,440
    Option price......................................... $14.55 $ 14.55 $ 14.55
                                                              to      to      to
                                                          $22.39 $ 22.39 $ 22.39
  Additional options authorized for future grants........ 60,000
  Options granted........................................ 35,000     --      --
    Option price......................................... $27.50     --      --
                                                              to
                                                          $27.75
  Options exercised...................................... 13,834  56,650     --
    Option price......................................... $16.36 $ 14.55     --
                                                              to      to
                                                          $22.39 $ 22.39
  Options cancelled......................................    --      --    2,750
  Options outstanding at end of year..................... 72,206  51,040 107,690
    Option price......................................... $14.55 $ 14.55 $ 14.55
                                                              to      to      to
                                                          $27.75 $ 22.39 $ 22.39
  Options exercisable at end of year..................... 49,206  51,040 107,690
  Options available for future grants at end of year..... 32,810   7,810   7,810

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

NOTE H.  COMMITMENTS

  Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1994:

                                                                BANK
                                                       TOTAL  PREMISES EQUIPMENT
                                                       ------ -------- ---------
      1995............................................ $  486  $  458    $ 28
      1996............................................    487     386     101
      1997............................................    372     271     101
      1998............................................    334     233     101
      1999............................................    222     128      94
      Thereafter......................................    534     234     300
                                                       ------  ------    ----
                                                       $2,435  $1,710    $725
                                                       ======  ======    ====

  Total rental expense for all leases amounted to $455 in 1994, $472 in 1993, and $472 in 1992.

NOTE I.  INCOME TAXES

  Effective January 1, 1993, the Bank changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (see Note A). As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of adopting Statement 109 as of January 1, 1993 was not material.

  A reconciliation of income tax expense, determined at the federal statutory rate, to the amount reflected on the statement of income is as follows:

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1994     1993     1992
                                                      -------  -------  -------
      Tax at federal statutory rates................. $ 4,826  $ 4,243  $ 3,376
      State tax, net of federal tax benefit..........   1,017      996      883
      Effect of tax-exempt income....................    (515)    (511)    (490)
      Other items, net...............................    (222)     (23)      33
                                                      -------  -------  -------
        Income Taxes................................. $ 5,106  $ 4,705  $ 3,802
                                                      =======  =======  =======

  Significant components of the provision for income taxes are as follows:

                                                        YEAR ENDED DECEMBER 31
                                                        ------------------------
                                                         1994    1993     1992
                                                        ------  ------  --------
                                                          LIABILITY     DEFERRED
                                                           METHOD        METHOD
                                                        --------------  --------
      Current:
        Federal........................................ $4,120  $3,991   $2,562
        State..........................................  1,716   1,709    1,294
                                                        ------  ------   ------
          Total current................................  5,836   5,700    3,856
                                                        ======  ======   ======
      Deferred (benefit):
        Federal........................................   (555)   (795)     (98)
        State..........................................   (175)   (200)      44
                                                        ------  ------   ------
          Total deferred...............................   (730)   (995)     (54)
                                                        ------  ------   ------
                                                        $5,106  $4,705   $3,802
                                                        ======  ======   ======

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

  The components of the provision (benefit) for deferred income taxes for the years December 31, 1992 are as follows:

                                                                         1992
                                                                         -----
      Loan origination fees and costs................................... $(128)
      Allowance for loan losses.........................................  (161)
      Accretion of market discount......................................   (20)
      Investment securities writedown...................................   225
      Other, net........................................................    30
                                                                         -----
        Deferred Income Tax Benefit..................................... $(54)
                                                                         =====

  A deferred tax asset (liability) of $4,264 and $(5,496) was recognized at December 31, 1994 and 1993, respectively as an adjustment in stockholders' equity attributable to the unrealized appreciation or depreciation in fair value of investment securities.

  Significant components of the Bank's deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31
                                                               ---------------
                                                                1994    1993
                                                               ------  -------
Deferred tax assets:
  Unrealized depreciation in fair value of investment
   securities................................................. $4,264  $   --
  Allowance for loan losses...................................  2,754    2,219
  Loan origination fees and costs.............................    355      378
  Accrued employee benefits, including other postretirement
   employee benefit obligation................................  1,284    1,091
  Nonaccrued loan interest....................................     69      --
  Other accrued expenses......................................    190      309
                                                               ------  -------
    Total deferred tax assets.................................  8,916    3,997
  Valuation allowance for deferred tax assets.................    (42)    (104)
                                                               ------  -------
    Net deferred tax assets...................................  8,874    3,893
                                                               ------  -------
Deferred tax liabilities:
  Accretion of market discount................................     89      104
  Unrealized increase in fair value of investment securities..    --     5,496
                                                               ------  -------
    Total deferred tax liabilities............................     89    5,600
                                                               ------  -------
  Net deferred tax assets (liabilities)....................... $8,785  $(1,707)
                                                               ======  =======

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       (DOLLAR AMOUNTS IN THOUSANDS)

NOTE J.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The amortized cost of investment securities, the carrying amounts of the Bank's other financial instruments and the corresponding fair values (see Note
A) are summarized as follows:

                                          DECEMBER 31, 1994  DECEMBER 31, 1993
                                          ------------------ ------------------
                                          AMORTIZED          AMORTIZED
                                           COST OR            COST OR
                                          CARRYING    FAIR   CARRYING    FAIR
                                           AMOUNT    VALUE    AMOUNT    VALUE
                                          --------- -------- --------- --------
Financial assets:
  Cash and due from banks................ $ 37,853  $ 37,853 $ 31,886  $ 31,886
  Federal funds sold.....................   37,000    37,000   34,000    34,000
  Investment securities..................  288,449   278,410  289,957   303,173
  Loans..................................  315,886   310,474  303,792   310,512
Financial liabilities:
  Noninterest-bearing deposits........... $119,207  $119,207 $105,670  $105,670
  Interest-bearing deposits..............  504,396   503,921  506,975   507,430

NOTE K.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  A summary of the unaudited quarterly results of operations for 1994 and 1993 follows:

                                      1994--THREE MONTHS ENDED          ANNUAL
                              MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31 TOTALS
                              -------- ------- ------------ ----------- -------
Interest revenue............. $10,027  $10,259   $10,447      $10,707   $41,440
Interest expense.............   2,830    2,927     3,141        3,363    12,261
Net interest revenue.........   7,197    7,332     7,306        7,344    29,179
Provision for loan losses....     300      300       300          300     1,200
Investment securities gains
 (losses)....................     815       53        26         (116)      778
Income before income taxes...   4,264    3,946     3,619        2,365    14,194
Net income...................   2,737    2,417     2,386        1,548     9,088
Net income per share......... $  0.83  $  0.74   $  0.72      $  0.46   $  2.75
                                      1993--THREE MONTHS ENDED          ANNUAL
                              MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31 TOTALS
                              -------- ------- ------------ ----------- -------
Interest revenue............. $10,484  $10,223   $10,080      $10,209   $40,996
Interest expense.............   3,405    3,247     3,013        2,959    12,624
Net interest revenue.........   7,079    6,976     7,067        7,250    28,372
Provision for loan losses....     525      525       300          300     1,650
Investment securities gains..      11       16        12           46        85
Income before income taxes...   3,666    3,111     3,275        2,428    12,480
Net income...................   2,272    1,944     2,112        1,447     7,775
Net income per share......... $  0.71  $  0.60   $  0.65      $  0.44   $  2.40

NOTE L.  SUBSEQUENT EVENT

  On March 27, 1995 the Company announced that it had signed a merger agreement with The Bank of New York, Inc. in a transaction involving an exchange of shares of the companies. Completion of the transaction is subject to regulatory and shareholder approval.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and the Board of Directors
The Putnam Trust Company of Greenwich

  We have audited the accompanying consolidated balance sheet of The Putnam Trust Company of Greenwich and subsidiaries (the "Bank") as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Putnam Trust Company of Greenwich and subsidiaries at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Notes A and I to the consolidated financial statements, the Bank changed its method of accounting for income taxes in 1993 and its method of accounting for investment securities on December 31, 1993.

                                          Ernst & Young LLP

January 23, 1995, except
 with respect to Note L as
 to which the date is March
 27, 1995

          THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                        ADDITIONAL MANAGEMENT NOTES

MARKET AND DIVIDEND INFORMATION

  The common shares of The Putnam Trust Company of Greenwich trade on the Nasdaq Stock Market under the symbol PTNM. There were 900 stockholders of record on December 31, 1994.

                                                                      DIVIDENDS
                                                                      PAID PER
                                             COMMON SHARE PRICES        SHARE
                                         --------------------------- -----------
                                             1994          1993*     1994  1993*
                                         ------------- ------------- ----- -----
                                          HIGH   LOW    HIGH   LOW
                                         ------ ------ ------ ------
Quarter
  First................................. $29.00 $25.50 $23.41 $19.55 $0.12 $.11
  Second................................  27.75  23.75  23.86  20.68  0.12  .11
  Third.................................  28.00  25.00  27.50  20.23  0.12  .11
  Fourth................................  27.75  24.50  30.00  26.75  0.12  .11

- --------

* Adjusted for 10% stock dividend paid December 1, 1993 to stockholders of record October 1, 1993.

          THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                          SELECTED FINANCIAL DATA

          (DOLLAR AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                YEAR ENDED DECEMBER 31
                                       -----------------------------------------
                                        1994    1993    1992    1991      1990
                                       ------- ------- ------- -------  --------
SUMMARY OF OPERATIONS
Interest revenue.....................  $41,440 $40,996 $43,114 $46,726  $ 44,948
Interest expense.....................   12,261  12,624  17,392  27,070    27,288
                                       ------- ------- ------- -------  --------
Net interest revenue.................   29,179  28,372  25,722  19,656    17,660
Provision for loan losses............    1,200   1,650   2,400   2,535     1,650
                                       ------- ------- ------- -------  --------
Net interest revenue after provision
 for loan losses.....................   27,979  26,722  23,322  17,121    16,010
Noninterest revenue..................   11,372  10,049   9,115   9,460     8,562
Noninterest expense..................   25,157  24,291  22,508  21,559    18,384
Income taxes.........................    5,106   4,705   3,802   1,861     2,161
                                       ------- ------- ------- -------  --------
Income before cumulative effect of
 accounting change...................    9,088   7,775   6,127   3,161     4,027
Cumulative effect of change in
 accounting for postretirement
 benefits other than pensions, net of
 income tax benefit..................      --      --      --   (1,276)      --
                                       ------- ------- ------- -------  --------
Net income...........................  $ 9,088 $ 7,775 $ 6,127 $ 1,885  $  4,027
                                       ======= ======= ======= =======  ========
Cash dividends declared..............  $ 1,587 $ 1,453 $ 1,398 $ 1,389  $  1,383
Average number of shares outstanding.    3,303   3,240   3,199   3,181     3,169
Income per share before cumulative
 effect of accounting change.........  $  2.75 $  2.40 $  1.92 $  0.99  $   1.27
Cumulative effect per share of ac-
 counting change.....................      --      --      --    (0.40)      --
                                       ------- ------- ------- -------  --------
Net income per share.................  $  2.75 $  2.40 $  1.92 $  0.59  $   1.27
                                       ======= ======= ======= =======  ========
Cash dividends declared per share....  $  0.48 $  0.45 $  0.44 $  0.44  $   0.44
                                       ======= ======= ======= =======  ========

          THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                          SELECTED FINANCIAL DATA

                       (DOLLAR AMOUNTS IN THOUSANDS)

                                          YEAR ENDED DECEMBER 31
                               ------------------------------------------------
                                 1994      1993      1992      1991      1990
                               --------  --------  --------  --------  --------
AVERAGE BALANCES (SEE NOTE
 BELOW)
Total assets.................  $671,013  $627,713  $592,691  $566,729  $501,172
Deposits:
  Demand deposits............   102,852    85,976    71,717    66,382    62,978
  Savings deposits...........   353,079   338,931   303,488   239,726   187,370
  Time deposits..............   149,937   144,231   164,455   215,393   206,324
                               --------  --------  --------  --------  --------
    Average deposits.........   605,868   569,138   539,660   521,501   456,672
Federal funds purchased and
 securities sold under agree-
 ments to repurchase.........       584     3,784     5,448       190       831
Demand notes to U.S. Trea-
 sury........................       --        --        --        124       485
Mortgage indebtedness........       --        --        --         14       108
Stockholders' equity.........    58,354    49,795    43,366    41,234    38,963
Loans:
  Real estate and home equi-
   ty........................   283,266   274,587   276,525   270,403   269,787
  Commercial and industrial..     8,819     9,474    11,233    12,157    12,730
  Personal loans to individu-
   als.......................    13,186    14,220    15,048    17,733    19,127
  Other loans................       491       754       552       752     1,626
                               --------  --------  --------  --------  --------
    Average loans............   305,762   299,035   303,358   301,045   303,270
Investments:
  Trading account assets.....       --        --        449       698       --
  Interest-bearing deposits..         7       --        --        --        --
  U.S. Government securities.   212,980   197,927   170,317   124,828    65,436
  Securities of states and
   political subdivisions....    31,367    27,644    21,639    18,907    21,196
  Other securities...........    50,151    50,810    51,898    58,473    48,890
  Federal funds sold.........    22,870     7,723     5,282    24,537    26,070
                               --------  --------  --------  --------  --------
    Average investments......   317,375   284,104   249,585   227,443   161,592
    Average earning assets...   623,137   583,139   552,943   528,488   464,862
                               ========  ========  ========  ========  ========
TAXABLE EQUIVALENT RATES
Average loans................      6.92%     7.05%     8.00%     9.55%    10.34%
Average investments..........      6.64      7.28      7.85      8.24      8.95
Average earning assets.......      6.78      7.16      7.93      8.98      9.86
Average interest-bearing
 funds.......................      2.43      2.59      3.67      5.94      6.91

- --------

Note: Beginning on December 31, 1993, in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investment securities are carried at fair value with unrealized gains and losses, net of tax effect, included in stockholders' equity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion provides information concerning the Bank's liquidity, capital resources, results of operations, and any trends, commitments, events or uncertainties that may affect the Bank's future operating results or financial condition.

LIQUIDITY

  Liquidity is the ability to generate adequate amounts of cash to meet the operating requirements of the Bank. The Bank determines the amount of liquidity to be provided based on current economic conditions, interest rate outlook, and deposit and loan forecasts. At December 31, 1994, cash and due from banks, federal funds sold, and fixed rate earning assets with maturities of three months or less totaled $89.3 million or 17.3% of the $515.4 million in deposits payable on demand and fixed rate deposits maturing within three months. Liquidity requirements are significantly reduced by the large amount of the Bank's core deposits. Federal funds purchased and securities sold under agreements to repurchase averaged $.6 million during 1994. On July 19, 1994, the Bank joined the Federal Home Loan Bank of Boston with an equity investment of $2.6 million. Membership in the Federal Home Loan Bank enables the Bank to borrow at favorable rates collateralized by its loan portfolio, thereby providing the Bank with another source of liquidity. Management believes that internally generated funds will be sufficient to meet its working capital and capital expenditure requirements during 1995.

CAPITAL RESOURCES

  Capital resources of the Bank, defined as stockholders' equity and allowance for loan losses, decreased 5.9% to $62.7 million at year end 1994 from $66.7 million at year end 1993. At December 31, 1993, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that securities the Bank does not positively intend to hold to maturity be carried at fair value with changes in value included directly in stockholders' equity. As a result, $5.8 million of unrealized depreciation in fair value (net of the related tax benefit of $4.2 million) was subtracted from stockholders' equity at year end 1994 compared with $7.7 million of unrealized appreciation in fair value (net of the related tax effect of $5.5 million) added to stockholders' equity in 1993. Common stock increased by $.9 million in both years. In addition, $8.0 million was transferred from retained earnings to reflect the 10% stock dividend paid December 1, 1993 to stockholders of record October 1.

  The ratio of cash dividends declared to net income was 17.5%, 18.7%, and 22.8% in 1994, 1993, and 1992, respectively. Cash dividends declared increased by 9.2% in 1994, 3.9% in 1993, and .6% in 1992.

  Regulatory capital guidelines are based on the Bank's capital excluding changes in stockholders' equity resulting from investment securities accounting and certain other adjustments. The capital leverage ratio computed according to FDIC rules was 9.4% at year end, up from 8.3% at year end 1993. The Bank's FDIC national peer group capital leverage ratio at September 30, 1994 (most recent data available) was 8.1% while the regulatory leverage ratio requirement is 3% to 5%. Regulatory guidelines also require maintaining an amount of regulatory capital that is determined by applying prescribed risk weights to each of the Bank's assets (risk based capital requirement). The Bank's total risk based capital ratio is 21.4% compared with a requirement of 8%.

  Capital expenditures on equipment and bank premises were $1.3 million in 1994 and averaged $1.6 million per year over the last three years. In December of 1993, the Bank's subsidiary purchased a building and equipment at 292 Pequot Avenue in Southport for $750,000. This location is the new home of the Bank's Southport trust and full service banking office. The Bank anticipates spending approximately $1.5 million on capital items in 1995.

RESULTS OF OPERATIONS

  Net income increased by 16.9% to $9.1 million or $2.75 per share in 1994 after increasing by 26.9% to $7.8 million or $2.40 per share in 1993.

  Total interest revenue increased $.4 million in 1994 and decreased $2.1 million in 1993. Average earning assets increased $40.0 million in 1994 and $30.2 million in 1993. The growth of earning assets increased interest income by $2.8 million in 1994 and $2.4 million in 1993. Lower interest rates decreased income by $2.4 million in 1994 and $4.5 million in 1993.

  At year end, U.S. Treasury securities and securities of U.S. government agencies made up 73.5% of the investment portfolio. The remaining securities consisted of 11.6% rated "AAA", 7.3% rated "AA", 6.7% rated "A", and .9% in stock of the Federal Home Loan Bank of Boston. Investment securities include securities with interest payments based on nontraditional indices or formulas with an amortized cost of $24.6 million and $24.4 million and fair value of $22.5 million and $24.8 million at December 31, 1994 and 1993, respectively. The Bank has not entered into any interest rate swaps or derivative off-balance sheet financial transactions.

  At year end 1993, management adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified all of the investment securities as "available-for-sale." Statement 115 requires management to have a positive intent to hold securities until maturity in order to continue to carry them at amortized cost. Since management might sell securities in response to changes in the interest rate environment, the Bank's asset-liability position, or for other reasons, it continues to classify its investment portfolio as "available-for-sale" and, therefore, adjusts their carrying amount to fair value with changes in after tax fair value recorded directly in stockholders' equity. Realized gains or losses are reflected in earnings in the period securities are actually sold.

  Interest expense decreased $.4 million or 2.9% in 1994 and $4.8 million or 27.4% in 1993. Average interest-bearing funds increased $16.7 million in 1994 and $13.6 million in 1993. Lower interest rates decreased expense by $.8 million in 1994 and $5.3 million in 1993. These decreases were partially offset by additional interest of $.4 million in 1994 and $.5 million in 1993 resulting from increased deposit volume. The average rate of interest paid was 2.43% in 1994, 2.59% in 1993, and 3.67% in 1992. The interest rate spread narrowed to 4.35% in 1994 from 4.57% in 1993 after widening from 4.26% in 1992.

  Average total deposits increased $36.7 million in 1994 and $29.5 million in 1993. Average demand deposits and average savings deposits increased in 1994 by $16.9 million or 19.6% and $14.1 million or 4.2%, respectively. In 1993, average demand deposits and average savings deposits increased $14.3 million or 19.9% and $35.4 million or 11.7%, respectively. Average time deposits increased $5.7 million or 4.0% in 1994 and decreased $20.2 million or 12.3% in 1993. The percentage of average demand deposits to total deposits was 17.0% in 1994 and 15.1% in 1993. The percentage of average savings deposits to average total deposits decreased to 58.3% in 1994 from 59.6% in 1993. Time deposits were 24.7% of average total deposits in 1994 and 25.3% in 1993. Total deposits are expected to grow slowly in spite of some anticipated additional declines in the time deposit component.

  Net interest revenue increased $.8 million in 1994 and $2.7 million in 1993. The Bank's net interest margin, the ratio of taxable equivalent net interest revenue to average earning assets, decreased during 1994 to 4.81% from the 1993 level of 5.00%.

  The allowance for loan losses is assessed by management on a quarterly basis after monitoring closely the risks associated with borrowers, various types of loans, quality of collateral, and current and anticipated economic trends. The Bank's loans secured by real estate consist primarily of owner-occupied first mortgage loans with substantial owner equity. The loan portfolio at December 31, 1994 included $263 million of residential real estate loans and $31 million of commercial and construction real estate loans compared with $252 million and $28 million in 1993. The Bank has no loans or groups of loans outstanding to any individual, company, foreign country, or industry comprising more than 10 percent of the total loan portfolio. Total loan charge-offs net of recoveries were $51 thousand in 1994, $.6 million in 1993, and $2.5 million in 1992. Over the last three years provisions exceeded net charge-offs by $2.1 million. Nonaccruing loans were $2.8 million at December 31, 1994 and $3.2 million at December 31, 1993. Loans past due 90 days or more and still accruing interest decreased to $1.0 million in 1994 from $1.5 million in 1993. Real estate with appraised market values in excess of loan values secured 92.6% of these past due loans. The Bank did not have any restructured loans outstanding during the last two years. At December 31, 1994 and 1993, the Bank did not hold other real estate owned.

  Noninterest revenue increased $1.3 million or 13.2% in 1994 and $.9 million or 10.2% in 1993. Trust fees, service charges on deposits, and travel agency revenue all showed increases for the last two years. At year end, total trust assets administered, including custody accounts, had an approximate market value of $2.1 billion in 1994 compared to $2.0 billion in 1993. Trust revenue increased $.6 million to $7.3 million in 1994 and $.8 million to $6.7 million in 1993.

  Noninterest expense increased $.9 million or 3.6% in 1994 and $1.8 million or 7.9% in 1993. Salaries increased by $.7 million or 7.5% in 1994 and $.4 million or 3.9% in 1993. The 1994 increase of $.3 million in employee benefits is primarily due to the decrease from 8.00% to 6.75% in the discount rate used to value pension liabilities. The 1993 increase in employee benefits was due primarily to higher profit sharing plan contributions which were up $.3 million of 34.0%. Non-interest expenses excluding salaries and benefits were down $.2 million or 1.5% in 1994 after being up $1.1 million or 11.2% in 1993. Premises expense declined $.3 million in 1994 and increased $.3 million in 1993 as a result of a 1993 one-time $250 thousand provision for environmental remediation. Additional depreciation of equipment accounted for the 1994 increase of $.1 million in the equipment expense category. The $.7 million or 11.4% increase in other expenses in 1993 resulted primarily from increases in legal, auditing, actuarial, and consulting fees. Insurance payments to the FDIC have increased from $1.2 million in 1992 to $1.3 million in 1993 and $1.4 million in 1994. The FDIC assessment for deposit insurance is scheduled to decline dramatically when the Bank Insurance Fund reaches the congressionally mandated reserve ratio of 1.25% later this year. Starting at that time, the Bank's annual premium should be reduced by approximately $1 million.

  Income taxes increased 8.5% or $.4 million in 1994 and 23.8% or $.9 million in 1993. The Bank averaged over $500 million in assets in 1990 and is classified as a large bank by the Internal Revenue Service. Pursuant to IRS regulations, the Bank switched from the experience method to the specific charge-off method of determining its allowable bad debt deductions. Income before income taxes was up 13.7% in 1994 and 25.7% in 1993. The percentage of tax exempt income to total pretax income was 10.7% in 1994, 12.1% in 1993, and 14.6% in 1992.

  In February 1992 the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes," which is effective for fiscal years beginning after December 15, 1992. The Bank adopted the new Statement as of January 1, 1993 without restating prior year financial statements. The cumulative effect of adopting the liability method was not material.

                              STATISTICAL SUMMARY

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                                                     1994      1993    % CHANGE
                                                   --------  --------  --------
FOR THE YEAR (in thousands):
  Net interest revenue............................ $ 29,179  $ 28,372      2.8%
  Net income......................................    9,088     7,775     16.9%
PER SHARE
  Net income (Note 1)............................. $   2.75  $   2.40     14.6%
  Dividends declared (Note 1).....................      .48       .45      6.7%
  Book value (at year end)........................    16.96     18.75     -9.5%
  Market value (at year end)......................    26.00     29.00    -10.3%
PROFITABILITY RATIOS
  Return on average stockholders' equity..........    15.57%    15.61%    -0.3%
  Return on average assets........................     1.35      1.24      8.9%
AT YEAR-END (in thousands)
  Total assets.................................... $686,405  $682,584      0.6%
  Loans...........................................  315,886   303,792      4.0%
  Deposits........................................  623,603   612,645      1.8%
  Common stock and retained earnings..............   62,228    53,846     15.6%
  Net unrealized (depreciation) appreciation in
   fair value of
   investment securities..........................   (5,775)    7,720   -174.8%

- --------
Note 1: Adjusted for 10% stock dividend paid December 1, 1993 to stockholders of record October 1, 1993.

                                                                      APPENDIX F

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    FORM F-4

                      QUARTERLY REPORT UNDER SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        FOR QUARTER ENDED MARCH 31, 1995

                         FDIC CERTIFICATE NUMBER 9226-6

                     THE PUTNAM TRUST COMPANY OF GREENWICH
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)

                                  CONNECTICUT
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   06-0502105
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                 10 MASON STREET, GREENWICH, CONNECTICUT 06830
                    (ADDRESS OF PRINCIPAL OFFICE) (ZIP CODE)

           BANK'S TELEPHONE NUMBER, INCLUDING AREA CODE 203-869-3000

  Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [_]

  The number of shares outstanding of each of the bank's classes of common stock as of April 13, 1995:

                  COMMON STOCK, NO PAR VALUE--3,335,908 SHARES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                                 BALANCE SHEET
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                          MARCH 31   DECEMBER 31
                                                            1995        1994
                                                         ----------- -----------
                                                         (UNAUDITED)
ASSETS
Cash and due from banks................................   $ 36,187    $ 37,853
Federal funds sold.....................................     13,000      37,000
Investment securities:
  U.S. Treasury........................................     79,390      77,646
  U.S. Government agencies.............................    124,335     126,986
  States and political subdivisions....................     29,783      29,295
  Other debt securities................................     42,380      41,883
  Equity securities....................................      2,600       2,600
                                                          --------    --------
    TOTAL INVESTMENT SECURITIES........................    278,488     278,410
Loans..................................................    312,375     315,886
Allowance for loan losses..............................     (6,554)     (6,292)
                                                          --------    --------
    NET LOANS..........................................    305,821     309,594
Premises and equipment.................................      6,008       6,337
Accrued income.........................................      7,887       8,125
Deferred taxes.........................................      7,028       8,785
Other assets...........................................        724         301
                                                          --------    --------
    TOTAL ASSETS.......................................   $655,143    $686,405
                                                          ========    ========
LIABILITIES
Deposits:
  Noninterest-bearing..................................   $100,299    $119,207
  Interest-bearing.....................................    486,392     504,396
                                                          --------    --------
    TOTAL DEPOSITS.....................................    586,691     623,603
Dividend payable.......................................        400         400
Accrued interest payable...............................      2,100       1,854
Other liabilities......................................      4,317       4,095
                                                          --------    --------
    TOTAL LIABILITIES..................................    593,508     629,952
STOCKHOLDERS' EQUITY
Preferred stock, par value $100:
  Authorized shares--5,000,000
  Outstanding shares--none.............................        --          --
Common stock, no par value:
  Authorized shares--10,000,000
  Outstanding shares--3,334,358 in 1995 and 3,329,392
   in 1994.............................................     14,631      14,536
Retained earnings......................................     49,982      47,692
Net unrealized appreciation in fair value of investment
 securities............................................     (2,978)     (5,775)
                                                          --------    --------
    TOTAL STOCKHOLDERS' EQUITY.........................     61,635      56,453
                                                          --------    --------
                                                          $655,143    $686,405
                                                          ========    ========

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                         STATEMENT OF INCOME--UNAUDITED
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              ------------------
                                                                1995     1994
                                                               -------  -------
INTEREST REVENUE
Loans, including fees......................................... $ 5,966  $ 4,921
Investment securities:
  Taxable.....................................................   4,388    4,503
  Exempt from federal income taxes............................     366      396
Federal funds sold............................................     211      207
                                                               -------  -------
      TOTAL INTEREST REVENUE..................................  10,931   10,027
INTEREST EXPENSE
Deposits......................................................   3,571    2,830
                                                               -------  -------
      TOTAL INTEREST EXPENSE..................................   3,571    2,830
                                                               -------  -------
      NET INTEREST REVENUE....................................   7,360    7,197
Provision for loan losses.....................................     300      300
                                                               -------  -------
      NET INTEREST REVENUE AFTER
       PROVISION FOR LOAN LOSSES..............................   7,060    6,897
NONINTEREST REVENUE
Trust fees....................................................   2,435    1,897
Service charges on deposit accounts...........................     393      309
Travel agency revenue.........................................     208      316
Investment securities (losses) gains..........................     (12)     815
Other revenue.................................................     143      110
                                                               -------  -------
                                                                 3,167    3,447
NONINTEREST EXPENSE
Salaries......................................................   2,611    2,527
Employee benefits.............................................     887    1,149
Premises......................................................     352      379
Equipment.....................................................     477      436
Other expense.................................................   1,547    1,589
                                                               -------  -------
                                                                 5,874    6,080
                                                               -------  -------
      INCOME BEFORE INCOME TAXES..............................   4,353    4,264
INCOME TAXES
Federal.......................................................   1,209    1,070
State.........................................................     454      457
                                                               -------  -------
                                                                 1,663    1,527
                                                               -------  -------
                                                               $ 2,690  $ 2,737
      NET INCOME.............................................. =======  =======
NET INCOME PER SHARE.......................................... $   .81  $   .83
                                                               =======  =======
AVERAGE SHARES OUTSTANDING....................................   3,331    3,285
                                                               =======  =======

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY--UNAUDITED
                             (AMOUNTS IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         --------------------
                                                           1995       1994
                                                         ---------  ---------
STOCKHOLDERS' EQUITY
Common stock--no par value
  Balance at beginning of year.......................... $  14,536  $  13,655
  Net issuance of stock under employee stock plans......        95        111
                                                         ---------  ---------
    Balance at end of period............................    14,631     13,766
Retained earnings
  Balance at beginning of year..........................    47,692     40,191
  Net income............................................     2,690      2,737
  Cash dividends declared...............................      (400)      (394)
                                                         ---------  ---------
    Balance at end of period............................    49,982     42,534
Net unrealized appreciation in fair value of investment
 securities
  Balance at beginning of year..........................    (5,775)     7,720
  Increase (decrease)...................................     2,797     (5,040)
                                                         ---------  ---------
    Balance at end of period............................    (2,978)     2,680
TOTAL STOCKHOLDERS' EQUITY.............................. $  61,635  $  58,980
                                                         =========  =========
Common stock, outstanding shares
  Balance at beginning of year..........................     3,329      3,284
  Net issuance of stock under employee stock plans......         5          5
                                                         ---------  ---------
    Balance at end of period............................     3,334      3,289
                                                         =========  =========

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                       STATEMENT OF CASH FLOWS--UNAUDITED
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                               THREE MONTHS
                                                              ENDED MARCH 31
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
OPERATING ACTIVITIES
Interest received..........................................  $ 11,053  $ 10,226
Fees and commissions received..............................     3,057     2,684
Interest paid..............................................    (3,325)   (2,913)
Cash paid to suppliers and employees.......................    (6,633)   (6,707)
Income taxes paid..........................................      (653)     (808)
Other--net.................................................      (421)     (506)
                                                             --------  --------
      Net cash provided by operating activities............     3,078     1,976
INVESTING ACTIVITIES
Proceeds from sales of investment securities...............       --      1,079
Proceeds from maturities of investment securities..........    10,820    14,928
Purchases of investment securities.........................    (5,928)  (14,467)
Net repayments of loans....................................     3,570     6,837
Proceeds from sales of loans...............................        37       --
Additions to premises and equipment........................       (26)     (252)
                                                             --------  --------
      Net cash provided by investing activities............     8,473     8,125
FINANCING ACTIVITIES
Net (decrease) increase in demand, savings, open, club, and
 mortgage escrow accounts..................................   (22,178)    4,411
Net decrease in certificates of deposit....................   (14,734)   (4,932)
Proceeds from issuance of common stock.....................        95       111
Dividends paid.............................................      (400)     (394)
                                                             --------  --------
      Net cash used by financing activities................   (37,217)     (804)
                                                             --------  --------
Net (decrease) increase in cash and cash equivalents.......   (25,666)    9,297
Cash and cash equivalents at beginning of year.............    74,853    65,886
                                                             --------  --------
Cash and cash equivalents at end of period.................  $ 49,187  $ 75,183
                                                             ========  ========

                       See notes to financial statements.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                    NOTES TO FINANCIAL STATEMENTS--UNAUDITED
                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A: BASIS OF PRESENTATION

  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three month period ended March 31, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. The balance sheet at December 31, 1994 has been derived from audited financial statements at that date. For further information, refer to the financial statements and footnotes thereto and the quarterly financial data included in the Bank's annual report on Form F-2 for the year ended December 31, 1994.

NOTE B: CASH FLOWS

  For purposes of this statement, cash and due from banks, and federal funds sold are considered cash equivalents.

  A reconcilement of net income to net cash provided by operating activities is as follows:

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                          --------------------
                                                            1995       1994
                                                          ---------  ---------
Net income............................................... $   2,690    $2,737
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Amortization of premiums and accretion of discounts on
   investments, net......................................      (104)      130
  Amortization of loan fees and costs....................      (134)     (196)
  Provision for loan losses..............................       300       300
  Depreciation and amortization..........................       355       313
  Loss (gain) on investment securities, net..............        12      (815)
  Increase in income taxes payable.......................     1,336       811
  Deferred income tax benefit............................      (326)      (92)
  Decrease in interest receivable........................       360       265
  Increase in other assets...............................      (421)     (506)
  Increase (decrease) in accrued interest payable........       246       (83)
  (Increase) decrease in fees and commissions receivable.      (122)       52
  Increase in accrued postretirement benefits............        12         8
  Decrease in accrued expenses...........................    (1,126)     (948)
                                                          ---------  --------
    Total adjustments....................................       388      (761)
                                                          ---------  --------
Net cash provided by operating activities................ $   3,078    $1,976
                                                          =========  ========

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE C: INCOME TAXES

  A reconcilement of income tax expense, determined at the federal statutory rate, to the amount reflected on the statement of income is as follows:

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31
                                                                 --------------
                                                                  1995    1994
                                                                 ------  ------
Tax at federal statutory rates.................................. $1,480  $1,450
State tax, net of federal tax benefit...........................    300     302
Effect of tax-exempt income.....................................   (124)   (135)
Other items, net................................................      7     (90)
                                                                 ------  ------
    INCOME TAXES................................................ $1,663  $1,527
                                                                 ======  ======

NOTE D: NET INCOME PER COMMON SHARE AND COMMON STOCK DIVIDEND

  Net income per share is based upon the weighted average number of adjusted common shares outstanding during the period. The dilutive effects of common stock equivalents are not material.

NOTE E: MERGER AGREEMENT

  On March 27, 1995, the Bank announced that it had signed a merger agreement with The Bank of New York Company, Inc. which calls for shareholders of the Bank to receive 1.312 shares of The Bank of New York Company's common stock for each share of Putnam Trust Company's common stock. Completion of the transaction is subject to certain conditions including regulatory and shareholder approvals.

             THE PUTNAM TRUST COMPANY OF GREENWICH AND SUBSIDIARIES
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion provides information concerning the Bank's liquidity, capital resources, results of operations, and any trends, commitments, events or uncertainties that may affect the Bank's future operating results or financial condition.

LIQUIDITY

  Liquidity is the ability to generate adequate amounts of cash to meet the operating requirements of the Bank. At March 31, 1995, cash and due from banks, federal funds sold, and fixed rate earning assets with maturities of three months or less totaled $57.8 million or 12.3% of the $468.6 million in deposits payable on demand and fixed rate deposits maturing within three months. In the over three months through one year category, fixed rate earning assets were $23.9 million less than fixed rate deposits. During the first three months of 1995 the Bank did not purchase federal funds or sell securities under agreements to repurchase. The Bank is a member of the Federal Home Loan Bank of Boston with an equity investment of $2.6 million. Membership in the Federal Home Loan Bank enables the Bank to borrow at favorable rates collateralized by its loan portfolio and provides the Bank with another source of liquidity. Management believes that internally generated funds will be sufficient to meet its working capital and capital expenditure requirements during the balance of the year.

CAPITAL RESOURCES

  Capital resources of the Bank, defined as stockholders' equity and allowance for loan losses, increased 5.9% to $68.2 million at March 31, 1995 from $64.4 million a year ago. Regulatory capital guidelines exclude "Net unrealized holding gains (losses) on available-for-sale securities" and provide for certain other capital resource adjustments. The Bank's capital leverage ratio of 9.80% compares with the FDIC minimum requirement of 3% to 5%. Risk based capital ratios of 22.03% for the Tier 1 ratio and 23.29% for the total capital ratio were also well in excess of the respective 4% and 8% regulatory requirements.

RESULTS OF OPERATIONS

  Net income for the quarter ending March 31, 1995 was $2.69 million or $.81 per share, down 1.7% from the $2.74 million or $.83 per share earned in the first quarter of 1994. Last year's first quarter included securities gains of $815 thousand. Pretax income before securities gains and losses increased 26.6% to $4.37 million from $3.45 million. Average earning assets decreased 3.6% to $605.0 million from $627.4 million and the taxable equivalent rate earned increased to 7.35% from 6.52%. Average interest-bearing funds declined by 2.9% to $490.3 million from $505.2 million and the average rate paid increased to 2.91% from 2.24%. The net interest margin increased to 4.99% from 4.71%. The percentage of average noninterest-bearing deposits to average total deposits improved to 17.0% from 16.3%.

  The allowance for loan losses is determined by management after reviewing the risks associated with borrowers, various types of loans, quality of collateral, and current and anticipated economic trends. As the result of these reviews, the provision for loan losses was continued at the rate of $300 thousand per quarter. Actual net charge-offs increased to $38 thousand from $9 thousand in the first quarter of 1994. Nonaccruing loans of $2.6 million at March 31, 1995 increased from $2.1 million at March 31, 1994. Loans past due 90 days or more and still accruing decreased to $.7 million in 1995 from $1.4 million in 1994. Real estate with current market value in excess of loan value secured 96.1% of nonperforming loans. The Bank holds no other real estate owned or restructured loans. The allowance for loan losses on March 31 was $6.6 million in 1995, up from $5.4 million in 1994.

  Noninterest revenue for the first three months of 1995 decreased by $280 thousand, or 8.1%, to $3.17 million from $3.45 million in the same period of 1994. The 1995 quarter included $12 thousand in losses on securities while the 1994 quarter included $815 thousand in gains; $809 thousand of which was on the sale of equity securities. Trust fees increased by $548 thousand, or 28.4%, and service charges on deposits by $84 thousand, or 27.2%. New fee schedules which became effective on August 1, 1994 for deposits and January 1, 1995 for trust were partially responsible for this growth in income. First quarter revenue earned by Putnam Travel, Inc., the Bank's wholly owned travel agency, declined by $108 thousand, or 34.2%, to $208 thousand in 1995 from $316 thousand in 1994 primarily due to the loss of several large accounts.

  Noninterest expense decreased by $206 thousand, or 3.4%, compared with the first quarter of 1994. The Bank received a $279 thousand lump sum refund for a retroactive rate reduction in its employee health care premiums. This caused employee benefits expense to decline $262 thousand, or 22.8%, from the first quarter of 1994. Salary expense was up $84 thousand or 3.3%. The total of all other expenses decreased by $28 thousand.

                                   SIGNATURES

  Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE PUTNAM TRUST COMPANY OF
                                           GREENWICH

Date: April 21, 1995                             /s/ Michael M. Cassell
                                          -------------------------------------
                                          MICHAEL M. CASSELL
                                          PRESIDENT AND CHIEF EXECUTIVE
                                          OFFICER

Date: April 21, 1995                                /s/ John H. Kuck
                                          -------------------------------------
                                          JOHN H. KUCK
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND TREASURER

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-laws of the Registrant (Section 7.1) provide the following:

  Except to the extent expressly prohibited by the New York Business Corporation Law, BNY shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of BNY, or serves or served at the request of BNY any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless BNY has given its prior consent to such settlement or other disposition.

  BNY may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by BNY that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

  Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

  Anything in these By-laws to the contrary notwithstanding, no elimination of this By-law, and no amendment to this By-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder, shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this By-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

  BNY shall not, except by elimination of or amendment to this By-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this By-Law. The indemnification of any person provided by this By-Law shall continue after such person has ceased to be a director or officer of BNY and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

  BNY is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this By-law, it being expressly recognized hereby that all directors or officers of BNY by serving as such after the adoption hereof, are acting in reliance hereon and that BNY is estopped to contend otherwise.

  In case any provision in this By-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of BNY to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein to the fullest extent permitted by law.

  For purposes of this By-law, BNY shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to BNY also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to any employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this By-law, the term "Company" shall include any legal successor to BNY, including any corporation which acquires all or substantially all of the assets of BNY in one or more transactions.

  A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this By-law shall be indemnified as authorized in such paragraph. Except as provided in the preceding sentence and unless ordered by a court, indemnification under this By-law shall be made by BNY if, and only if, authorized in the specific case:

  (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the first paragraph of this By-law, or,

  (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

    (a) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this By-law has been met by such director or officer, or

    (b) by the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such paragraph.

  If any action with respect to indemnification of directors and officers is taken by way of amendment of these By-Laws, resolution of directors, or by agreement, BNY shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

  With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgement in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

  In addition, BNY maintains a directors and officers insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  The following are filed as exhibits to this Registration Statement.

 2 (a) Agreement and Plan of Merger, dated as of March 25, 1995, by and between The Bank of New York Company, Inc. and The Putnam Trust Company of Greenwich (included as Appendix A to the Proxy Statement-Prospectus).

 3 (a) The Registrant's Restated Certificate of Incorporation, incorporated by reference to Exhibit 4 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

 3 (b) The Registrant's By-laws, incorporated by reference to Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1987. (File No. 1-6152)

 4 (a) None of the outstanding instruments defining the rights of holders of long-term debt of the Registrant represents long-term debt in excess of 10% of the total assets of the Registrant. The Registrant hereby agrees to furnish to the SEC, upon request, a copy of any such instruments.

 4 (b) Rights Agreement, including form of Preferred Stock Purchase Right, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

 4 (c) First Amendment dated as of June 13, 1989, to the Rights Agreement, including form of Preferred Stock Purchase Right, dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8, dated June 14, 1989, to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

 4 (d) Second Amendment, dated as of April 30, 1993, to the Rights Agreement, including form of Preferred Stock Purchase Right dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed May 3, 1993, to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

 4 (e) Third Amendment, dated as of March 8, 1994, to the Rights Agreement, including form of Preferred Stock Purchase Right dated as of December 10, 1985, between The Bank of New York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed March 23, 1994, to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

  5      Opinion of Paul A. Immerman as to validity.

 8 Opinion of Sullivan & Cromwell as to certain federal income tax matters.

 12 Statement regarding computation of ratios of earnings to fixed charges and preferred stock dividends, incorporated by reference to Exhibit 12 of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. (File No. 1-6152)

*23 (a)  Consent of Arthur Andersen LLP.

*23 (b)  Consent of Deloitte & Touche LLP.

*23 (c)  Consent of Ernst & Young LLP.

*23 (d)  Consent of Brown Brothers Harriman & Co.

*23 (e)  Consent of Paul A. Immerman (included in Exhibit 5).

 23 (f)  Consent of Sullivan & Cromwell (included in Exhibit 8).

*24      Powers of Attorney.

 99 (a)  Form of Proxy for PTC Common Stock.

 99 (b) Amended and Restated Employment Agreement between PTC and Michael M. Cassell executed March 14, 1995.

 99 (c) Amended and Restated Employment Agreement between PTC and Michael A. Selikoff executed March 9, 1995.
- --------

* Previously filed. Not duplicated in this filing.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

  Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 12, 1995.

                                         The Bank of New York Company, Inc.

                                                  [Deno D. Papageorge]
                                         By: __________________________________
                                            DENO D. PAPAGEORGE
                                            SENIOR EXECUTIVE VICE PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                  SIGNATURE                            TITLE

              [J. Carter Bacot]                 Chairman of the
     ------------------------------------        Board and Chief
              (J. CARTER BACOT)                  Executive Officer
                                                 (Principal
                                                 Executive Officer)
                                                 and Director

             [Deno D. Papageorge]               Senior Executive
     ------------------------------------        Vice President
             (DENO D. PAPAGEORGE)                (Principal
                                                 Financial Officer)

             [Robert E. Keilman]                Comptroller
     ------------------------------------       (Principal
             (ROBERT E. KEILMAN)                 Accounting
                                                Officer)

                      *                         Director
     ------------------------------------
               (RICHARD BARTH)

                      *                         Director
     ------------------------------------
             (WILLIAM R. CHANEY)

                      *                         Vice Chairman and
     ------------------------------------        Director
            (SAMUEL F. CHEVALIER)

                      *                         Director
     ------------------------------------
             (ANTHONY P. GAMMIE)

                                                Director
     ------------------------------------
              (RALPH E. GOMORY)

                   SIGNATURE                             TITLE

                       *                         Vice Chairman and
     -------------------------------------        Director
              (ALAN R. GRIFFITH)

                       *                         Director
     -------------------------------------
           (EDWARD L. HENNESSY, JR.)

                                                 Director
     -------------------------------------
               (JOHN C. MALONE)

                       *                         Director
     -------------------------------------
              (DONALD L. MILLER)

                       *                         Director
     -------------------------------------
              (H. BARCLAY MORLEY)

                       *                         Director
     -------------------------------------
               (MARTHA T. MUSE)

                       *                         Director
     -------------------------------------
              (CATHERINE A. REIN)

                       *                         President and
     -------------------------------------       Director
               (THOMAS A. RENYI)

                       *                         Director
     -------------------------------------
               (HAROLD E. SELLS)

                       *                         Director
     -------------------------------------
               (W.S. WHITE, JR.)

     * Deno D. Papageorge, by signing his
      name hereto on June 12, 1995 does
      hereby sign this document on behalf
      of each of the indicated directors
      of the registrant pursuant to
      powers of attorney duly executed by
      such persons.

             [Deno D. Papageorge]
     -------------------------------------
     Deno D. Papageorge, Attorney-in-Fact

                               EXHIBIT INDEX



EXHIBIT                                                                 PAGE NO.
- -------                                                                 --------
 2 (a)   Agreement and Plan of Merger, dated as of March 25, 1995, by and between The Bank of New York Company, Inc. and The Putnam
         Trust Company of Greenwich (included as Appendix A to the
         Proxy Statement-Prospectus).

 3 (a) The Registrant's Restated Certificate of Incorporation, incorporated by reference to Exhibit 4 to the registrant's
         Quarterly Report on Form 10-Q for the quarter ended September
         30, 1994.

 3 (b)   The Registrant's By-laws, incorporated by reference to
         Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1987. (File No. 1-
         6152)

 4 (a) None of the outstanding instruments defining the rights of holders of long-term debt of the Registrant represents long-term debt in excess of 10% of the total assets of the Registrant. The Registrant hereby agrees to furnish to the SEC, upon request, a copy of any such instruments.

 4 (b)   Rights Agreement, including form of Preferred Stock Purchase
         Right, dated as of December 10, 1985, between The Bank of New
         York Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the registrant's Registration
         Statement on Form 8-A, dated December 18, 1985.

 4 (c)   First Amendment dated as of June 13, 1989, to the Rights
         Agreement, including form of Preferred Stock Purchase Right, dated as of December 10, 1985, between The Bank of New York
         Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8, dated
         June 14, 1989, to the registrant's Registration Statement on
         Form 8-A, dated December 18, 1985.

 4 (d)   Second Amendment, dated as of April 30, 1993, to the Rights
         Agreement, including form of Preferred Stock Purchase Right dated as of December 10, 1985, between The Bank of New York
         Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed May 3, 1993, to the registrant's Registration Statement on Form 8-A, dated December 18, 1985.

 4 (e)   Third Amendment, dated as of March 8, 1994, to the Rights
         Agreement, including form of Preferred Stock Purchase Right dated as of December 10, 1985, between The Bank of New York
         Company, Inc. and The Bank of New York, as Rights Agent, incorporated by reference to the amendment on Form 8-A/A, filed March 23, 1994, to the registrant's Registration
         Statement on Form 8-A, dated December 18, 1985.

 *5      Opinion of Paul A. Immerman as to validity.

 8 Opinion of Sullivan & Cromwell as to certain federal income tax matters.

 12 Statement regarding computation of ratios of earnings to fixed charges and preferred stock dividends, incorporated by reference to Exhibit 12 of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. (File
         No. 1-6152)

*23 (a)  Consent of Arthur Andersen LLP.

*23 (b)  Consent of Deloitte & Touche LLP.

*23 (c)  Consent of Ernst & Young LLP.

*23 (d)  Consent of Brown Brothers Harriman & Co.

*23 (e)  Consent of Paul A. Immerman (included in Exhibit 5).

 23 (f)  Consent of Sullivan & Cromwell (included in Exhibit 8).

*24      Powers of Attorney.

 99 (a)  Form of Proxy for PTC Common Stock.

 99 (b)  Amended and Restated Employment Agreement between PTC and
         Michael M. Cassell executed March 14, 1995.

 99 (c)  Amended and Restated Employment Agreement between PTC and
         Michael A. Selikoff executed March 9, 1995.

- --------

* Previously filed. Not duplicated in this filing.